 Filed Pursuant to Rule 424(b)(5)
 Registration Statement No. 333-231247
PROSPECTUS SUPPLEMENT
(To prospectus dated June 11, 2019)
WhiteHorse Finance, Inc.
1,900,000 Shares
Common Stock
This is a public offering of common stock of WhiteHorse Finance, Inc. We are an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended, or the 1940 Act. H.I.G. WhiteHorse Advisers, LLC serves as our investment adviser. H.I.G. WhiteHorse Administration, LLC serves as our administrator. These entities are affiliates of H.I.G. Capital, L.L.C., an alternative asset manager founded in 1993 and focused on the lower middle market. H.I.G. Capital, L.L.C. had approximately $40 billion of capital under management as of December 31, 2020 (based on the regulatory assets under management, or AUM, as reported on Form ADV).
Our investment objective is to generate attractive risk-adjusted returns primarily by originating and investing in senior secured loans, including first lien and second lien facilities, to performing lower middle market companies across a broad range of industries. Such loans typically carry a floating interest rate based on a risk-free index rate such as the London Interbank Offered Rate, or LIBOR, plus a spread and typically have a term of three to six years. While we focus principally on originating senior secured loans to lower middle market companies, we may also opportunistically make investments at other levels of a company’s capital structure, including mezzanine loans or equity interests and may receive warrants to purchase common stock in connection with our debt investments. We invest primarily in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were so rated. Below investment grade securities, which are often referred to as “junk” bonds, are viewed as speculative investments because of concerns with respect to the issuer’s capacity to pay interest and repay principal.
We are offering for sale 1,900,000 shares of our common stock at a price of $15.81 per share. Our common stock is traded on The Nasdaq Global Select Market, or Nasdaq, under the symbol “WHF”. The last reported closing price for our common stock on October 19, 2021 was $15.99 per share. The net asset value, or NAV, of our common stock as of June 30, 2021 (the last date prior to the date of this prospectus supplement on which we determined NAV) was $15.42 per share.
Investing in our common stock involves a high degree of risk. Before investing in our common stock, you should review carefully the risks and uncertainties, including the risk of leverage and dilution, described in the section titled “Risk Factors” in our most recently filed Annual Report on Form 10-K, in any subsequent Quarterly Reports on Form 10-Q and under similar headings in the other documents that are filed on or after the date hereof and incorporated by reference into this prospectus supplement and the accompanying prospectus.
This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor should know before investing in our common stock. We may also authorize one or more free writing prospectuses to be provided to you in connection with this offering. You should carefully read this prospectus supplement, the accompanying prospectus and any applicable free writing prospectus, and the documents incorporated by reference, before investing in our common stock and retain such documents for future reference. We maintain a website at www.whitehorsefinance.com and make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available on or through our website. You may also obtain such information, free of charge, and make stockholder inquiries by contacting us at 1450 Brickell Avenue, 31st Floor, Miami, Florida 33131, Attention: Investor Relations, or by calling us collect at (305) 381-6999. The Securities and Exchange Commission, or the SEC, also maintains a website at www.sec.gov that contains such information.
Shares of closed-end investment companies, including business development companies, frequently trade at a discount to their NAV. If our shares trade at a discount to our NAV, it may increase the risk of loss for purchasers in this offering.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Share	Total
Public offering price	$15.81	$30,039,000
Sales load (underwriting discounts and commissions)(1)	$0.35	$665,000
Proceeds to us (before expenses)(2)	$15.46	$29,374,000

(1)
H.I.G. WhiteHorse Advisers, LLC, our investment adviser, has agreed to pay a portion of the sales load (underwriting discounts and commissions) in the amount of $536,560 (or $617,044 if the underwriters fully exercise their overallotment option), or $0.2824 per share, in connection with the shares of common stock offered by us in this offering, which is not reflected in the above table. We are not obligated to repay the sales load paid by H.I.G. WhiteHorse Advisers, LLC. The allocable portion of the sales load relating to the shares of common stock offered by us in this offering not being borne by H.I.G. WhiteHorse Advisers, LLC will be borne by us. See “Underwriting” for additional information regarding underwriting compensation.

(2)
The estimated expenses of this offering are expected to be approximately $350,000.

In addition, the underwriters may purchase up to an additional 285,000 shares of common stock at the public offering price, less the sales load payable by us, within 30 days from the date of this prospectus supplement to cover overallotments, if any. If the underwriters exercise this option in full, the total public offering price will be $34,544,850, the total sales load paid by us will be $764,750, and total proceeds to us, before expenses, will be $33,780,100.

The underwriters expect to deliver the shares on or about October 25, 2021.
Joint Book-Running Managers
Raymond James	Deutsche Bank Securities	Keefe, Bruyette & Woods
A Stifel Company
Co-Managers
B. Riley SecuritiesLadenburg ThalmannOppenheimer & Co.Hovde Group, LLC
The date of this prospectus supplement is October 21, 2021

PROSPECTUS SUPPLEMENT
PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to, and updates information contained in, the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement will control. Please carefully read this prospectus supplement and the accompanying prospectus, together with any exhibits and documents incorporated by reference, before you make an investment decision.
You should rely only on the information included or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us that relates to this offering of common stock. Neither we nor the underwriters have authorized any other person to provide you with different information or to make representations as to matters not stated in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us that relates to this offering of common stock. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us that relates to this offering of common stock do not constitute an offer to sell, or a solicitation of an offer to buy, any shares of our common stock by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. You should not assume that the information included in this prospectus supplement, the accompanying prospectus or in any such free writing prospectus is accurate as of any date other than their respective dates, or that any information incorporated by reference in such documents is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or of any of our securities.
Forward-Looking Statements
This prospectus supplement, the accompanying prospectus and any applicable free writing prospectus, including the documents we incorporate by reference in such documents, may contain forward-looking statements, which relate to future events or our future performance or financial condition. All statements other than statements of historical facts, including statements regarding our future results of operations or financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements.
We use words such as “may,” “might,” “will,” “intends,” “should,” “could,” “can,” “would,” “expects,” “believes,” “estimates,” “anticipates,” “predicts,” “potential,” “plan” and similar expressions to identify forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements for any reason, including the factors set forth as “Risk Factors” in our most recent Annual Report on Form 10-K, in any subsequent Quarterly Reports on Form 10-Q and elsewhere in this prospectus supplement, the accompanying prospectus and any applicable free writing prospectus.
The forward-looking statements contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any applicable free writing prospectus involve risks and uncertainties, including the risks, uncertainties and other factors we identify in “Risk Factors” in our most recent Annual Report on Form 10-K, in any subsequent Quarterly Reports on Form 10-Q and elsewhere contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any applicable free writing prospectus.
In addition, statements that we “believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the applicable date of this prospectus supplement, accompanying prospectus, free writing prospectus and documents incorporated by reference into this prospectus supplement and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and we caution investors not to unduly rely on these statements. We assume no obligation to update any such forward-looking statements. Although we

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undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we may file with the SEC in the future, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

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PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information included elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before making your investment decision. Before making your investment decision, you should carefully read this entire prospectus supplement, the accompanying prospectus, any free writing prospectus relating to this offering and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, as provided in “Incorporation by Reference” on page S-23 of this prospectus supplement and “Additional Information” on page S-24 of this prospectus supplement and on page 81 of the accompanying prospectus.
Except as otherwise indicated, the terms:
•
“we,” “us,” “our” and “WhiteHorse Finance” refer (unless the context otherwise requires) to WhiteHorse Finance, Inc., a Delaware corporation, and its consolidated subsidiaries;

•
“H.I.G. Capital” refers (unless the context otherwise requires), collectively, to H.I.G. Capital, L.L.C., a Delaware limited liability company, and its affiliates. H.I.G. Capital employs all of WhiteHorse Finance’s investment professionals, as well as those of WhiteHorse Advisers (as defined below), WhiteHorse Administration (as defined below) and their respective affiliates;

•
“WhiteHorse Credit” refers to WhiteHorse Finance Credit I, LLC, a special purpose Delaware limited liability company and a wholly owned subsidiary of WhiteHorse Finance;

•
“WhiteHorse Advisers” and the “Investment Adviser” refer to H.I.G. WhiteHorse Advisers, LLC, a Delaware limited liability company and an affiliate of H.I.G. Capital;

•
“WhiteHorse Administration” and the “Administrator” refer to H.I.G. WhiteHorse Administration, LLC, a Delaware limited liability company and an affiliate of H.I.G. Capital;

•
“2025 Public Notes” refers to the $35 million aggregate principal amount of 6.50% unsecured notes due 2025 issued on November 13, 2018;

•
“Private Notes” refers (unless the context otherwise requires) collectively to (i) the $30 million aggregate principal amount of 6.00% unsecured notes due 2023 privately issued on August 7, 2018; (ii) the $40 million aggregate principal amount of 5.375% unsecured notes due 2025 privately issued on October 20, 2020; (iii) the $10 million aggregate principal amount of 5.375% unsecured notes due 2026 privately issued on December 4, 2020; and (iv) the $10 million aggregate principal amount of 5.625% unsecured notes due 2027 privately issued on December 4, 2020, in each case, issued to qualified institutional investors in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended, or the Securities Act; and

•
“Credit Facility” refers to the secured revolving credit facility between WhiteHorse Credit, as borrower, and the “Lender,” which refers, collectively, to JPMorgan Chase Bank, N.A., together with any additional lenders that may join the Credit Facility in the future, as amended from time to time. The Credit Facility includes a temporary upsize, which allows WhiteHorse Credit to borrow up to $335 million for a three-month period beginning on October 4, 2021, up from $285 million.

WhiteHorse Finance
We are an externally managed, non-diversified, closed-end management investment company that has elected to be treated as a business development company under the 1940 Act. In addition, for tax purposes, we elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, and intend to qualify annually for such treatment.
We are a direct lender targeting debt investments in privately held, lower middle market companies located in the United States. We define the lower middle market as those companies with enterprise values between $50 million and $350 million. Our investment objective is to generate attractive risk-adjusted returns primarily by originating and investing in senior secured loans, including first lien and second lien facilities, to performing lower middle market companies across a broad range of industries. Such loans typically carry a floating interest rate based on a risk-free index rate such as LIBOR plus a spread and typically have a term of three to six years. While we focus principally on originating senior secured loans to lower middle market companies, we may also make opportunistic investments at other levels of a company’s capital structure, including mezzanine loans or equity interests, and in companies outside of the lower middle market, to the extent we believe the investment presents an opportunity to achieve an attractive risk-adjusted return. We may also receive warrants to purchase common stock in connection with our debt investments. We generate current income through the receipt of interest payments, as well as origination and other fees, capital appreciation and dividends.
We invest primarily in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were so rated. Below investment grade securities, which are often referred to as “junk” bonds, are viewed as speculative investments because of concerns with respect to the issuer’s capacity to pay interest and repay principal.
As of June 30, 2021, our investment portfolio consisted primarily of senior secured loans across 97 positions in 67 companies with an aggregate fair value of approximately $670.5 million. As of December 31, 2020, our investment portfolio consisted primarily of senior secured loans across 98 positions in 67 companies with an aggregate fair value of approximately $690.7 million. As of both dates, the majority of our portfolio was comprised of senior secured loans to lower middle market borrowers and nearly all of those loans were variable-rate investments (primarily indexed to LIBOR).
H.I.G. Capital
H.I.G. Capital, founded in 1993, is a leading global alternative asset manager focused on the lower middle market. As of December 31, 2020, H.I.G. Capital managed approximately $40 billion of capital (based on the regulatory AUM as reported on Form ADV) across multiple investment funds supported by approximately 435 dedicated investment professionals. These investment professionals bring a depth of experience and skills across a broad range of industries and transaction types, including primary loan originations, secondary debt purchases and special situations and distressed debt investing.
Market Opportunity
We pursue an investment strategy focused on originating senior secured loans to lower middle market companies, including first lien and second lien facilities. We may also make investments at other levels of a company’s capital structure, including mezzanine loans or equity interests, and receive warrants to purchase common stock in connection with our debt investments. We believe that market inefficiencies and an imbalance between the supply of, and demand for, capital in the lower middle market credit market creates an attractive investment opportunity through the origination of primary loans for the following reasons:
Specialized Lending Requirements.   In our experience, lending to lower middle market companies requires more rigorous due diligence and underwriting processes than lending to larger companies. Lower middle market companies typically have fewer management resources to dedicate to the borrowing process, and often receive little or no assistance from financial advisors. Because of these and other specialized lending requirements, only a limited segment of the lending community has historically served lower middle market borrowers.
Decrease in Commercial Bank Lending Activity.   In recent years, regulatory changes and ongoing consolidation of smaller commercial banks have curtailed U.S. bank lending capacity. In response, we believe that many remaining commercial banks have deemphasized their service and product offerings to lower middle market companies in favor of lending to larger customers. We believe that the relative decline in the number of commercial banks and a shift in emphasis by remaining banks has driven a higher volume of lower middle market deal flow to us.
Lower Middle Market Environment.   We believe that as the economic recovery continues following the credit crisis, there has been increased competition for lower middle market investments due to new hedge funds and non-bank lenders that have entered the market and due to improving financial performance of lower middle market companies. However, we believe that our strong lower middle market position will continue to allow us to find investment opportunities with attractive risk-adjusted returns.

Significant Demand for Credit.   We believe that demand for debt financing from lower middle market companies will remain strong because these companies will continue to require credit to refinance existing debt, to support growth initiatives and to finance acquisitions. We believe the strong demand by lower middle market companies should increase lending opportunities for us.
Inefficient Market.   We believe there are a number of inefficiencies in the lower middle market credit market which allow us to achieve superior risk-adjusted returns relative to other types of loans. Unlike larger companies, lower middle market borrowers may not have a financial advisor and, as a result, may not receive as many financing offers, leading to more favorable financing terms for us, and may be less sophisticated in negotiating the terms of their financing. Moreover, the simpler capital structures frequently found in lower middle market companies often enhance protections and reduce or eliminate inter-creditor issues. In addition, lower middle market lenders face less competition than lenders to larger companies. As a result, lower middle market lenders frequently have greater flexibility in structuring favorable transactions.
We believe these factors, taken together, should increase lending opportunities for us and enable us to generate attractive risk-adjusted returns.
Competitive Strengths
Leading Lower Middle Market Position.   H.I.G. Capital is one of the leading global alternative asset managers focused on the lower middle market. With more than 25 years of investment experience focused primarily on lower middle market companies, H.I.G. Capital believes it has a specialized knowledge of the lower middle market and expertise in evaluating the issues and opportunities facing lower middle market companies throughout economic cycles. We believe that the quality of these resources provides a significant advantage and contributes to the strength of our business.
Large and Experienced Management Team with Substantial Resources.   Through a staffing agreement with an affiliate of H.I.G. Capital, our Investment Adviser has access to the resources and expertise of H.I.G. Capital’s more than 800 employees in 18 offices across the United States, Europe and South America as of June 30, 2021. As of such date, H.I.G. Capital had approximately 490 dedicated investment professionals, including more than 115 professionals dedicated to debt investing. We believe that the quality of these resources provides a significant advantage and contributes to the strength of our business.
Extensive Deal Sourcing Infrastructure.   Given the inefficiencies of the lower middle market, finding smaller companies that represent attractive debt investment opportunities requires a different sourcing network than that for larger companies. For more than 25 years, H.I.G. Capital has built an extensive and proprietary network of deal sources in the lower middle market consisting of accountants, attorneys and other advisors who have access to these companies. Each of H.I.G. Capital’s investment professionals is involved in deal sourcing, and our in-house business development group of approximately 25 dedicated deal sourcing professionals as of June 30, 2021 further enhanced our sourcing network. We believe H.I.G. Capital’s extensive deal sourcing infrastructure provides us with access to investment opportunities that may not be available to many of our competitors.
Deep Credit Expertise.   As recent as June 30, 2021, H.I.G. Capital’s credit platform managed over $18 billion of AUM across multiple investment funds supported by its dedicated credit investment professionals. These investment professionals bring a depth of experience and skills across a broad range of transaction types, including primary loan originations, secondary debt purchases and special situations and distressed debt investments. We believe this experience and expertise in credit documentation, loan structuring and restructuring negotiations helps to protect our investments and maximize our recovery value to the extent a portfolio company does not perform as expected.
Disciplined Investment and Underwriting Process.   Through its more than 25 years of investment experience, H.I.G. Capital has developed a disciplined investment process entailing intensive “bottom-up” fundamental analysis in order to generate attractive risk-adjusted returns while preserving downside protection. Our Investment Adviser utilizes the established investment processes developed by H.I.G. Capital to analyze investment opportunities, including structuring loans with appropriate covenants and pricing loans based on its knowledge of the lower middle market and on its rigorous underwriting standards. Each investment is reviewed by the investment committee, which is comprised of senior investment professionals of H.I.G. Capital with an average of more than 27 years of investment experience as of June 30, 2021.
Investment Strategy
Our investment strategy is to generate current income and capital appreciation primarily by originating secured loans. We seek to create a broad portfolio consisting of investments generally in the range of $5 million to $25 million primarily in debt securities and loans of U.S. based lower middle market companies. We primarily target borrowers in the United States with enterprise values of $50 million to $350 million across a broad range of industries. The proceeds of our loans are used for a variety of purposes, including refinancings of existing debt, acquisition financing, or working capital to support growth or realignment.
While we focus principally on originating senior secured loans to lower middle market companies that we believe have attractive risk adjusted returns, including first lien and second lien facilities, we may also opportunistically make investments at other levels of a company’s capital structure, including mezzanine loans or equity interests. We also may receive warrants to purchase common stock in connection with our debt investments. We may also invest in assets consistent with our investment strategy indirectly through the acquisitions of interests in other investment companies. We generate current income through the receipt of interest payments, origination and other fees, and dividends. Our typical loans carry a floating interest rate based on a risk-free index rate such as LIBOR plus a spread, have a term of three to six years, are secured by all tangible and intangible assets of the borrower and include covenants, monitoring and information rights in favor of the lender.
Target businesses will typically exhibit some or all of the following characteristics:
•
enterprise value of between $50 million and $350 million;

•
organized in the United States;

•
experienced management team;

•
stable and predictable free cash flows;

•
discernible downside protection through recurring revenue or strong tangible asset coverage;

•
products and services with distinctive competitive advantages or other barriers to entry;

•
low technology and market risk; and

•
strong customer relationships.

None of these investment policies are fundamental, and they may be changed without stockholder approval.
We expect that, from time to time, our investments may include certain non-qualifying assets, including assets of non-U.S. companies, certain publicly traded companies and, to a lesser extent and subject to certain limits under the 1940 Act, registered or unregistered investment companies, to the extent permissible under the 1940 Act. See “Risk Factors — Risks Relating to our Business and Structure — The constraints imposed on us as a business development company and RIC may hinder the achievement of our investment objective” and “Regulation — Qualifying Assets” each in our most recent Annual Report on Form 10-K.
Leverage
Historically, the 1940 Act permitted us to issue “senior securities,” including borrowing money from banks or other financial institutions, only in amounts such that our asset coverage, as defined in the 1940 Act, equaled at least 200% after such incurrence or issuance. In March 2018, the Small Business Credit Availability Act, or the SBCAA, among other things, amended the 1940 Act to reduce the asset coverage requirements applicable to business development companies from 200% to 150% so long as the business development company meets certain disclosure requirements and obtains certain approvals. At our annual meeting of stockholders held on August 1, 2018, our stockholders approved the reduced asset coverage ratio from 200% to 150%. As a result, our asset coverage requirements applicable to senior securities decreased from 200% to 150%, effective August 2, 2018, such that our maximum debt-to-equity ratio increased on such date from a prior maximum of 1.0x (equivalent of $1 of debt outstanding for each $1 of equity) to a maximum of 2.0x (equivalent to $2 of debt outstanding for each $1 of equity). As of June 30, 2021, our asset coverage for borrowed amounts was 187.9%.
Company Information
Our principal executive offices are located at 1450 Brickell Avenue, 31st Floor, Miami, Florida 33131, telephone number (305) 381-6999. Our corporate website is located at www.whitehorsefinance.com. Information on our website is not incorporated into or a part of this prospectus supplement or the accompanying prospectus.
At-the-Market Offering
On March 15, 2021, we entered into an equity distribution agreement, or the Equity Distribution Agreement, with the Investment Adviser, the Administrator and Raymond James & Associates, Inc., as the sales agent, or the Sales Agent, in connection with the sale of shares of our common stock, with an aggregate offering price of up to $35 million, or the ATM Program. The Equity Distribution Agreement provides that we may offer and sell shares of our common stock from time to time through the Sales Agent in amounts and at times to be determined by us. Sales of our common stock, if any, pursuant to the Equity Distribution Agreement may be made in negotiated transactions or transactions that are deemed to be “at the market,” as defined in Rule 415 under the Securities Act, including sales made directly on Nasdaq or any similar securities exchange or sales made to or through a market maker other than on a securities exchange, at prices related to the prevailing market prices or at negotiated prices.
During the quarter ended June 30, 2021, we sold 124,252 shares of common stock under the ATM Program at a weighted-average price of $15.81 per share, raising $2.0 million of gross proceeds. Cumulative to date, we have sold 162,055 shares of common stock under the ATM Program at a weighted-average price of $15.84 per share, raising $2.6 million of gross proceeds. As of June 30, 2021, we have $32.4 million available under the ATM Program.
Recent Developments
Preliminary Estimates of Certain Financial Highlights
•
As of October 20, 2021, the Company estimates NAV as of September 30, 2021 to be in the range of $15.44 to $15.48 per share.

•
As of October 20, 2021, the Company estimates net investment income(1) for the three months ended September 30, 2021 to be in the range of $0.355 to $0.375 per share.

•
As of October 20, 2021, the Company estimates core net investment income for the three months ended September 30, 2021 to be in the range of $0.362 to $0.382 per share.

•
As of October 20, 2021, the Company estimates net increase in net assets resulting from operations for the three months ended September 30, 2021 to be in the range of $0.37 to $0.41 per share.

(1)
As a supplement to generally accepted accounting principles, or GAAP, financial measures, we have provided information relating to “core net investment income”, which is a non-GAAP financial measure. This measure is provided in addition to, but not as a substitute for, net investment income determined in accordance with GAAP. We believe that core net investment income provides useful information to investors and management because it reflects our financial performance excluding (i) the net impact of costs associated with the refinancing of our indebtedness, (ii) the accrual of the capital gains incentive fee attributable to net realized and unrealized gains and losses, and (iii) excise and other income taxes related to such net realized gains and losses (net of incentive fees). As of October 20, 2021, we estimate the accrual of the capital gains incentive fee for the three months ended September 30, 2021 to be in the range of $0.004 to $0.009 per share. As of October 20, 2021, we estimate that there were no excise or other income taxes related to net realized gains and losses nor any costs incurred with the refinancing of our indebtedness for the three months ended September 30, 2021. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.
These estimates are subject to the completion of our financial closing procedures and are not a comprehensive statement of our financial position, results of operations or cash flows for the quarter ended September 30, 2021. Final results may differ materially from these estimates as a result of the completion of our financial closing procedures, as well as any subsequent events, including the discovery of information affecting fair values of our portfolio investments as of September 30, 2021, arising between the date hereof and the completion of our financial statements and the filing of our quarterly report on Form 10-Q for the quarter then ended.
The preliminary financial estimates provided herein have been prepared by, and are the responsibility of our management. Crowe LLP, our independent registered public accounting firm, has not audited, reviewed, compiled, or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, Crowe LLP does not express an opinion or any other form of assurance with respect thereto. Our third quarter earnings results are expected to be released on or about November 9, 2021.
Special Dividends
On October 14, our board of directors declared a special distribution of $0.135 per share, which will be payable on December 10, 2021 to stockholders of record as of October 29, 2021.

THE OFFERING
Common stock offered by us
1,900,000 shares (or 2,185,000 shares if the underwriters exercise their over-allotment option in full)
Common stock outstanding prior to this offering
20,966,294 shares
Common stock outstanding following this offering
22,866,294 shares
The number of shares outstanding after the offering assumes the underwriters’ over-allotment option is not exercised. If the over-allotment option is exercised in full, we will issue an additional 285,000 shares and will have 23,151,294 shares outstanding after the offering.
Nasdaq symbol
“WHF”
Use of Proceeds
We estimate that the net proceeds we receive from this offering will be approximately $29,024,000 (or approximately $33,430,100 if the underwriters fully exercise their over-allotment option), after deducting underwriting discounts and commissions of $665,000 (or $764,750 if the underwriters fully exercise their over-allotment option) payable by us and estimated offering expenses of approximately $350,000 payable by us.
We expect to use all or substantially all of the net proceeds from this offering to invest in portfolio companies in accordance with our investment objective and strategies and for general corporate purposes. See “Use of Proceeds” in this prospectus supplement for more information.
Investment Adviser portion of Sales Load
Our Investment Adviser has agreed to pay a portion of the sales load (underwriting discounts and commissions) in the amount of $536,560 (or $617,044 if the underwriters fully exercise their over-allotment option), or $0.2824 per share, in connection with the shares of common stock offered by us in this offering . The allocable portion of the sales load relating to the shares of common stock offered by us in this offering not being borne by our Investment Adviser will be borne by us. We are not obligated to repay the sales load paid by our Investment Adviser.
Trading at a Discount
Shares of closed-end investment companies, including business development companies, frequently trade at a discount to their NAV. The risk that our shares may trade at a discount to our NAV is separate and distinct from the risk that our NAV per share may decline. We cannot predict whether our shares will trade above, at or below NAV. Before buying any securities, you should read the discussion of the material risks of investing in our common stock under “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q incorporated by reference to this prospectus supplement and in any free writing prospectuses we have authorized for use in connection with this offering, and under similar headings in the documents that are filed with the SEC on or after the date hereof and are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Distributions on Common
Stock
The timing and amount of our quarterly distributions, if any, are determined by our board of directors. While we intend to make distributions on a quarterly basis to our stockholders out of assets legally available for distribution, we may not be able to achieve operating results that will allow us to make distributions at a specific level or to increase the amount of our distributions from time to time. In addition, we may be limited in our ability to make distributions due to the asset coverage requirements applicable to us as a business development company under the 1940 Act. If we do not distribute a certain percentage of our income annually, we will suffer adverse tax consequences, including the possible loss of our ability to be subject to tax as a RIC. We cannot assure stockholders that they will receive any distributions.
Distribution Reinvestment
Plan
We have adopted a distribution reinvestment plan that provides for reinvestment of our dividends and other distributions on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if our board of directors declares a cash dividend or other distribution, then our stockholders who have not “opted out” of our distribution reinvestment plan will have their cash distribution automatically reinvested in additional shares of our common stock, rather than receiving the cash distribution. Stockholders who receive dividends and other distributions in the form of stock are generally subject to the same U.S. federal, state and local tax consequences as are stockholders who elect to receive their distributions in cash; however, since their cash dividends will be reinvested, such stockholders will not receive cash with which to pay any applicable taxes on reinvested dividends. See “Distribution Reinvestment Plan” in the accompanying prospectus.
Risk Factors
Investing in our common stock involves risks. See “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q incorporated by reference to this prospectus supplement and in any free writing prospectuses we have authorized for use in connection with this offering, and under similar headings in the documents that are filed with the SEC on or after the date hereof and are incorporated by reference into this prospectus supplement and the accompanying prospectus.

FEES AND EXPENSES
The following table is intended to assist you in understanding the various costs and expenses that an investor in shares of our common stock will bear directly or indirectly. We caution you that some of the percentages indicated in the table below are estimates and may vary from actual results. The following table should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, whenever this prospectus supplement contains a reference to fees or expenses paid by “us” or “WhiteHorse Finance,” or that “we” will pay fees or expenses, common stockholders will indirectly bear such fees or expenses as investors in WhiteHorse Finance. The information in the table assumes the underwriters do not exercise their overallotment option.
Stockholder transaction expenses:
Sales load (as a percentage of offering price)	2.21%(1)
Offering expenses (as a percentage of offering price)	1.17%(2)
Distribution reinvestment plan fees (per sales transaction fee)	$15(3)
Total stockholder transaction expenses (as a percentage of offering price)	3.38%
Annual expenses (as a percentage of net assets attributable to common stock):
Base management fee	4.19%(4)
Incentive fee payable under Investment Advisory Agreement (20% of Pre-Incentive Fee Net Investment Income and 20% of realized capital gains)	2.92%(5)
Interest payments on borrowed funds	4.76%(6)
Acquired fund fees and expenses	2.19%(7)(8)
Other expenses	1.65%(9)
Total annual expenses	15.71%

(1)
The underwriting discount and commission with respect to shares of our common stock sold in this offering, which is a one-time fee paid to the underwriters, is the only sales load paid in connection with this offering. Our Investment Adviser has agreed to pay a portion of the sales load (underwriting discounts and commissions) in the amount of $536,560, or $0.2824 per share, in connection with the shares of common stock offered by us in this offering, which is not reflected in the table above. The allocable portion of the sales load relating to the shares of common stock offered by us in this offering not being borne by the Investment Adviser will be borne by us and is reflected in the table above. We are not obligated to repay the sales load paid by our Investment Adviser.

(2)
The percentage reflects estimated offering expenses payable by us of approximately $350,000.

(3)
The expenses of the distribution reinvestment plan, which consist primarily of the expenses of American Stock Transfer & Trust Company, LLC, our plan administrator, are included in “Other expenses.” If a participant elects by written notice to the plan administrator prior to termination of his or her account to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a $15.00 transaction fee plus a $0.10 per share brokerage commission from the proceeds. See “Distribution Reinvestment Plan” in the accompanying prospectus.

(4)
Our base management fee under an investment advisory agreement with WhiteHorse Advisers, or the Investment Advisory Agreement, is calculated at an annual rate equal to 2.0% based on our gross assets, including assets purchased with borrowed funds; provided, however, our base management fee shall be calculated at an annual rate equal to 1.25% of our gross assets, including cash and cash equivalents and assets purchased with borrowed funds, that exceed the product of (i) 200% and (ii) the value of our total net assets. Our base management fee is payable quarterly in arrears. The SEC requires that the “Management fees” percentage be calculated as a percentage of net assets attributable to common stockholders, rather than total assets, including assets that have been funded with borrowed monies, because common stockholders bear all of this cost. For the table above, management fees are based on actual fees incurred for the six months ended June 30, 2021, annualized for a full year.

(5)
The incentive fee referenced in the table above is based on actual amounts of the income-based component of the incentive fee incurred for the six months ended June 30, 2021 and the actual amount of the capital gains-based incentive fee recorded during this same period, in each case, annualized for a full year. The incentive fee consists of two components that are independent of each other (except as provided in the Incentive Fee Cap and Deferral Mechanism described below), with the result that one component may be payable even if the other is not.

We have structured the calculation of these incentive fees, which we refer to as the “Income and Capital Gain Incentive Fee Calculations,” to include a fee limitation such that no incentive fee will be paid to our Investment Adviser for any fiscal quarter if, after such payment, the cumulative incentive fees paid to our Investment Adviser for the period that includes such fiscal quarter and the 11 full preceding fiscal quarters, which we refer to in this prospectus supplement as the Incentive Fee Look-back Period, would exceed 20.0% of our Cumulative Pre-Incentive Fee Net Return during the applicable Incentive Fee Look-back Period. The deferral component of the Incentive Fee Cap and Deferral Mechanism may cause incentive fees that accrued during one fiscal quarter to be paid to our Investment Adviser at any time during the 11 full fiscal quarters following such initial full fiscal quarter. The “Cumulative Pre-Incentive Fee Net Return” refers to the sum of (a) Pre-Incentive Fee Net Investment Income for each period during the Incentive Fee Look-back Period and (b) the sum of cumulative realized capital gains, cumulative realized capital losses, cumulative unrealized capital depreciation and cumulative unrealized capital appreciation during the applicable Incentive Fee Look-back Period.
We accomplish this limitation by subjecting each incentive fee payable to a cap, which we refer to in this prospectus supplement to as the “Incentive Fee Cap.” The Incentive Fee Cap in any quarter is equal to (a) 20.0% of Cumulative Pre-Incentive Fee Net Return during the Incentive Fee Look-back Period less (b) cumulative incentive fees of any kind paid to our Investment Adviser by us during the Incentive Fee Look-back Period. To the extent the Incentive Fee Cap is zero or a negative value in any quarter, we will pay no incentive fee to our Investment Adviser in that quarter. We will only pay incentive fees to the extent allowed by the Incentive Fee Cap and Deferral Mechanism. To the extent that the payment of incentive fees is limited by the Incentive Fee Cap and Deferral Mechanism, the payment of such fees may be deferred and paid up to three years after their date of deferment subject to applicable limitations included in the Investment Advisory Agreement.
The first component of the incentive fee, which is income-based and payable quarterly in arrears, equals 20% of the amount, if any, that our “Pre-Incentive Fee Net Investment Income” exceeds a 1.75% quarterly (7.00% annualized) hurdle rate, or the Hurdle Rate, subject to a “catch-up” provision measured at the end of each calendar quarter and the Incentive Fee Cap and Deferral Mechanism described below.
For this purpose, “Pre-Incentive Fee Net Investment Income” means, in each case on a consolidated basis, interest income, distribution income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that we receive from portfolio companies) accrued during the calendar quarter, minus our operating expenses for the quarter (including the base management fee, expenses payable under the Administration Agreement (as defined below), any interest expense and any dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee). Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. The operation of the first component of the incentive fee for each quarter is as follows:
•
no incentive fee is payable to our Investment Adviser in any calendar quarter in which our Pre-Incentive Fee Net Investment Income does not exceed the Hurdle Rate of 1.75% (7.00% annualized);

•
100% of our Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the Hurdle Rate but is less than 2.1875% in any calendar quarter (8.75% annualized) is payable to our Investment Adviser. We refer to this portion of our Pre-Incentive Fee Net Investment Income (which exceeds the Hurdle Rate but is less than 2.1875%) as the “catch-up.” The effect of the “catch-up” provision is that, if such

Pre-Incentive Fee Net Investment Income exceeds 2.1875% in any calendar quarter, our Investment Adviser will receive 20% of such Pre-Incentive Fee Net Investment Income as if the Hurdle Rate did not apply; and
•
20% of the amount of such Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.1875% in any calendar quarter (8.75% annualized) is payable to our Investment Adviser (once the Hurdle Rate is reached and the catch-up is achieved).

The portion of such incentive fee that is attributable to deferred interest (such as payment-in-kind interest or original issue discount) will be paid to the Investment Adviser, together with any other interest accrued on the loan from the date of deferral to the date of payment, only if and to the extent we actually receive such interest in cash, and any accrual thereof will be reversed if and to the extent such interest is reversed in connection with any write-off or similar treatment of the investment giving rise to any deferred interest accrual. Any reversal of such amounts would reduce net income for the quarter by the net amount of the reversal (after taking into account the reversal of incentive fees payable) and would result in a reduction and possibly elimination of the incentive fees for such quarter. For the avoidance of doubt, no incentive will be paid to the Investment Adviser on amounts accrued and not paid in respect of deferred interest.
There is no accumulation of amounts on the Hurdle Rate from quarter to quarter and, accordingly, there is no clawback of amounts previously paid if subsequent quarters are below the quarterly Hurdle Rate and there is no delay of payment if prior quarters are below the quarterly Hurdle Rate. Since the Hurdle Rate is fixed, as interest rates rise, it will be easier for our Investment Adviser to surpass the Hurdle Rate and receive an incentive fee based on Pre-Incentive Fee Net Investment Income.
The second component of the incentive fee, which is capital gains-based, is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Advisory Agreement, as of the termination date) and equals 20% of our cumulative aggregate realized capital gains through the end of such year, computed net of our aggregate cumulative realized capital losses and aggregate cumulative unrealized capital depreciation through the end of such year, less the aggregate amount of any previously paid capital gains incentive fees and subject to the Incentive Fee Cap and Deferral Mechanism described above. The capital-gains component of the incentive fee excludes any portion of realized gains (losses) that are associated with the reversal of any portion of unrealized appreciation/depreciation attributable to periods prior to January 1, 2013. The capital gains component of the incentive fee is not subject to any minimum return to stockholders.
As described above, we will not pay any incentive fee at any time when, after such payment, the cumulative incentive fees paid to date would exceed 20% of the Cumulative Pre-Incentive Fee Net Return during the Incentive Fee Look-back Period.
(6)
Our stockholders bear directly or indirectly the costs of borrowings under the Credit Facility and other debt instruments. Our actual borrowing costs as a percentage of net assets attributable to common stock on our outstanding indebtedness as of June 30, 2021, which consisted of approximately $238.5 million of indebtedness outstanding under the Credit Facility, $35.0 million of indebtedness outstanding under our 2025 Public Notes and $90.0 million of indebtedness outstanding under our Private Notes, was 4.76%. At June 30, 2021, the weighted average interest rate for total outstanding debt was 3.74%. Assuming we meet certain disclosure requirements required by the SBCAA, we expect to use leverage to finance a portion of our investments in the future, consistent with the newly enacted rules and regulations under the 1940 Act. For the table above, interest payable on borrowed funds are based on actual interest expense incurred for the six months ended June 30, 2021, annualized for a full year.

(7)
Our stockholders indirectly bear the expenses of underlying funds or other investment vehicles that would be investment companies under Section 3(a) of the 1940 Act but for the exceptions to that definition provided for in Sections 3(c)(1) and 3(c)(7) of the 1940 Act, or Acquired Funds, in which we invest. Specifically, our stockholders indirectly bore the expenses of our investment in NMFC Senior Loan Program I LLC, or NMFC. Included in the expenses indirectly borne by our investment in NMFC is a management fee, charged each quarter equal to 0.34% per annum of the average outstanding loan balances held in the portfolio of NMFC multiplied by our pro-rata ownership percentage in NMFC. Our position in NMFC was fully realized in April 2021. Future fees and expenses for Acquired Funds may be substantially higher or lower because certain fees and expenses are based on the performance of such Acquired Funds, which may fluctuate over time.
(8)
Our stockholders also indirectly bear 60% of the expenses of our investment in our joint venture, WHF STRS Ohio Senior Loan Fund, or STRS JV. No management fee is charged by the WhiteHorse Advisers in connection with STRS JV. For this chart, STRS JV fees and operating expenses are based on our share of the actual fees and operating expenses of STRS JV for the six months ended June 30, 2021, annualized for a full year. Expenses for STRS JV may fluctuate over time and may be substantially higher or lower in the future.

(9)
Includes our overhead expenses, including payments under an administration agreement with WhiteHorse Administration, or the Administration Agreement, based on our allocable portion of overhead and other expenses incurred by WhiteHorse Administration in performing its obligations under the Administration Agreement, and income and excise taxes. “Other expenses” are based on actual amounts incurred for the six months ended June 30, 2021, annualized for estimated recurring expenses, as applicable, for a full year.

Example
The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed that our annual operating expenses remain at the levels set forth in the table above and that you would pay a sales load of    % (the commission to be paid by us with respect to common stock sold by us in this offering). This example and the expenses in the table above should not be considered a representation of our future expenses, and actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown.
Stockholders would pay the following expenses on a $1,000 common stock investment:	1 year	3 years	5 years	10 years
Assuming a 5% annual return (none of which is subject to the incentive fee)	$123	$341	$526	$877
The above table is designed to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The incentive fee under the Investment Advisory Agreement, which, assuming a 5% annual return, would either not be payable or would have an insignificant impact on the expense amounts shown above, is not included in the example. This illustration assumes that we will not realize any capital gains (computed net of all realized capital losses and unrealized capital depreciation) in any of the indicated time periods. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, our expenses and returns to our investors would be higher.
If the 5% annual return were derived entirely from capital gains, you would pay expenses on a $1,000 investment as follows:
Stockholders would pay the following expenses on a $1,000 common stock investment:	1 year	3 years	5 years	10 years
Assuming a 5% annual return resulting entirely from net realized capital gains (which is subject to the incentive fee based on capital gains)	$133	$368	$569	$948
The examples assume reinvestment of all dividends and other distributions at NAV. Under certain circumstances, reinvestment of dividends and distributions under our distribution reinvestment plan may occur at a price per share that differs from NAV. Participants in our distribution reinvestment plan will receive a number of shares of our common stock determined by dividing the total dollar amount of the distribution payable to a participant by the market price per share of our common stock at the close of trading on the valuation date for the distribution. See “Distribution Reinvestment Plan” in the accompanying prospectus for additional information regarding our distribution reinvestment plan.

RISK FACTORS
Before you invest in our common stock, you should be aware of various risks. You should carefully consider the following information and the risk factors incorporated by reference in our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q, in any free writing prospectuses we have authorized for use in connection with this offering and under similar headings in the documents that are filed with the SEC on or after the date of this prospectus supplement and are incorporated by reference into this prospectus supplement and the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectuses we have authorized for use in connection with this offering, before you decide whether to make an investment in our common stock.
The risks described in these documents and the risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and results of operations. In such case, our NAV and the trading price of our common stock could decline, and you may lose all or part of your investment.
There are material limitations with making available preliminary estimates of our financial results for the quarter ended September 30, 2021 prior to the completion of our and our auditors’ financial review procedures for such period.
The preliminary financial estimates contained in “Prospectus Supplement Summary — Recent Developments — Preliminary Estimates of Certain Financial Highlights” are not a comprehensive statement of our financial results for the quarter ended September 30, 2021 and have not been audited, reviewed, compiled, examined or subject to any procedures by our independent registered public accounting firm or any other independent accountants. Our consolidated financial statements for the quarter ended September 30, 2021 will not be available until after this offering is completed and, consequently, will not be available to you prior to making an investment decision. Our actual financial results for the quarter ended September 30, 2021 could differ materially from the preliminary financial estimates we have provided as a result of the completion of our financial closing procedures and related internal controls over financial reporting, final adjustments and other developments arising between now and the time that our financial results for the quarter ended September 30, 2021 are finalized. The preliminary financial data included herein has been prepared by, and is the responsibility of, management. Our independent registered public accounting firm has not audited, reviewed, compiled, examined or performed any procedures with respect to such preliminary estimates, and, accordingly, does not express an opinion or any other form of assurance with respect thereto. Our final results of operations will include financial information not included in this prospectus supplement, including, for example, a schedule of investments and industry information on our portfolio.

USE OF PROCEEDS
We estimate that net proceeds we will receive from the sale of 1,900,000 shares of our common stock in this offering will be approximately $29,024,000 (or approximately $33,430,100 if the underwriters fully exercise their overallotment option), in each case based on a public offering price of $15.81 per share, after deducting underwriting discounts and commissions of $665,000 (or $764,750 if the underwriters fully exercise their overallotment option) payable by us and estimated offering expenses of approximately $350,000 payable by us. Our Investment Adviser has agreed to pay a portion of the sales load (underwriting discounts and commissions) in the amount of $536,560 (or $617,044 if the underwriters fully exercise their overallotment option), or $0.2824 per share, in connection with the shares of common stock offered by us in this offering. The allocable portion of the sales load relating to the shares of common stock offered by us in this offering not being borne by the Investment Adviser will be borne by us. We are not obligated to repay the sales load paid by our Investment Adviser.
We expect to use all or substantially all of the net proceeds from this offering to invest in portfolio companies in accordance with our investment objective and strategies and for general corporate purposes. We expect that our new investments will consist primarily of senior secured debt investments in lower middle market companies.
We anticipate that we will use substantially all of the net proceeds from this offering for the above purposes within approximately three to six months after the completion of the offering described in this prospectus supplement, depending on the availability of appropriate investment opportunities consistent with our investment objective and market conditions. We cannot assure you that we will achieve our targeted investment pace.
Until such appropriate investment opportunities can be found, we intend to invest the net proceeds of the offering of our common stock in cash, cash equivalents, U.S. government securities and high-quality debt investments that mature in one year or less from the date of investment. These temporary investments may have lower yields than our other investments and, accordingly, may result in lower distributions, if any, during such period. Our ability to achieve our investment objective may be limited to the extent that the net proceeds from an offering, pending full investment, are held in lower yielding interest-bearing deposits or other short-term instruments. See “Item 1. Business — Regulation — Temporary Investments” in our most recent Annual Report on Form 10-K for additional information about temporary investments we may make while waiting to make longer-term investments in pursuit of our investment objective.

CAPITALIZATION
The following table sets forth:
•
our actual capitalization as of June 30, 2021; and

•
our pro forma capitalization to give effect to (i) the sale of 94,897 shares of our common stock in ATM Program pursuant to the Equity Distribution Agreement since June 30, 2021, (ii) the issuance of 148,801 shares of our common stock under our distribution reinvestment plan since June 30, 2021 and (iii) the issuance of 1,900,000 shares of our common stock in this offering (assuming no exercise of the underwriters’ overallotment option) based on the public offering price of $15.81 per share, after deducting underwriting discounts and commissions of $665,000 payable by us and estimated offering expenses of approximately $350,000 payable by us.

This table should be read in conjunction with the “Use of Proceeds” section of this prospectus supplement, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and the financial statements and notes thereto in our most recently filed Annual Report on Form 10-K and our most recently filed Quarterly Report on Form 10-Q.
	As of June 30, 2021 (unaudited)
	Actual	Pro Forma(1)
	(dollars in thousands)
Assets:
Investments, at fair value	$670,475	$670,475
Cash and cash equivalents	10,329	43,068
Restricted cash and cash equivalents	7,434	7,434
Other assets	11,487	11,487
Total assets	$699,725	$732,464
Liabilities:
2025 Public Notes	$35,000	$35,000
Private Notes	90,000	90,000
Credit Facility	238,470	238,470
Other liabilities	16,634	16,634
Total liabilities	$380,104	$380,104
Net assets:
Common stock, par value $0.001 per share; 100,000,000 shares authorized, 20,722,596 shares issued and outstanding as of June 30, 2021, 22,866,294 shares issued and outstanding, pro forma	$21	$23
Paid-in capital in excess of par	302,711	335,448
Accumulated earnings	16,889	16,889
Total net assets	$319,621	$352,360
Net asset value per share	$15.42	$15.41(2)

(1)
Does not include the underwriters’ overallotment option in connection with this offering and does not include cash distributions paid by the Company subsequent to the quarter ended June 30, 2021.

(2)
Pro forma net asset value per share as of June 30, 2021 was at or above our estimated net asset value per share immediately prior to this offering.

UNDERWRITING
Raymond James & Associates, Inc. is acting as representative of the several underwriters named below. Subject to the terms and conditions stated in the underwriting agreement, dated October 21, 2021, we have agreed to sell to the underwriters, and each underwriter has agreed to purchase, severally and not jointly, the number of shares of common stock set forth opposite its name below.
Underwriter	Number of Shares
Raymond James & Associates, Inc.	855,000
Deutsche Bank Securities Inc.	304,000
Keefe, Bruyette & Woods, Inc.	304,000
B. Riley Securities, Inc.	114,000
Ladenburg Thalmann & Co. Inc.	114,000
Oppenheimer & Co. Inc.	114,000
Hovde Group, LLC	95,000
Total	1,900,000
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
We, our Administrator and our Investment Adviser have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The representative has advised us that the underwriters propose initially to offer the underwritten shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.37944 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed. Investors must pay for any shares purchased in this offering on or before October 25, 2021.
The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.
	Per Share	Total Without Full Exercise of Option	Total With Full Exercise of Option
Public offering price	$15.81	$30,039,000	$34,544,850
Underwriting discounts and commissions(1)	$0.35	$665,000	$764,750
Proceeds, before expenses(2)	$15.46	$29,374,000	$33,780,100

(1)
Our Investment Adviser has agreed to pay a portion of the sales load (underwriting discounts and commissions) in the amount of $536,560 (or $617,044 if the underwriters fully exercise their overallotment option), or $0.2824 per share, in connection with the shares of common stock offered by us in this offering, which is not reflected in the table above. The allocable portion of the sales load relating to the shares of common stock offered by us in this offering not being borne by the Investment Adviser will be borne by us. We are not obligated to repay the sales load paid by our Investment Adviser.
(2)
We estimate that we will incur expenses of approximately $350,000 relating to the shares of common stock to be sold in this offering.

Overallotment Option
We have granted an option to the underwriters, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 285,000 additional shares at the public offering price, less underwriting discounts and commissions , solely to cover overallotments, if any. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.
No Sales of Similar Securities
We, our executive officers and directors, and stockholders holding approximately 26% of our common stock outstanding prior to this offering have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 60 days after the date of this prospectus supplement without first obtaining the written consent of Raymond James & Associates, Inc. Currently, there are no securities convertible into, exchangeable for, exercisable for, or repayable with common stock outstanding, and no such securities are anticipated to be assumed by us during the 60-day period after the date of this prospectus supplement. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:
•
offer, pledge, sell or contract to sell any common stock,

•
sell any option or contract to purchase any common stock,

•
purchase any option or contract to sell any common stock,

•
grant any option, right or warrant to purchase any common stock,

•
lend or otherwise transfer or dispose of any common stock,

•
request or demand that we file a registration statement related to the common stock, or

•
enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of any common stock, whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the directors, officers and affiliates executing the agreement or for which the directors, officers and affiliates executing the agreement later acquires the power of disposition.
Price Stabilization, Short Positions and Penalty Bids
Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.
In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. “Naked” short sales are sales in excess of the option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.
Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Offer, Sale and Distribution of Shares
A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters participating in the offering. The underwriters may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.
Other Relationships
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us, our affiliates or our portfolio companies. They have received, or may in the future receive, customary fees and commissions for these transactions. In connection with the ATM Program, Raymond James & Associates, Inc. serves as sales agent and may receive fees from us in the future. As of the date of this prospectus supplement, we have paid the Sales Agent, $0.1 million in commissions for shares of our common stock sold under the ATM Program.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Sales Outside the United States
No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus supplement or accompanying prospectus or any other material relating to us or the common stock in any jurisdiction where action for that purpose is required. Accordingly, our common stock may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with our common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.
Sales of shares of our common stock made outside of the United States may be made by affiliates of the underwriters.
Notice to Prospective Investors in Japan
The shares of our common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares of our common stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
Notice to Prospective Investors in Hong Kong
Shares of our common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Notice to Prospective Investors in Singapore
This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our common stock may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore, or Regulation 32. Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Principal Business Address
The principal business addresses of the underwriters are: Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716; Deutsche Bank Securities Inc., 60 Wall Street, New York, New York 10005; and Keefe, Bruyette & Woods, Inc., 787 7th Avenue, 4th Floor, New York, NewYork10019.

LEGAL MATTERS
Certain legal matters regarding the shares of common stock offered by this prospectus supplement will be passed upon for WhiteHorse Finance by Dechert LLP, Boston, Massachusetts. Dechert LLP also represents the Investment Adviser. Certain legal matters regarding the shares of common stock offered by this prospectus supplement will be passed upon for the underwriters by Proskauer Rose LLP, Washington, DC.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Crowe LLP, located at 485 Lexington Avenue, FL 11, New York, NY 10017, an independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020, as set forth in its report incorporated by reference in this prospectus supplement and the accompanying prospectus. We have incorporated by reference our consolidated financial statements and senior securities table in reliance on Crowe LLP’s reports, given on the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE
We incorporate by reference in this prospectus supplement the documents listed below and any future filings (including those made after the date of this prospectus supplement) we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, until the termination of the offering of the securities covered by this prospectus supplement (such reports and other documents deemed to be incorporated by reference into this prospectus supplement and to be part hereof from the date of filing of such reports and other documents); provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference into this prospectus supplement:
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our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 18, 2021;

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our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2021, filed with the SEC on May 10, 2021, and for the fiscal quarter ended June 30, 2021, filed with the SEC on August 9, 2021;

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our Current Reports on Form 8-K (other than information furnished rather than filed in accordance with SEC rules) filed with the SEC on February 17, 2021, March 16, 2021, April 23, 2021, April 30, 2021, July 21, 2021, August 9, 2021 and October 8, 2021; and

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The description of our Common Stock referenced in our Registration Statement on Form 8-A (No. 001-35752), as filed with the SEC on December 4, 2012, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of the common stock registered hereby.

To obtain copies of these filings, see “Additional Information.”

ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to the securities offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and the securities being offered by this prospectus supplement and the accompanying prospectus.
We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. We maintain a website at www.whitehorsefinance.com and make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated into this prospectus supplement, and you should not consider information on our website to be part of this prospectus supplement. You may also obtain such information by contacting us, in writing at: 1450 Brickell Avenue, 31st Floor, Miami, Florida 33131, Attention: Investor Relations, or by telephone at (305) 381-6999. The SEC maintains a website that contains reports, proxy and information statements and other information we file with the SEC at www.sec.gov.

$389,266,000
WHITEHORSE FINANCE, INC.
Common Stock
Preferred Stock
Warrants
Subscription Rights
Debt Securities
We are an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. H.I.G. WhiteHorse Advisers, LLC serves as our investment adviser. H.I.G. WhiteHorse Administration, LLC serves as our administrator. These entities are affiliates of H.I.G. Capital, L.L.C., an alternative asset manager founded in 1993 and focused on the lower middle market. H.I.G. Capital, L.L.C. had approximately $26 billion of capital under management as of December 31, 2018 (based on the regulatory assets under management as reported on Form ADV).
Our investment objective is to generate attractive risk-adjusted returns primarily by originating and investing in senior secured loans, including first lien and second lien facilities, to performing lower middle market companies across a broad range of industries. Such loans typically carry a floating interest rate based on the London Interbank Offered Rate, and have a term of three to six years. We invest primarily in securities that are rated below investment grade by rating agencies or that may be rated below investment grade if they were so rated. Below investment grade securities, which are often referred to as “junk” bonds, are viewed as speculative investments because of concerns with respect to the issuer’s capacity to pay interest and repay principal.
We may offer, from time to time, in one or more offerings or series, together or separately, up to $389,266,000 of our common stock, preferred stock, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, subscription rights or debt securities, which we refer to, collectively, as the “securities.” We may sell our common stock through underwriters or dealers, “at-the-market” to or through a market maker into an existing trading market or otherwise directly to one or more purchasers or through agents or through a combination of methods of sale. The identities of such underwriters, dealers, market makers or agents, as the case may be, will be described in one or more supplements to this prospectus. The securities may be offered at prices and on terms to be described in one or more supplements to this prospectus. In the event we offer common stock, the offering price per share of our common stock exclusive of any underwriting commissions or discounts will not be less than the net asset value per share of our common stock at the time we make the offering except (1) in connection with a rights offering to our existing stockholders, (2) with the consent of the majority of our common stockholders and approval of our board of directors or (3) under such circumstances as the Securities and Exchange Commission, or the SEC, may permit.
In addition, this prospectus relates to 10,530,000 shares of our common stock that may be sold by the selling stockholders identified under “Selling Stockholders.” Sales of our common stock by the selling stockholders, which may occur at prices below the net asset value per share of our common stock, may adversely affect the market price of our common stock and may make it more difficult for us to raise capital. Each offering by the selling stockholders of their shares of our common stock through agents, underwriters or dealers will be accompanied by a prospectus supplement that will identify the selling stockholder that is participating in such offering. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.
Our common stock trades on the NASDAQ Global Select Market under the symbol “WHF”. The last reported closing price for our common stock on June 10, 2019 was $14.50. Based on this last reported closing price of our common stock, the aggregate market value of the shares of our common stock held by the selling stockholders identified under “Selling Stockholders was approximately $152.7 million. The net asset value of our common stock on March 31, 2019 (the last date prior to the date of this prospectus on which we determined net asset value) was $15.33 per share. Our 6.50% Notes due 2025, or our 2025 Notes, are currently listed on the NASDAQ Global Select Market under the symbol “WHFBZ”. The last reported closing price for our 2025 Notes on June 10, 2019 was $26.04.
This prospectus describes some of the general terms that may apply to an offering of our securities and contains important information you should know before investing in our securities. We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update, or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement, and any related free writing prospectus, and the documents incorporated by reference, before buying any of the securities being offered. We file annual, quarterly and current reports, proxy statements and other information about us with the SEC before you invest in our securities. We maintain a website at http://www.whitehorsefinance.com and make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available on or through our website. Information contained on our website is not incorporated by reference into this prospectus or any supplement to this prospectus, and you should not consider that information to be part of this prospectus or any such supplement. You may also obtain such information, free of charge, and make stockholder inquiries by contacting us at 1450 Brickell Avenue, 31st Floor, Miami, Florida 33131, Attention: Investor Relations, or by calling us collect at (305) 381-6999. The SEC also maintains a website at http://www.sec.gov that contains such information.
Shares of closed-end investment companies, including business development companies, frequently trade at a discount to their net asset value. If our shares trade at a discount to our net asset value, it may increase the risk of loss for purchasers in an offering made pursuant to this prospectus or any related prospectus supplement.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties, including the risk of leverage and dilution, described in the section titled “Risk Factors” included in, or incorporated by reference into, the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the other documents that are incorporated by reference into this prospectus before investing in our securities.
This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.
You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholders identified under “Selling Stockholders” are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations, cash flows and prospects may have changed since that date. We will update these documents to reflect material changes only as required by law.
The date of this prospectus is June 11, 2019.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the SEC using the “shelf” registration process. Under the shelf registration process, we may offer from time to time up to $389,266,000 of our common stock, preferred stock, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, subscription rights or debt securities on the terms to be determined at the time of the offering. We may sell our common stock through underwriters or dealers, “at-the-market” to or through a market maker, into an existing trading market or otherwise directly to one or more purchasers or through agents or through a combination of methods of sale. The identities of such underwriters, dealers, market makers or agents, as the case may be, will be described in one or more supplements to this prospectus. The securities may be offered at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus relates to 10,530,000 shares of our common stock that may be sold by the selling stockholders identified under “Selling Stockholders.”
This prospectus provides you with a general description of the securities that we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. In a prospectus supplement or free writing prospectus, we may also add, update, or change any of the information contained in this prospectus or in the documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplement, any related free writing prospectus and the documents incorporated by reference into this prospectus and the applicable prospectus supplement, will include all material information relating to the applicable offering. Before buying any of the securities being offered, you should carefully read both this prospectus and the applicable prospectus supplement, and any related free writing prospectus, together with the additional information described in the section titled “Additional Information.”
This prospectus includes summaries of certain provisions contained in some of the documents described in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described in the section titled “Additional Information.”
You should rely only on the information included or incorporated by reference in this prospectus, any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized any dealer, salesperson or other person to provide you with different information or to make representations as to matters not stated in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any applicable prospectus supplement and any free writing prospectus prepared by or on behalf of us or to which we have referred you do not constitute an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. You should not assume that the information included or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

ii

PROSPECTUS SUMMARY
This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read the more detailed information set forth under “Risk Factors” and the other information included in this prospectus carefully.
Except as otherwise indicated, the terms:
•
“we,” “us,” “our” and “WhiteHorse Finance” refer (unless the context otherwise requires) to WhiteHorse Finance, Inc., a Delaware corporation, and its consolidated subsidiaries;

•
“H.I.G. Capital” refers (unless the context otherwise requires), collectively, to H.I.G. Capital, L.L.C., a Delaware limited liability company, and its affiliates. H.I.G. Capital employs all of WhiteHorse Finance’s investment professionals, as well as those of WhiteHorse Advisers (as defined below), WhiteHorse Administration (as defined below) and their respective affiliates;

•
“WhiteHorse Credit” refers to WhiteHorse Finance Credit I, LLC, a special purpose Delaware limited liability company and a wholly owned subsidiary of WhiteHorse Finance;

•
“WhiteHorse Advisers” and the “Investment Adviser” refer to H.I.G. WhiteHorse Advisers, LLC, a Delaware limited liability company and an affiliate of H.I.G. Capital;

•
“WhiteHorse Administration” and the “Administrator” refer to H.I.G. WhiteHorse Administration, LLC, a Delaware limited liability company and an affiliate of H.I.G. Capital;

•
“Private Notes” refer to the $30 million senior unsecured notes privately issued on August 7, 2018 to qualified institutional investors in reliance on Section 4(a)(2) of the Securities Act; and “Note Purchase Agreement” refers to the note purchase agreement, dated July 13, 2018, governing the issuance and sale of the Private Notes;

•
“2020 Notes” refer to the $30 million senior notes issued on July 23, 2013 and redeemed by us on August 9, 2018;

•
“2025 Notes” refer to the $35 million aggregate principal amount of 6.50% unsecured notes due 2025 issued on November 13, 2018; and

•
“Credit Facility” refers to the $200 million secured revolving credit facility between WhiteHorse Credit, as borrower, and the “Lender”, which refers, collectively, to JPMorgan Chase Bank, N.A., together with any additional lenders that may join the Credit Facility in the future.

WhiteHorse Finance
We are an externally managed, non-diversified, closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended, or the 1940 Act. In addition, for tax purposes, we elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code, and intend to qualify annually for such treatment.
We are a direct lender targeting debt investments in privately held, lower middle market companies located in the United States. We define the lower middle market as those companies with enterprise values between $50 million and $350 million. Our investment objective is to generate attractive risk-adjusted returns primarily by originating and investing in senior secured loans, including first lien and second lien facilities, to performing lower middle market companies across a broad range of industries. Such loans typically carry a floating interest rate based on the London Interbank Offered Rate, or LIBOR, and have a term of three to six years. While we focus principally on originating senior secured loans to lower middle market companies, we may also make opportunistic investments at other levels of a company’s capital structure, including mezzanine loans or equity interests. We also may receive warrants to purchase common stock in connection with our debt investments. We generate current income through the receipt of interest payments, as well as origination and other fees, capital appreciation and dividends.
We invest primarily in securities that are rated below investment grade by rating agencies or that may be rated below investment grade if they were so rated. Below investment grade securities, which are often referred to as “junk” bonds, are viewed as speculative investments because of concerns with respect to the issuer’s capacity to pay interest and repay principal.
As of December 31, 2018, our investment portfolio consisted primarily of senior secured loans across 53 positions in 39 companies with an aggregate fair value of approximately $469.6 million. As of December 31, 2017, our investment portfolio consisted primarily of senior secured loans across 43 positions in 32 companies with an aggregate fair value of approximately $440.7 million. At both dates, the majority of our portfolio comprised senior secured loans to lower middle market borrowers.
Our Investment Adviser
Our investment activities are managed by our investment adviser, WhiteHorse Advisers. WhiteHorse Advisers is an affiliate of H.I.G. Capital and is responsible for sourcing potential investments, conducting research and diligence on prospective investments and equity sponsors, analyzing investment opportunities, structuring our investments and monitoring our investments in portfolio companies on an ongoing basis. WhiteHorse Advisers has also agreed to provide us with access to personnel and its investment committee, or the investment committee. WhiteHorse Advisers is a registered investment adviser under the Investment Advisers Act of 1940, as amended, or the Advisers Act.
WhiteHorse Advisers entered into a staffing agreement, or the Staffing Agreement, with an affiliate of H.I.G. Capital under which the affiliate has agreed to make experienced investment professionals available to WhiteHorse Advisers and to provide access to its senior investment personnel to enable WhiteHorse Advisers to perform all of the Investment Adviser’s obligations under our investment advisory agreement with WhiteHorse Advisers, or the Investment Advisory Agreement. We believe that the Staffing Agreement provides our Investment Adviser with access to investment opportunities, which we refer to in the aggregate as deal flow, generated by H.I.G. Capital in the ordinary course of business and commits certain members of H.I.G. Capital’s investment committee to serve as members of WhiteHorse Advisers’ investment committee. In addition, under the Staffing Agreement, H.I.G. Capital is obligated to allocate investment opportunities among its managed affiliates fairly and equitably over time in accordance with its allocation policy. The Staffing Agreement provides WhiteHorse Advisers with the deal origination, credit underwriting, due diligence, investment structuring, execution, portfolio management and monitoring experience of H.I.G. Capital’s senior investment professionals.
An affiliate of our Investment Adviser, WhiteHorse Administration, under an administration agreement, or the Administration Agreement, provides the administrative services necessary for us to operate.
H.I.G. Capital
H.I.G. Capital, founded in 1993, is a leading global alternative asset manager focused on the lower middle market. As of December 31, 2018, H.I.G. Capital managed approximately $26 billion of capital (based on the regulatory assets under management, or AUM, as reported on Form ADV) across multiple investment funds. As of December 31, 2018, H.I.G. Capital operated through domestic offices in Atlanta, Boston, Chicago, Dallas, Los Angeles, Miami, New York, San Francisco and Stamford and international offices in Bogota, Hamburg, London, Luxembourg, Madrid, Milan, Paris, Rio de Janeiro and São Paulo and had a team of approximately 375 investment professionals. H.I.G. Capital’s investment professionals share a common investment philosophy built around a highly analytical, private equity-like framework of rigorous business assessment, extensive due diligence and a disciplined risk valuation methodology that guides investment decisions. H.I.G. Capital has built an extensive and proprietary network of informal and unconventional deal sources in the lower middle market business community consisting of accountants, attorneys, and other advisors who have access to lower middle market companies. We believe that H.I.G. Capital, as an experienced lower middle market investor, has a demonstrated ability to identify, source, analyze, invest and monitor investments in the lower middle market. H.I.G. Capital is headquartered in Miami, Florida.
Market Opportunity
We pursue an investment strategy focused on originating senior secured loans to lower middle market companies, including first lien and second lien facilities. We may also make investments at other levels of a company’s capital structure, including mezzanine loans or equity interests, and receive warrants to purchase common stock in connection with our debt investments. We believe that market inefficiencies and an imbalance between the supply of, and demand for, capital in the lower middle market credit market creates an attractive investment opportunity through the origination of primary loans for the following reasons:
Specialized Lending Requirements.   In our experience, lending to lower middle market companies requires more rigorous due diligence and underwriting processes than lending to larger companies. Lower middle market companies typically have fewer management resources to dedicate to the borrowing process, and often receive little or no assistance from financial advisors. Because of these and other specialized lending requirements, only a limited segment of the lending community has historically served lower middle market borrowers.
Decrease in Commercial Bank Lending Activity.   In recent years, regulatory changes and ongoing consolidation of smaller commercial banks have curtailed U.S. bank lending capacity. In response, we believe that many remaining commercial banks have deemphasized their service and product offerings to lower middle market companies in favor of lending to larger customers. We believe that the relative decline in the number of commercial banks and a shift in emphasis by remaining banks has driven a higher volume of lower middle market deal flow to us.
Lower Middle Market Environment.   We believe that as the economic recovery continues following the credit crisis, there has been increased competition for lower middle market investments due to new hedge funds and non-bank lenders that have entered the market and due to improving financial performance of lower middle market companies. However, we believe that our strong lower middle market position will continue to allow us to find investment opportunities with attractive risk-adjusted returns.
Significant Demand for Credit.   We believe that demand for debt financing from lower middle market companies will remain strong because these companies will continue to require credit to refinance existing debt, to support growth initiatives and to finance acquisitions. We believe the strong demand by lower middle market companies should increase lending opportunities for us.
Inefficient Market.   We believe there are a number of inefficiencies in the lower middle market credit market which allow us to achieve superior risk-adjusted returns relative to other types of loans. Unlike larger companies, lower middle market borrowers may not have a financial advisor and, as a result, may not receive as many financing offers, leading to more favorable financing terms for us, and may be less sophisticated in negotiating the terms of their financing. Moreover, the simpler capital structures frequently found in lower middle market companies often enhance protections and reduce or eliminate inter-creditor issues. In addition, lower middle market lenders face less competition than lenders to larger companies. As a result, lower middle market lenders frequently have greater flexibility in structuring favorable transactions.
We believe these factors, taken together, should increase lending opportunities for us and enable us to generate attractive risk-adjusted returns.
Competitive Strengths
Leading Lower Middle Market Position.   H.I.G. Capital is one of the leading global alternative asset managers focused on the lower middle market. With more than 25 years of investment experience focused primarily on lower middle market companies, H.I.G. Capital believes it has a specialized knowledge of the lower middle market and expertise in evaluating the issues and opportunities facing lower middle market companies throughout economic cycles. We believe that the quality of these resources provides a significant advantage and contributes to the strength of our business.
Large and Experienced Management Team with Substantial Resources.   Our Investment Adviser has access through the Staffing Agreement to the resources and expertise of H.I.G. Capital’s more than 675 employees in 18 offices across the United States, Europe and South America as of March 31, 2019. As of such date, H.I.G. Capital had approximately 380 experienced investment professionals, including approximately 126 professionals dedicated to debt investing. We believe that the quality of these resources provides a significant advantage and contributes to the strength of our business.

Extensive Deal Sourcing Infrastructure.   Given the inefficiencies of the lower middle market, finding smaller companies that represent attractive debt investment opportunities requires a different sourcing network than that for larger companies. For more than 25 years, H.I.G. Capital has built an extensive and proprietary network of deal sources in the lower middle market consisting of accountants, attorneys and other advisors who have access to these companies. Each of H.I.G. Capital’s investment professionals is involved in deal sourcing, and our in-house business development group of more than 20 dedicated deal sourcing professionals as of March 31, 2019 further enhanced our sourcing network. We believe H.I.G. Capital’s extensive deal sourcing infrastructure provides us with access to investment opportunities that may not be available to many of our competitors.
Deep Credit Expertise.   As of March 31, 2019, H.I.G. Capital’s credit platform managed over $11 billion of AUM across multiple investment funds supported by its dedicated credit investment professionals. These investment professionals bring a depth of experience and skills across a broad range of transaction types, including primary loan originations, secondary debt purchases and special situations and distressed debt investments. We believe this experience and expertise in credit documentation, loan structuring and restructuring negotiations helps to protect our investments and maximize our recovery value to the extent a portfolio company does not perform as expected.
Disciplined Investment and Underwriting Process.   Through its more than 25 years of investment experience, H.I.G. Capital has developed a disciplined investment process entailing intensive “bottom-up” fundamental analysis in order to generate attractive risk-adjusted returns while preserving downside protection. Our Investment Adviser utilizes the established investment processes developed by H.I.G. Capital to analyze investment opportunities, including structuring loans with appropriate covenants and pricing loans based on its knowledge of the lower middle market and on its rigorous underwriting standards. Each investment is reviewed by the investment committee, which is comprised of senior investment professionals of H.I.G. Capital with an average of more than 20 years of investment experience as of March 31, 2019.
Investment Strategy
Our investment strategy is to generate current income and capital appreciation primarily by originating secured loans. We seek to create a broad portfolio consisting of investments generally in the range of $5 million to $25 million primarily in debt securities and loans of U.S. based lower middle market companies. We primarily target borrowers in the United States with enterprise values of $50 million to $350 million across a broad range of industries. The proceeds of our loans are used for a variety of purposes, including refinancings of existing debt, acquisition financing, or working capital to support growth or realignment.
While we focus principally on originating senior secured loans to lower middle market companies that we believe have attractive risk adjusted returns, including first lien and second lien facilities, we may also opportunistically make investments at other levels of a company’s capital structure, including mezzanine loans or equity interests. We also may receive warrants to purchase common stock in connection with our debt investments. We may also invest in assets consistent with our investment strategy indirectly through the acquisitions of interests in other investment companies. We generate current income through the receipt of interest payments, origination and other fees, and dividends. Our typical loans carry a floating interest rate based on LIBOR plus a spread, have a term of three to six years, are secured by all tangible and intangible assets of the borrower and include covenants, monitoring and information rights in favor of the lender.
Target businesses will typically exhibit some or all of the following characteristics:
•
enterprise value of between $50 million and $350 million;

•
organized in the United States;

•
experienced management team;

•
stable and predictable free cash flows;

•
discernible downside protection through recurring revenue or strong tangible asset coverage;

•
products and services with distinctive competitive advantages or other barriers to entry;

•
low technology and market risk; and

•
strong customer relationships.

None of these investment policies is fundamental, and they may be changed without stockholder approval.
We expect that, from time to time, our investments may include certain non-qualifying assets, including assets of non-U.S. companies, certain publicly traded companies and, to a lesser extent and subject to certain limits under the 1940 Act, registered or unregistered investment companies.
Organizational Structure
The following shows an organizational chart reflecting our relationship with our Investment Adviser and Administrator and our direct and indirect ownership interests in certain of our subsidiaries as of the date of this prospectus:
Risks Associated with Our Business
Our business is subject to numerous risks, as described in the section titled “Risk Factors” in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the documents that are incorporated by reference into this prospectus, including the section titled “Risk Factors” included in our most recent Annual Report on Form 10-K and our quarterly reports on Form 10-Q, as well as any amendments reflected in subsequent filings with the SEC.
Company Information
Our principal executive offices are located at 1450 Brickell Avenue, 31st Floor, Miami, Florida 33131, telephone number (305) 381-6999. Our corporate website is located at www.whitehorsefinance.com. Information on our website is not incorporated into or a part of this prospectus.

FEES AND EXPENSES
The following table is intended to assist you in understanding the costs and expenses that an investor in shares of our common stock will bear directly or indirectly. We caution you that some of the percentages indicated in the table below are estimates and may vary. The following table should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, whenever this prospectus contains a reference to fees or expenses paid by “us” or “WhiteHorse Finance,” or that “we” will pay fees or expenses, common stockholders will indirectly bear such fees or expenses as investors in WhiteHorse Finance.
Stockholder transaction expenses:
Sales load (as a percentage of offering price)	—%(1)
Offering expenses (as a percentage of offering price)	—%(2)
Distribution reinvestment plan fees (per sales transaction fee)	$15 Transaction Fee(3)
Total stockholder transaction expenses (as a percentage of offering price)	—%
Annual expenses (as a percentage of net assets attributable to common stock):
Base management fees	4.39%(4)
Incentive fees payable under Investment Advisory Agreement (20% of Pre-Incentive Fee Net Investment Income and 20% of realized capital gains)	4.58%(5)(6)
Interest payments on borrowed funds	7.03%(7)
Acquired fund fees and expenses	0.71%(8)
Other expenses	1.35%(9)
Total annual expenses	18.06%

(1)
In the event that the securities to which this prospectus relates are sold to or through underwriters or agents, a corresponding prospectus supplement will disclose the applicable sales load.

(2)
The related prospectus supplement, including each underwritten offering by any of the selling stockholders identified under “Selling Stockholders,” will disclose the estimated amount of total offering expenses (which may include offering expenses borne by third parties on our behalf), the offering price and the offering expenses borne by us as a percentage of the offering price.

(3)
The expenses of the distribution reinvestment plan, which consist primarily of the expenses of American Stock Transfer & Trust Company, LLC, our plan administrator, are included in “Other expenses.” If a participant elects by written notice to the plan administrator prior to termination of his or her account to have the plan administrator sell part or all of the shares held by the plan administrator in the participant's account and remit the proceeds to the participant, the plan administrator is authorized to deduct a $15.00 transaction fee plus a $0.10 per share brokerage commission from the proceeds. See “Distribution Reinvestment Plan.”

(4)
Our base management fee under the Investment Advisory Agreement is calculated at an annual rate equal to 2.0% based on our consolidated gross assets, including cash and cash equivalents and assets purchased with borrowed funds. Our base management fee shall be calculated at an annual rate equal to 1.25% of our consolidated gross assets, including cash and cash equivalents and assets purchased with borrowed funds, that exceed the product of (1) 200% and (2) the value of our total net assets. Our base management fee is payable quarterly in arrears. The SEC requires that the “Management fees” percentage be calculated as a percentage of net assets attributable to common stockholders, rather than total assets, including assets that have been funded with borrowed monies, because common stockholders bear all of this cost. The estimated base management fee referenced in the table above is based on our current intention (which is subject to change) to employ borrowed funds at a level equivalent to a debt-to-equity ratio of up to 1.25x (equivalent to $1.25 of debt outstanding for each $1 of equity) which is also equivalent to having an asset coverage ratio of 180%. Based on our total outstanding indebtedness of $180.0 million as of December 31, 2018 and applying a 180% asset coverage ratio (1.25x debt-to-equity ratio), we could have incurred up to an additional $214.1 million of borrowings, bringing our total indebtedness and total assets to $394.1 million and $728.2 million, respectively. Based on actual amounts incurred during the year ended December 31, 2018, before taking into account the impact of any base management fee waivers, which would reduce annual expenses payable to our Investment Adviser, our estimated base management fee as a percentage of net assets attributable to common stock was 3.25%. The estimate of our base management fees assumes net assets of $315.3 million and leverage of $180.0 million, which reflects our net assets and leverage as of December 31, 2018.
(5)
The incentive fee referenced in the table above is based on hypothetical amounts of the income-based component of the incentive fee incurred during the year ended December 31, 2018 (annualized for a full year, as applicable) and the actual amount of the capital gains-based incentive fee recorded during this same period. The incentive fee consists of two components that are independent of each other (except as provided in the Incentive Fee Cap and Deferral Mechanism described below), with the result that one component may be payable even if the other is not.

We have structured the calculation of these incentive fees, which we refer to as the “Income and Capital Gain Incentive Fee Calculations,” to include a fee limitation such that no incentive fee will be paid to our Investment Adviser for any fiscal quarter if, after such payment, the cumulative incentive fees paid to our Investment Adviser for the period that includes such fiscal quarter and the 11 full preceding fiscal quarters, which we refer to in this prospectus as the Incentive Fee Look-back Period, would exceed 20.0% of our Cumulative Pre-Incentive Fee Net Return during the applicable Incentive Fee Look-back Period. The deferral component of the Incentive Fee Cap and Deferral Mechanism may cause incentive fees that accrued during one fiscal quarter to be paid to our Investment Adviser at any time during the 11 full fiscal quarters following such initial full fiscal quarter.
We accomplish this limitation by subjecting each incentive fee payable to a cap, which we refer to in this prospectus to as the “Incentive Fee Cap.” The Incentive Fee Cap in any quarter is equal to (a) 20.0% of Cumulative Pre-Incentive Fee Net Return during the Incentive Fee Look-back Period less (b) cumulative incentive fees of any kind paid to our Investment Adviser by us during the Incentive Fee Look-back Period. To the extent the Incentive Fee Cap is zero or a negative value in any quarter, we will pay no incentive fee to our Investment Adviser in that quarter. We will only pay incentive fees to the extent allowed by the Incentive Fee Cap and Deferral Mechanism. To the extent that the payment of incentive fees is limited by the Incentive Fee Cap and Deferral Mechanism, the payment of such fees may be deferred and paid up to three years after their date of deferment subject to applicable limitations included in the Investment Advisory Agreement.
The first component of the incentive fee, which is income-based and payable quarterly in arrears, equals 20% of the amount, if any, that our “Pre-Incentive Fee Net Investment Income” exceeds a 1.75% quarterly (7.00% annualized) hurdle rate, or the Hurdle Rate, subject to a “catch-up” provision measured at the end of each calendar quarter and the Incentive Fee Cap and Deferral Mechanism described below. The operation of the first component of the incentive fee for each quarter is as follows:
•
no incentive fee is payable to our Investment Adviser in any calendar quarter in which our Pre-Incentive Fee Net Investment Income does not exceed the Hurdle Rate of 1.75% (7.00% annualized);

•
100% of our Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the Hurdle Rate but is less than 2.1875% in any calendar quarter (8.75% annualized) is payable to our Investment Adviser. We refer to this portion of our Pre-Incentive Fee Net Investment Income (which exceeds the Hurdle Rate but is less than 2.1875%) as the “catch-up.” The effect of the “catch-up” provision is that, if such Pre-Incentive Fee Net Investment Income exceeds 2.1875% in any calendar quarter, our Investment Adviser will receive 20% of such Pre-Incentive Fee Net Investment Income as if the Hurdle Rate did not apply; and

•
20% of the amount of such Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.1875% in any calendar quarter (8.75% annualized) is payable to our Investment Adviser (once the Hurdle Rate is reached and the catch-up is achieved).

The portion of such incentive fee that is attributable to deferred interest (such as payment-in-kind, or PIK, interest or original issue discount) will be paid to the Investment Adviser, together with any other interest accrued on the loan from the date of deferral to the date of payment, only if and to the extent we actually receive such interest in cash, and any accrual thereof will be reversed if and to the extent such interest is reversed in connection with any write-off or similar treatment of the investment giving rise to any deferred interest accrual. Any reversal of such amounts would reduce net income for the quarter by the net amount of the reversal (after taking into account the reversal of incentive fees payable) and would result in a reduction and possibly elimination of the incentive fees for such quarter. For the avoidance of doubt, no incentive will be paid to the Investment Adviser on amounts accrued and not paid in respect of deferred interest.
There is no accumulation of amounts on the Hurdle Rate from quarter to quarter and, accordingly, there is no clawback of amounts previously paid if subsequent quarters are below the quarterly Hurdle Rate and there is no delay of payment if prior quarters are below the quarterly Hurdle Rate. Since the Hurdle Rate is fixed, as interest rates rise, it will be easier for our Investment Adviser to surpass the Hurdle Rate and receive an incentive fee based on Pre-Incentive Fee Net Investment Income.
The second component, which is capital gains-based, is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Advisory Agreement, as of the termination date) and equals 20% of our cumulative aggregate realized capital gains through the end of such year, computed net of our aggregate cumulative realized capital losses and aggregate cumulative unrealized capital depreciation through the end of such year, less the aggregate amount of any previously paid capital gains incentive fees and subject to the Incentive Fee Cap and Deferral Mechanism described above. The capital-gains component of the incentive fee excludes any portion of realized gains (losses) that are associated with the reversal of any portion of unrealized appreciation/depreciation attributable to periods prior to January 1, 2013. The capital gains component of the incentive fee is not subject to any minimum return to stockholders.
As described above, we will not pay any incentive fee at any time when, after such payment, the cumulative incentive fees paid to date would exceed 20% of the Cumulative Pre-Incentive Fee Net Return during the Incentive Fee Look-back Period.
(6)
The estimate of our annualized hypothetical incentive fees under a 180% asset coverage ratio in the table above has assumed (i) $728.2 million in hypothetical total gross assets (including cash and cash equivalents, receivables and prepaid assets, which, for illustrative purposes, are assumed to be equal to actual amounts as of December 31, 2018), (ii) $394.1 million in hypothetical total debt outstanding, (iii) interest income calculated by applying the ratio of “total interest income” for the year ended December 31, 2018 to the “total investments, at fair value” as of December 31, 2018 to the hypothetical total gross assets (excluding cash and cash equivalents, receivables and prepaid assets, which are assumed to produce no interest income) and (iv) interest expense on the incremental hypothetical leverage of 5.5%, which was the interest rate in effect on our outstanding borrowings under the Credit Facility as of December 31, 2018.

(7)
Our stockholders bear directly or indirectly the costs of borrowings under the Credit Facility and other debt instruments. The borrowing costs included in the table above are based on our current intention (which is subject to change) to employ borrowed funds at a level equivalent to a debt-to-equity ratio of up to 1.25x (equivalent to $1.25 of debt outstanding for each $1 of equity) which is also equivalent to having an asset coverage ratio of 180%, and assuming a weighted average interest rate for total outstanding debt of 5.6%, which is equal to the weighted average interest rate for total outstanding debt as of December 31, 2018 of 5.8%, adjusted for additional borrowings of $214.1 million at 5.5%, which was the interest rate in effect on our outstanding borrowings under the Credit Facility as of December 31, 2018. Our actual borrowing costs as a percentage of net assets attributable to common stock on our outstanding indebtedness as of December 31, 2018, which consisted of $115.0 million of indebtedness outstanding under the Credit Facility, $35.0 million of indebtedness outstanding in 2025 Notes and $30.0 million of indebtedness outstanding in Private Notes, was 3.68%. At December 31, 2018, the weighted average interest rate for total outstanding debt was 5.8%. Assuming we meet certain disclosure requirements and obtain certain approvals required by the SBCAA, we expect to use leverage to finance a portion of our investments in the future, consistent with the newly enacted rules and regulations under the 1940 Act.

(8)
Our stockholders indirectly bear the expenses of underlying funds or other investment vehicles that would be investment companies under Section 3(a) of the 1940 Act but for the exceptions to that definition provided for in Sections 3(c)(1) and 3(c)(7) of the 1940 Act, or Acquired Funds, in which we invest. Specifically, our stockholders indirectly bear the expenses of our investment in NMFC Senior Loan Program I LLC, or NMFC. Included in the expenses indirectly borne by our investment in NMFC is a management fee, charged each quarter equal to 0.45% per annum of the average outstanding loan balances held in the portfolio of NMFC multiplied by our pro-rata ownership percentage in NMFC. Future fees and expenses for Acquired Funds, including NMFC, may be substantially higher or lower because certain fees and expenses are based on the performance of such Acquired Funds, which may fluctuate over time.

(9)
Includes our overhead expenses, including payments under the Administration Agreement, based on our allocable portion of overhead and other expenses incurred by WhiteHorse Administration in performing its obligations under the Administration Agreement, and income and excise taxes. “Other expenses” are based on actual amounts incurred during the year ended December 31, 2018 (and have been annualized for estimated recurring expenses, as applicable).

Example
The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed that our annual operating expenses remain at the levels set forth in the table above. This example and the expenses in the table above should not be considered a representation of our future expenses, and actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown. In the event that shares to which this prospectus relates are sold to or through underwriters, a corresponding prospectus supplement will restate this example to reflect the applicable sales load.
Stockholders would pay the following expenses on a $1,000 common stock investment:(1)	1 year	3 years	5 years	10 years
Under a 180% Asset Coverage Ratio assuming a 5% annual return (none of which is subject to the incentive fee)(2)	$129	$355	$545	$895
Under the 150% Asset Coverage Ratio assuming a 5% annual return (none of which is subject to the incentive fee)(3)	$173	$452	$660	$979
The above table is designed to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The incentive fee under the Investment Advisory Agreement, which, assuming a 5% annual return, would either not be payable or would have an insignificant impact on the expense amounts shown above, is not included in the example. This illustration assumes that we will not realize any capital gains (computed net of all realized capital losses and unrealized capital depreciation) in any of the indicated time periods. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, our expenses and returns to our investors would be higher.
If the 5% annual return were derived entirely from capital gains, you would pay expenses on a $1,000 investment as follows:
Stockholders would pay the following expenses on a $1,000 common stock investment:(4)	1 year	3 years	5 years	10 years
Under a 180% Asset Coverage Ratio assuming a 5% annual return resulting entirely from net realized capital gains (which is subject to the incentive fee based on capital gains)(2)	$139	$383	$587	$964
Under the 150% Asset Coverage Ratio assuming a 5% annual return resulting entirely from net realized capital gains (which is subject to the incentive fee based on capital gains)(3)	$183	$478	$698	$1,035
The example assumes reinvestment of all dividends and other distributions at NAV. Under certain circumstances, reinvestment of dividends and distributions under our distribution reinvestment plan may occur at a price per share that differs from NAV. Participants in our distribution reinvestment plan will receive a number of shares of our common stock determined by dividing the total dollar amount of the distribution payable to a participant by the market price per share of our common stock at the close of trading on the valuation date for the distribution. See “Distribution Reinvestment Plan” for additional information regarding our distribution reinvestment plan.

(1)
Under our actual asset coverage ratio of 275% as of December 31, 2018, assuming a 5% annual return (none of which is subject to the incentive fee), stockholders would pay the following expenses on a $1,000 common stock investment over one year, three years, five years and 10 years, respectively: $88, $254, $407 and $739.

(2)
It is our current intention (which is subject to change) to employ borrowed funds at a level equivalent to a debt-to-equity ratio of up to 1.25x (equivalent to $1.25 of debt outstanding for each $1 of equity) which is also equivalent to having an asset coverage ratio of 180%. Based on our total outstanding indebtedness of $180.0 million as of December 31, 2018 and applying a 180% asset coverage ratio (1.25x debt-to-equity ratio), we could have incurred up to an additional $214.1 million of borrowings, bringing our total indebtedness and total assets to $394.1 million and $728.2 million, respectively. At this level, our estimated annual base management fees expense would be approximately $13.8 million.

(3)
A 150% asset coverage ratio is the minimum asset coverage ratio permitted by applicable law.

(4)
Under our actual asset coverage ratio of 275% as of December 31, 2018, assuming a 5% annual return resulting entirely from net realized capital gains (which is subject to the incentive fee based on capital gains), stockholders would pay the following expenses on a $1,000 common stock investment over one year, three years, five years and 10 years, respectively: $98, $283, $453 and $822.

RISK FACTORS
Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risks and uncertainties described in the section titled “Risk Factors” in the applicable prospectus supplement and any related free writing prospectus, and discussed in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, as well as any amendments reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering. The risks described in these documents are not the only risks we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, reputation, financial condition, results of operations, revenue, and future prospects could be materially and adversely affected. In such a case, the NAV of our common stock and the trading price of our securities could decline, and you may lose all or part of your investment. Please also read carefully the section titled “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including the documents that we incorporate by reference in this prospectus contains, and any applicable prospectus supplement or free writing prospectus, including the documents we incorporate by reference in such documents may contain forward-looking statements, which related to future events or our future performance or financial condition. All statements other than statements of historical facts, including statements regarding our future results of operations or financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. The forward-looking statements contained or incorporated by reference in this prospectus and any applicable prospectus supplement or free writing prospectus may include statements as to:
•
our future operating results;

•
changes in political, economic or industry conditions, the interest rate environment or conditions affecting the financial and capital markets, which could result in changes to the value of our assets;

•
our business prospects and the prospects of our prospective portfolio companies;

•
our ability to consummate new investments and the impact of such investments;

•
the impact of increased competition;

•
our contractual arrangements and relationships with third parties;

•
the dependence of our future success on the general economy and its impact on the industries in which we invest;

•
the ability of our prospective portfolio companies to achieve their objectives;

•
the ability of our investment adviser to locate suitable investments for us and to monitor our investments;

•
our expected financings and investments;

•
the adequacy of our cash resources and working capital;

•
our ability to make distributions to our stockholders;

•
the timing of cash flows, if any, from the operations of our prospective portfolio companies; and

•
the impact of future acquisitions and divestitures.

We use words such as “anticipate,” “believe,” “expect,” “intend” “may,” “might,” “will,” “should,” “could,” “can,” “would,” “believe,” “estimate,” “anticipate,” “predict,” “potential” and similar words to identify forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements for any reason, including the factors set forth as “Risk Factors” and elsewhere in this prospectus.
The forward-looking statements contained or incorporated by reference in this prospectus and any applicable prospectus supplement or free writing prospectus involve risks and uncertainties, including the risks, uncertainties and other factors we identify in “Risk Factors” in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and elsewhere contained or incorporated by reference in this prospectus and any applicable prospectus or free writing prospectus.
Discussions containing these forward-looking statements may be found in the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, as well as any amendments filed with the SEC. We discuss in greater detail, and incorporate by reference into this prospectus in their entirety, many of these risks and uncertainties in the sections titled “Risk Factors” in the applicable prospectus supplement, in any free writing prospectus we may authorize for use in connection with a specific offering and in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, as well as any amendments reflected in subsequent filings with the SEC.

In addition, statements that we “believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the applicable date of this prospectus, free writing prospectus and documents incorporated by reference into this prospectus and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely on these statements.

USE OF PROCEEDS
Unless otherwise specified in a prospectus supplement or free writing prospectus we have authorized for use in connection with a specific offering, we intend to use all or substantially all of the net proceeds from the sale of our securities to invest in portfolio companies in accordance with our investment objective and strategies and for general corporate purposes. We expect that our new investments will consist primarily of senior secured debt investments in lower middle market companies. We will also pay operating expenses, including management and administrative fees, and may pay other expenses such as due diligence expenses relating to potential new investments, from the net proceeds of any offering of our securities. We may also use a portion of the net proceeds from the sale of our securities to repay amounts outstanding under our Credit Facility or any issued and outstanding Private Notes and/or our 2025 Notes, as permitted. As of December 31, 2018, we had $115 million outstanding under our Credit Facility, $30 million issued and outstanding Private Notes and $35 million issued and outstanding 2025 Notes.
We anticipate that we will use substantially all of the net proceeds of an offering for the above purposes within approximately six months after the completion of any offering of our securities, depending on the availability of appropriate investment opportunities consistent with our investment objective and market conditions. We cannot assure you that we will achieve our targeted investment pace.
Until such appropriate investment opportunities can be found, we intend to invest the net proceeds of any offering of our securities primarily in cash, cash equivalents, U.S. government securities and high-quality debt investments that mature in one year or less from the date of investment. These temporary investments may have lower yields than our other investments and, accordingly, may result in lower distributions, if any, during such period. Our ability to achieve our investment objective may be limited to the extent that the net proceeds from an offering, pending full investment, are held in lower yielding interest-bearing deposits or other short-term instruments. See “Business — Regulation — Temporary Investments” in our most recently filed Annual Report on Form 10-K for additional information about temporary investments we may make while waiting to make longer-term investments in pursuit of our investment objective.
We have agreed to pay the printing, legal, filing and other similar expenses of any offering of common stock by the selling stockholders, identified under “Selling Stockholders.” However, the selling stockholders will bear all other expenses, including any brokerage fees, underwriting discounts and commissions, of any such offering. We will not receive any proceeds from any sale of common stock by the selling stockholders.

SENIOR SECURITIES
(In Thousands)
Information about our senior securities is shown in the following tables as of December 31, 2018, 2017, 2016, 2015, 2014, 2013 and 2012. The report of our independent registered public accounting firm, Crowe LLP, on the senior securities table as of December 31, 2018, 2017, 2016, 2015, 2014, 2013 and 2012, is attached as an exhibit to the registration statement of which this prospectus is a part. The “ — ” indicates information that the SEC expressly does not require to be disclosed for certain types of senior securities.
Class and Year	Total Amount Outstanding(1)	Asset Coverage per Unit(2)	Involuntary Liquidating Preference per Unit(3)	Average Market Value per Unit(4)
Credit Facility(5)
Fiscal 2018	$115,000	$2,792	$—	N/A
Fiscal 2017	155,000	2,576	—	N/A
Fiscal 2016	155,000	2,368	—	N/A
Fiscal 2015	102,000	2,305	—	N/A
Fiscal 2014	105,500	2,183	—	N/A
Fiscal 2013	25,000	3,064	—	N/A
Fiscal 2012	51,250	2,622	—	N/A
Private Notes
Fiscal 2018	$30,000	$2,792	$—	N/A
2025 Notes
Fiscal 2018	$35,000	$2,792	$—	982
2020 Notes(6)
Fiscal 2018	$—	$—	$—	N/A
Fiscal 2017	30,000	2,576	—	1,026
Fiscal 2016	30,000	2,368	—	1,005
Fiscal 2015	30,000	2,305	—	1,010
Fiscal 2014	30,000	2,183	—	1,006
Fiscal 2013	30,000	3,064	—	982
Unsecured Term Loan(7)
Fiscal 2015	$55,000	$2,305	$—	N/A
Fiscal 2014	55,000	2,183	—	N/A
Fiscal 2013	55,000	3,064	—	N/A
Fiscal 2012	90,000	2,622	—	N/A

(1)
Total amount of each class of senior securities outstanding at the end of the period presented (in thousands), exclusive of debt issuance costs.

(2)
The asset coverage ratio for a class of senior securities representing indebtedness is calculated as our consolidated total assets, less all liabilities and indebtedness not represented by senior securities, divided by total senior securities representing indebtedness. This asset coverage ratio is multiplied by $1,000 to determine the Asset Coverage Per Unit (including for the 2020 Notes, which were issued in $25 increments).

(3)
The amount to which such class of senior security would be entitled upon the involuntary liquidation of the issuer in preference to any security junior to it.

(4)
Not applicable, except for with respect to the 2020 Notes and 2025 Notes, as other senior securities are not registered for public trading on a stock exchange. The average market value per unit for the 2020 Notes and 2025 Notes is based on the average daily prices of such notes and is expressed per $1,000 of indebtedness.

(5)
On September 27, 2012, WhiteHorse Warehouse entered into the Natixis Credit Facility. On December 23, 2015, WhiteHorse Credit entered into the Credit Facility, and we drew $102.0 million on the Credit Facility and used the proceeds to repay the Natixis Credit Facility in full.

(6)
On August 9, 2018, we redeemed 100% of the $30 million aggregate principal amount of the 2020 Notes outstanding and delisted the 2020 Notes from the NASDAQ Global Select Market.

(7)
On June 30, 2016, we repaid in full the outstanding balance of $55.0 million due under the Unsecured Term Loan.

PRICE RANGE OF COMMON STOCK
Our common stock began trading on December 5, 2012 and is currently traded on the NASDAQ Global Select Market under the symbol “WHF”. The following table sets forth, for each fiscal quarter since January 1, 2017, the NAV per share of our common stock, the high and low closing sales price for our common stock, such closing sales price as a premium or discount to our NAV per share and quarterly distributions declared per share.
Period	NAV(1)	Closing Sales Price		Premium (Discount) of High Sales Price to NAV(2)	(Discount) of Low Sales Price to NAV(2)	Distributions Declared Per Share(3)
		High	Low
Fiscal year ending December 31, 2019
Second Quarter (as of June 10, 2019)	*	$14.68	$13.96	*	*	$0.355
First Quarter	15.33	14.66	12.90	(4.4)%	(15.9)%	0.355
Fiscal year ended December 31, 2018
Fourth Quarter	$15.35	$14.18	$12.24	(7.6)%	(20.3)%	$0.355
Third Quarter	15.46	15.29	13.80	(1.1)	(10.7)	0.355
Second Quarter	14.87	15.80	12.52	6.3	(15.8)	0.355
First Quarter	14.30	13.38	10.99	(6.4)	(23.1)	0.355
Fiscal year ended December 31, 2017
Fourth Quarter	$13.98	$15.04	$13.42	7.6%	(4.0)%	$0.355
Third Quarter	13.92	14.90	13.15	7.1	(5.5)	0.355
Second Quarter	13.83	14.65	13.30	5.9	(3.8)	0.355
First Quarter	13.80	13.86	12.22	0.5	(11.4)	0.355

(1)
NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low sales prices. The NAV shown is based on outstanding shares at the end of the period.

(2)
Calculated as of the respective high or low closing sales price divided by the quarter end NAV.

(3)
Unless otherwise noted, the distributions were declared from net investment income and long-term capital gains and did not include a return of capital.

*
Not determinable at the time of filing.

Shares of business development companies may trade at a market price that is less than the value of the net assets attributable to those shares. The possibility that our shares of common stock will trade at a discount or premium to NAV is separate and distinct from the risk that our NAV will decrease. It is not possible to predict whether our shares will trade at, above or below NAV in the future.
The last reported closing market price of our common stock on June 10, 2019 was $14.50 per share. As of June 10, 2019, we had 15 stockholders of record.
For the year ended December 31, 2018, distributions to stockholders did not include any return of capital, but included $11.6 million of long-term capital gains, for tax purposes. For the year ended December 31, 2017, distributions to stockholders did not include a return of capital, but did include approximately $0.9 million relating to long-term capital gains, for tax purposes.
Our distributions, if any, are determined by the board of directors. We have elected to be treated as a RIC under Subchapter M of the Code. To maintain our ability to be subject to tax as a RIC each taxable year, we must meet the Annual Distribution Requirement. In addition, we are subject to ordinary income and capital gain distribution requirements under U.S. federal excise tax rules with respect to each calendar year. If we do not meet the required distributions with respect to any calendar year we will generally be subject to a 4% nondeductible federal excise tax on the undistributed amount. See “Tax Matters — Taxation as a RIC.”
We currently intend to distribute net capital gains (i.e. net long-term capital gains in excess of net short-term capital losses), if any, at least annually out of the assets legally available for such distributions. However, we may decide in the future to retain such capital gains for investment and elect to treat such gains as deemed distributions to you. If this happens, stockholders will be treated for U.S. federal income tax purposes as if they had received an actual distribution of the capital gains that we retain and reinvested the net after tax proceeds in us. In this situation, stockholders would be eligible to claim a tax credit (or, in certain circumstances, a tax refund) equal to your allocable share of the tax we paid on the capital gains deemed distributed to you. See “Tax Matters — Taxation of U.S. Stockholders.” We cannot assure you that we will achieve results that will permit us to pay any cash distributions, and if we issue senior securities, we will be prohibited from making distributions if doing so would cause us to fail to maintain the asset coverage ratios stipulated by the 1940 Act or if such distributions are limited by the terms of any of our borrowings.
We have adopted a distribution reinvestment plan that provides for reinvestment of our dividends and other distributions on behalf of our stockholders. As a result, if our board of directors authorizes, and we declare, a cash dividend or other distribution, then our stockholders who have not “opted out” of our distribution reinvestment plan will have their cash distribution automatically reinvested in additional shares of our common stock, rather than receiving the cash distribution.

SALES OF COMMON STOCK BELOW NET ASSET VALUE
Our stockholders may give approval for us to sell shares of our common stock below our then-current NAV per share during a 12-month period in one or more public offerings of our common stock in the future. In making a determination that an offering below NAV per share is in our and our stockholders’ best interests, our board of directors, a majority of our directors who have no financial interest in the sale and a majority of our independent directors considered a variety of factors, including:
•
The effect that an offering below NAV per share would have on our stockholders, including the potential dilution they would experience as a result of the offering;

•
The amount per share by which the offering price per share and the net proceeds per share are less than the most recently determined NAV per share;

•
The relationship of recent market prices of our common stock to NAV per share and the potential impact of the offering on the market price per share of our common stock;

•
Whether the estimated offering price would closely approximate the market value of our shares, less distributing commissions or discounts, and would not be below current market price;

•
The potential market impact of being able to raise capital in the current financial market;

•
The nature of any new investors anticipated to acquire shares in the offering;

•
The anticipated rate of return on and quality, type and availability of investments;

•
The leverage available to us, both before and after the offering and other borrowing terms; and

•
The potential investment opportunities available relative to the potential dilutive effect of additional capital at the time of the offering.

Our board of directors will also consider the fact that a sale of shares of common stock at a discount will benefit our Investment Adviser, as the Investment Adviser will earn additional investment management fees on the proceeds of such offerings, as it would from the offering of any other securities of WhiteHorse Finance or from the offering of common stock at premium to NAV per share.
Sales by us of our common stock at a discount from NAV pose potential risks for our existing stockholders whether or not they participate in the offering, as well as for new investors who participate in the offering.
We will not seek to sell shares under a prospectus supplement to the registration statement, or a post-effective amendment to the registration statement, of which this prospectus forms a part (as used in this section, the “current registration statement”) if the cumulative dilution to our NAV per share arising from offerings from the effective date of the current registration statement through and including any follow-on offering would exceed 15% based on the anticipated pricing of such follow-on offering. This limit would be measured separately for each offering pursuant to the current registration statement by calculating the percentage dilution or accretion to aggregate NAV from that offering and then summing the anticipated percentage dilution from each subsequent offering.
For example, if our most recently determined NAV per share at the time of the first offering is $10.00, and we have 100,000,000 shares outstanding, the sale of an additional 25,000,000 shares at net proceeds to us of $5.00 per share (a 50% discount) would produce dilution of 10.0%.
If we subsequently determined that our NAV per share increased to $11.00 on the then outstanding 125,000,000 shares and contemplated an additional offering, we could, for example, propose to sell approximately 31,250,000 additional shares at a price that would be expected to yield net proceeds to us of $8.25 per share, resulting in incremental dilution of 5.0%, before we would reach the aggregate 15% limit. If we file a new post-effective amendment, the threshold would reset.

The following three headings and accompanying tables explain and provide hypothetical examples assuming proceeds are temporarily invested in cash equivalents on the impact of an offering at a price less than NAV per share on three different sets of investors:
•
existing stockholders who do not purchase any shares in the offering;

•
existing stockholders who purchase a relatively small number of shares in the offering or a relatively large number of shares in the offering; and

•
new investors who become stockholders by purchasing shares in the offering.

Impact on Existing Stockholders who do not Participate in the Offering
Our existing stockholders who do not participate, or who are not given the opportunity to participate, in an offering below NAV per share or who do not buy additional shares of common stock in the secondary market at the same or lower price we obtain in the offering (after any underwriting discounts and commissions) face the greatest potential risks. All stockholders will experience an immediate decrease (often called dilution) in the NAV of the shares of common stock they hold. Stockholders who do not participate in the offering will also experience a disproportionately greater decrease in their participation in our earnings and assets and their voting power than stockholders who do participate in the offering. All stockholders may also experience a decline in the market price of their shares of common stock, which often reflects, to some degree, announced or potential increases and decreases in NAV per share. This decrease could be more pronounced as the size of the offering and level of discounts increase.
The following examples illustrate the level of NAV dilution that would be experienced by a nonparticipating stockholder in three different hypothetical common stock offerings of different sizes and levels of discount from NAV per share, although it is not possible to predict the level of market price decline that may occur. Actual sales prices and discounts may differ from the presentation below.
The examples assume that Company XYZ has 1,000,000 shares of common stock outstanding, $15.0 million in total assets and $5.0 million in total liabilities. The current NAV and NAV per share are thus $10.0 million and $10.00, respectively. The table below illustrates the dilutive effect on nonparticipating Stockholder A of (1) an offering of 50,000 shares (5% of the outstanding shares) at $9.50 per share after offering expenses and commissions (a 5% discount from NAV); (2) an offering of 100,000 shares (10% of the outstanding shares) at $9.00 per share after offering expenses and commissions (a 10% discount from NAV); (3) an offering of 250,000 shares (25% of the outstanding shares) at $7.50 per share after offering expenses and commissions (a 25% discount from NAV); and (4) an offering of 250,000 shares (25% of the outstanding shares) at $0.001 per share after offering expenses and commissions (effectively a 100% discount from NAV). The 100% column in the following table is presented for illustrative purposes only, as our directors would not be able to approve such an offering under Delaware law.

		Example 1 5% Offering at 5% Discount		Example 2 10% Offering at 10% Discount		Example 3 25% Offering at 25% Discount		Example 4 25% Offering at 100% Discount
	Prior to Sale Below NAV	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per share to public	—	$10.00	—	$9.47	—	$7.89	—	$0.001	—
Net proceeds per share to issuer	—	$9.50	—	$9.00	—	$7.50	—	$0.001	—
Decrease to NAV
Total shares outstanding	1,000,000	1,050,000	5.00%	1,100,000	10.00%	1,250,000	25.00%	1,250,000	25.00%
NAV per share	$10.00	$9.98	(0.20)%	$9.91	(0.90)%	$9.50	(5.00)%	$8.00	(20.00)%
Dilution to Stockholder
Shares held by Stockholder A	10,000	10,000	—	10,000	—	10,000	—	10,000	—
Percentage held by Stockholder A	1.00%	0.95%	(5.00)%	0.91%	(9.00)%	0.80%	(20.00)%	0.80%	(20.00)%
Total Asset Values
Total NAV held by Stockholder A	$100,000	$99,800	(0.20)%	$99,100	(0.90)%	$95,000	(5.00)%	$80,000	(20.00)%
Total investment by Stockholder A (assumed to be $10.00 per Share)	$100,000	$100,000	—	$100,000	—	$100,000	—	$100,000	—
Total dilution to Stockholder A (total NAV less total investment)	—	$(200)	—	$(900)	—	$(5,000)	—	$(20,000)	—
Per Share Amounts
NAV per share held by Stockholder A	—	$9.98	—	$9.91	—	$9.50	—	$8.00	—
Investment per share held by Stockholder A (assumed to be $10.00 per share on shares held prior to sale)	$10.00	$10.00	—	$10.00	—	$10.00	—	$10.00	—
Dilution per share held by Stockholder A (NAV per share less investment per share)	—	$(0.02)	—	$(0.09)	—	$(0.50)	—	$(2.00)	—
Percentage dilution to Stockholder A (dilution per share divided by investment per share)	—	—	(0.20)%	—	(0.90)%	—	(5.00)%	—	(20.00)%
Impact on Existing Stockholders who Participate in the Offering
Our existing stockholders who participate in an offering below NAV per share or who buy additional shares of common stock in the secondary market at the same or lower price as we obtain in the offering (after any underwriting discounts and commissions) will experience the same types of NAV dilution as the nonparticipating stockholders, albeit at a lower level, to the extent they purchase less than the same percentage of the discounted offering as their interest in our shares of common stock immediately prior to the offering. The level of NAV dilution on an aggregate basis will decrease as the number of shares of common stock such stockholders purchase increases. Existing stockholders who buy more than such percentage will experience NAV dilution but will, in contrast to existing stockholders who purchase less than their proportionate share of the offering, experience an increase (often called accretion) in NAV per share over their investment per share and will also experience a disproportionately greater increase in their participation in our earnings and assets and their voting power than our increase in assets, potential earning power and voting interests due to the offering. The level of accretion will increase as the excess number of shares of common stock such stockholder purchases increases. Even a stockholder who over-participates will, however, be subject to the risk that we may make additional discounted offerings in which such stockholder does not participate, in which case such a stockholder will experience NAV dilution as described above in such subsequent offerings. These stockholders may also experience a decline in the market price of their shares, which often reflects to some degree announced or potential increases and decreases in NAV per share. This decrease could be more pronounced as the size of the offering and level of discount to NAV increases.
The examples assume that Company XYZ has 1,000,000 shares of common stock outstanding, $15.0 million in total assets and $5.0 million in total liabilities. The current NAV and NAV per share are thus $10.0 million and $10.00, respectively. The table below illustrates the (dilutive) and accretive effect in the hypothetical 25% discount offering from the prior chart for Stockholder A that acquires shares equal to (1) 50% of their proportionate share of the offering (i.e., 1,250 shares, which is 0.50% of the offering of 250,000 shares rather than their 1.00% proportionate share) and (2) 150% of their proportionate share of the offering (i.e., 3,750 shares, which is 1.50% of the offering of 250,000 shares rather than their 1.00% proportionate share). The prospectus supplement pursuant to which any discounted offering is made will include a chart for this example based on the actual number of shares in such offering and the actual discount from the most recently determined NAV per share.
	Prior to Sale Below NAV	50% Participation		150% Participation
		Following Sale	% Change	Following Sale	% Change
Offering Price
Price per share to public	—	$7.89	—	$7.89	—
Net proceeds per share to issuer	—	$7.50	—	$7.50	—
Increases in Shares and Decrease to NAV
Total shares outstanding	1,000,000	1,250,000	25.00%	1,250,000	25.00%
NAV per share	$10.00	$9.50	(5.00)%	$9.50	(5.00)%
(Dilution)/Accretion to Participating Stockholder A
Shares held by Stockholder A	10,000	11,250	12.50%	13,750	37.50%
Percentage held by Stockholder A	1.0%	0.90%	(10.00)%	1.10%	10.00%
Total Asset Values
Total NAV held by Stockholder A	$100,000	$106,875	6.88%	$130,625	30.63%
Total investment by Stockholder A (assumed to be $10.00 per share on shares held prior to sale)	$100,000	$109,863	9.86%	$129,588	29.59%
Total (dilution)/accretion to Stockholder A (total NAV less total investment)	—	$(2,988)	—	$1,037
Per Share Amounts
NAV per share held by Stockholder A	—	$9.50	—	$9.50
Investment per share held by Stockholder A (assumed to be $10.00 per share on shares held prior to sale)	$10.00	$9.77	(2.30)%	9.42	(5.80)%
(Dilution)/accretion per share held by Stockholder A (NAV per share less investment per share)	—	(0.27)	—	$0.08	—
Percentage (dilution)/accretion to Stockholder A (dilution/ accretion per share divided by investment per share)	—	—	(2.76)%	—	0.85%

Impact on New Investors
The following examples illustrate the level of NAV dilution or accretion that would be experienced by a new stockholder in three different hypothetical common stock offerings of different sizes and levels of discount from NAV per share, although it is not possible to predict the level of market price decline that may occur. Actual sales prices and discounts may differ from the presentation below.
Investors who are not currently stockholders, but who participate in an offering below NAV and whose investment per share is greater than the resulting NAV per share due to any underwriting discounts and expenses paid by us will experience an immediate decrease, albeit small, in the NAV of their shares of common stock and their NAV per share compared to the price they pay for their shares. Investors who are not currently stockholders and who participate in an offering below NAV per share and whose investment per share is also less than the resulting NAV per share due to any underwriting discounts and expenses paid by us being significantly less than the discount per share, will experience an immediate increase in the NAV of their shares and their NAV per share compared to the price they pay for their shares. All these investors will experience a disproportionately greater participation in our earnings and assets and their voting power than our increase in assets, potential earning power and voting interests. These investors will, however, be subject to the risk that we may make additional discounted offerings in which such new stockholder does not participate, in which case such new stockholder will experience dilution as described above in such subsequent offerings. These investors may also experience a decline in the market price of their shares, which often reflects to some degree announced or potential increases and decreases in NAV per share. This decrease could be more pronounced as the size of the offering and level of discounts increases.
The following examples illustrate the level of NAV dilution or accretion that would be experienced by a new stockholder who purchases the same percentage (1.00%) of the shares in the three different hypothetical offerings of common stock of different sizes and levels of discount from NAV per share. The examples assume that Company XYZ has 1,000,000 shares of common stock outstanding, $15.0 million in total assets and $5.0 million in total liabilities. The current NAV and NAV per share are thus $10.0 million and $10.00, respectively. The table below illustrates the dilutive and accretive effects on Stockholder A at (1) an offering of 50,000 shares (5% of the outstanding shares) at $9.50 per share after offering expenses and commissions (a 5% discount from NAV); (2) an offering of 100,000 shares (10% of the outstanding shares) at $9.00 per share after offering expenses and commissions (a 10% discount from NAV); (3) an offering of 250,000 shares (25% of the outstanding shares) at $7.50 per share after offering expenses and commissions (a 25% discount from NAV); and (4) an offering of 250,000 shares (25% of the outstanding shares) at $0.001 per share after offering expenses and commissions (effectively a 100% discount from NAV). The 100% column in the following table is presented for illustrative purposes only, as our directors would not be able to approve such an offering under Delaware law.

	Prior to Sale Below NAV	Example 1 5% Offering at 5% Discount		Example 2 10% Offering at 10% Discount		Example 3 25% Offering at 25% Discount		Example 4 25% Offering at 100% Discount
		Following Sale	% Change	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per share to public	—	$10.00	—	$9.47	—	$7.89	—	$0.001	—
Net offering proceeds per share to issuer	—	$9.50	—	$9.00	—	$7.50	—	$0.001	—
Decrease to NAV
Total shares outstanding	—	1,050,000	5.00%	1,100,000	10.00%	1,250,000	25.00%	1,250,000	25.00%
NAV per share	—	$9.98	(0.20)%	$9.91	(0.90)%	$9.50	(5.00)%	$8.00	(20.00)%
Dilution to Stockholder A
Shares held by Stockholder A	—	500	—	1,000	—	2,500	—	2,500	—
Percentage held by Stockholder A	—	0.05%	—	0.90%	—	0.20%	—	0.20%	—
Total Asset Values
Total NAV held by Stockholder A	—	$4,990	—	$9,910	—	$23,750	—	$20,000	—
Total investment by Stockholder A	—	$5,000	—	$9,470	—	$19,725	—	$2.50	—
Total (dilution)/accretion to Stockholder A (total NAV less total investment)	—	$(10)	—	$440	—	$4,025	—	$19,997.50	—
Per Share Amounts
NAV per share held by Stockholder A	—	$9.98	—	$9.91	—	$9.50	—	$8.00	—
Investment per share held by Stockholder A	—	$10.00	—	$9.47	—	$7.89	—	$0.001	—
(Dilution)/Accretion per share held by Stockholder A (NAV per share less investment per share)	—	$(0.02)	—	$0.44	—	$1.61	—	$8.00	—
Percentage (dilution)/ accretion to Stockholder A ((dilution)/accretion per share divided by investment per share)	—	—	(0.20)%	—	4.65%	—	20.41%	—	—

PORTFOLIO COMPANIES
The following table sets forth certain information as of December 31, 2018 for each portfolio company in which we had an investment. Other than these investments, our only formal relationships with our portfolio companies are the managerial assistance that we may provide upon request and the board observer or participation rights we may receive in connection with an investment. Except as otherwise noted, we do not “control” and are not an “affiliate” of any of our portfolio companies, each as defined in the 1940 Act. In general, under the 1940 Act, we would “control” a portfolio company if we owned more than 25% of its voting securities and would be an “affiliate” of a portfolio company if we owned five percent or more of its voting securities.
All debt investments were income producing as of December 31, 2018, unless otherwise noted. Preferred and common equity investments are non-income producing unless otherwise noted.
Name and Address of Portfolio Company	Industry	Type of Investment(1)	Interest Rate(2)(3)	Maturity Date	$ Par/Share (in thousands)	Fair Value of Investments (in thousands)	Percentage of Class Held(4)
Account Control Technology Holdings, Inc. 21700 Oxnard Street, Suite 1400, Woodland Hills, CA 91367	Diversified Support Services	First Lien Secured Term Loan	11.28% (L+8.75%, 1.00% Floor)	04/28/2022	3,933	$3,920	20.56%
AG Kings Holdings, Inc. 700 Lanidex Plaza, Parsippany, NJ 07054	Food Retail	First Lien Secured Term Loan	12.75% (L+9.95%, 1.00% Floor)	08/10/2021	13,031	11,076	11.67
Alpha Media, LLC 1211 SW 5th Avenue, Suite 750, Portland, OR 97204	Broadcasting	First Lien Secured Term Loan	9.00% (L+9.50%, 1.00% Floor)	02/25/2022	10,877	10,493	5.27
Arcole Acquisition Corp.(6) 7 Huntingdale Road, Winnipeg, MB R3P 2G7	Other Diversified Financial Services	First Lien Secured Term Loan A	9.96% (L+7.25%, 1.00% Floor)	11/30/2023	7,588	7,448	15.53
		First Lien Secured Term Loan B	17.21% (L+14.50%, 1.00% Floor, 1.50% PIK)	11/30/2023	1,870	1,836	15.53
AST-Applications Software Technology LLC 485 Lexington Avenue, 23rd Floor, New York, NY 10017	IT Consulting & Other Services	First Lien Secured Term Loan	10.52% (L+8.00%, 1.00% Floor, 1.00% PIK)	01/10/2023	4,214	4,088	15.08
Bulk Midco, LLC 338 Pier Avenue, Hermosa Beach, CA, 90254	Cable & Satellite	First Lien Secured Term Loan	10.10% (L+7.33%, 1.00% Floor)	06/08/2023	15,000	14,700	14.36
Caelus Energy Alaska 03, LLC 8401 N. Central Expressway, Dallas, TX 75225	Oil & Gas Exploration & Production	Second Lien Secured Term Loan	10.30% (L+7.50%, 1.25% Floor)	04/15/2020	17,342	17,342	6.19
Clarus Commerce, LLC 500 Enterprise Drive, 2nd Floor Rocky Hill, Connecticut 06067 ,	Internet Retail	First Lien Secured Term Loan	10.95% (L+8.42%, 1.00% Floor)	03/09/2023	17,100	17,100	17.87
Crews of California, Inc. 8685 W. Sahara Avenue, Las Vegas, NV 89117	Food Retail	First Lien Secured Term Loan	13.44% (L+11.00%, 1.00% Floor, 1.00% PIK)	11/20/2019	10,354	10,251	100.00
		First Lien Secured Revolving Loan	13.44% (L+11.00%, 1.00% Floor, 1.00% PIK)	11/20/2019	5,171	5,120	100.00
		First Lien Secured Delayed Draw Term Loan	13.44% (L+11.00%, 1.00% Floor, 1.00% PIK)	11/20/2019	2,974	2,944	100.00
		Warrants(5)	—	12/31/2024	—	6	24.00
Fluent, Inc.(5)(8) 300 Vesey Street, 9th Floor, New York, NY 10282	Advertising	Common Stock	—	—	187	706	0.24

Name and Address of Portfolio Company	Industry	Type of Investment(1)	Interest Rate(2)(3)	Maturity Date	$ Par/Share (in thousands)	Fair Value of Investments (in thousands)	Percentage of Class Held(4)
Fluent, LLC 33 Whitehall Street, 15th Floor, New York, NY 10004	Advertising	First Lien Secured Term Loan	9.52% (L+7.00%, 0.50% Floor)	03/27/2023	10,771	10,771	17.86
Fox Rent A Car, Inc.(5) 5500 W. Century Boulevard, Los Angeles, CA 90045	Trucking	Warrants	—	12/31/2022	—	100	0.77
FPT Operating Company, LLC/ TLabs Operating Company, LLC 12700 Park Central Drive, Suite 1100, Dallas, TX 75241	Data Processing & Outsourced Services	First Lien Secured Term Loan	10.60% (L+8.25%, 1.00% Floor)	12/23/2021	25,394	24,707	50.00
Golden Pear Funding Assetco, LLC(6) 100 Quentin Roosevelt Blvd., Garden City, NY 11530	Specialized Finance	Second Lien Secured Term Loan	12.85% (L+10.50%, 1.00% Floor)	03/20/2024	17,500	17,150	54.69
Grupo HIMA San Pablo, Inc. P.O. Box 4980, Caguas, PR 00726.	Health Care Facilities	First Lien Secured Term Loan	11.52% (L+9.00%, 1.50% Floor)	05/31/2019	14,065	11,955	13.27
		Second Lien Secured Term Loan(9)	15.75% (2.00% PIK)	07/31/2018	1,028	103	1.19
Honors Holdings, LLC 900 Circle 75 Pkwy, Suite 860, Atlanta, GA 30339	Leisure Facilities	First Lien Secured Term Loan	11.37% (L+8.94%, 0.00% Floor)	07/17/2023	7,500	7,355	17.55
ImageOne Industries, LLC 677 Dunksferry Road, Bensalem, PA 19020	Diversified Support Services	First Lien Secured Term Loan	12.52% (L+10.00%, 1.00% Floor, 2.00% PIK)	01/11/2023	7,264	6,683	26.23
JVMC Holdings Corp. 222 S. Riverside Plaza, Suite 1200, Chicago, IL 60606	Investment Banking & Brokerage	First Lien First Out Secured Term Loan	10.54% (L+8.02%, 1.00% Floor)	05/05/2022	12,488	12,726	12.27
		First Lien Last Out Secured Term Loan	14.52% (L+12.00%, 1.00% Floor)	05/05/2022	4,625	4,713	7.69
Lenny & Larry’s, LLC 14300 Arminta Street, Panorama City, CA 91402	Packaged Foods & Meats	First Lien Secured Term Loan	9.29% (L+6.84%, 1.00% Floor)	05/15/2023	13,449	12,777	14.34
Lift Brands, Inc. 2411 Galpin Court, Suite 110, Chanhassen, MN 55317	Leisure Facilities	First Lien Secured Term Loan	9.80% (L+7.00%, 1.00% Floor)	04/16/2023	10,858	10,433	9.10
		First Lien Secured Revolving Loan(10)	9.09% (L+7.00%, 1.00% Floor)	04/16/2023	128	110	7.52
London Trust Media Incorporated 4643 S. Ulster Street, Suite 1120, Denver, CO 80237	Internet Software & Services	First Lien Secured Term Loan	10.53% (L+8.00%, 1.00% Floor)	02/01/2023	10,925	10,816	32.86
LS GFG Holdings Inc. 5555 Glenridge Connector, Suite 850, Atlanta, GA 30342.	Restaurants	First Lien Secured Term Loan	8.47% (L+6.00%, 1.00% Floor)	11/19/2025	10,340	10,020	4.14
Mills Fleet Farm Group, LLC 512 Laurel Street, Brainerd, MN 56401	Department Stores	First Lien Secured Term Loan	8.77% (L+6.25%, 1.00% Floor)	10/24/2024	15,000	14,707	3.75
Multicultural Radio Broadcasting, Inc. 27 William Street, 11th Floor, New York, NY 10005	Broadcasting	First Lien Secured Term Loan	10.52% (L+8.00%, 1.00% Floor)	12/28/2022	17,882	17,739	23.53
Nelson Worldwide, LLC 226 Walnut Street, Philadelphia, PA, 19106.	Research & Consulting Services	First Lien Secured Term Loan	11.16% (L+8.75%, 1.00% Floor)	01/09/2023	14,303	13,903	25.18
Nicholas & Associates, LLC(5) 7660 Beverly Blvd. 167, Los Angeles, CA 90036	Food Retail	Warrants	—	12/31/2024	2	131	24.00

Name and Address of Portfolio Company	Industry	Type of Investment(1)	Interest Rate(2)(3)	Maturity Date	$ Par/Share (in thousands)	Fair Value of Investments (in thousands)	Percentage of Class Held(4)
NMFC Senior Loan Program I LLC(5)(6)(7) 787 Seventh Avenue, New York, NY 10019	Specialized Finance	LLC Units	—	08/31/2021	10,000	9,630	10.75
NNA Services, LLC 9350 De Soto Avenue, Chatsworth, CA 91313	Diversified Support Services	First Lien Secured Term Loan	9.80% (L+7.00%, 1.00% Floor)	10/16/2023	10,434	10,202	30.00
Oasis Legal Finance, LLC(6) 9525 West Bryn Mawr Avenue, Suite 900, Rosemont, IL 60018	Specialized Finance	Second Lien Secured Term Loan	13.10% (L+10.75%, 1.00% Floor)	03/09/2022	20,000	20,000	40.00
Outcome Health 330 N. Wabash Avenue, Suite 2500, Chicago, IL 60611	Advertising	First Lien Secured Term Loan	12.31% (L+9.50%, 1.00% Floor, 3.00% PIK)	12/22/2021	7,943	6,408	3.31
Pinnacle Management Group, LLC(5) 4114 Columns Drive SE, Marietta, GA 30067.	Food Retail	Warrants	—	12/31/2024	2	131	24.00
Planet Fit Indy 10 LLC c/o Atlantic Street Capital Management, LLC, 281 Tresser Blvd., Suite 601, Stamford, CT 06901	Leisure Facilities	First Lien Incremental Term Loan	10.04% (L+7.25%, 1.00% Floor)	03/07/2022	9,892	9,841	17.28
		First Lien Initial Delayed Draw Loan	9.82% (L+7.25%, 1.00% Floor)	03/07/2022	6,183	6,153	25.24
		First Lien Initial Term Loan	10.02% (L+7.25%, 1.00% Floor)	03/07/2022	130	130	0.48
PMA Holdco, LLC 1580 Santa Barbara Blvd., The Villages, FL 32159	Health Care Services	First Lien Secured Term Loan	10.30% (L+7.50%, 1.00% Floor)	06/28/2023	14,875	14,577	31.58
		Warrants(5)	—	06/28/2028	8	393	0.79
Quest Events, LLC 2591 Dallas Parkway, Suite 201, Frisco, TX 75034	Diversified Support Services	First Lien Secured Term Loan	8.81% (L+6.00%, 1.00% Floor)	12/28/2024	10,942	10,724	18.70
		First Lien Secured Revolving Loan(11)	8.81% (L+6.00%, 1.00% Floor)	12/28/2024	—	—	18.71
		Preferred Units(5)	—	—	317	317	0.54
RC3 Enterprises, LLC(5) 705 Town Boulevard 170, Atlanta, GA 30319	Food Retail	Warrants	—	12/31/2024	2	131	24.00
RCS Creditor Trust(5)(7) c/o Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036	Other Diversified Financial Services	Class B Units	—	—	143	535	13.83
Rural Media Group, Inc. 49 Music Square West, Suite 301, Nashville, TN 37203	Broadcasting	First Lien Secured Term Loan	10.38% (L+7.86%, 1.00% Floor)	12/29/2022	7,000	6,860	23.78
SFS Global Holding Company(5) 13190 Telfair Avenue, Sylmar, CA 91342.	Other Diversified Financial Services	Warrants	—	12/28/2025	—	—	9.00
Sigue Corporation(5) 13190 Telfair Avenue, Sylmar, CA 91342	Other Diversified Financial Services	Second Lien Secured Term Loan	14.80% (L+12.00%, 1.00% Floor)	09/30/2019	24,904	24,344	100.00
		Warrants	—	12/28/2025	7	901	9.00
Source Code Midco, LLC 159 Overland Road, Waltham, MA 02451	Technology Hardware,	First Lien Secured Term Loan	11.28% (L+8.75%, 1.00% Floor)	05/04/2023	14,182	13,898	29.09
	Storage & Peripherals

Name and Address of Portfolio Company	Industry	Type of Investment(1)	Interest Rate(2)(3)	Maturity Date	$ Par/Share (in thousands)	Fair Value of Investments (in thousands)	Percentage of Class Held(4)
StackPath, LLC & Highwinds Capital, Inc. 2021 McKinney Avenue, Suite 1100, Dallas, TX 75201	Internet Software & Services	Second Lien Secured Term Loan	12.33% (L+9.50%, 1.00% Floor)	02/02/2024	18,000	14,760	40.00
Sunteck/TTS Holdings, LLC 6413 Congress Avenue, Suite 260, Boca Raton, FL 33487	Trucking	Second Lien Secured Term Loan	11.79% (L+9.00%, 1.00% Floor)	06/15/2022	3,500	3,468	17.50
Sure Fit Home Products, LLC 8000 Quarry Road, Alburtis, PA 18011	Home Furnishings	First Lien Secured Term Loan	12.31% (L+9.50%, 1.00% Floor)	07/13/2022	5,530	5,392	9.03
Team Car Care Holdings, LLC 6250 North River Road, Rosemont, IL 60018	Automotive Retail	First Lien Secured Term Loan	10.54% (base rate+7.99%, 1.00% Floor)	02/23/2023	17,183	16,840	19.22
Total						$469,564

(1)
Except as otherwise noted, all investments are non-controlled/non-affiliate investments as defined by the 1940 Act and provide collateral for the Credit Facility.

(2)
The investments bear interest at a rate that may be determined by reference to LIBOR, or L, which resets monthly, quarterly or semiannually or an alternate base rate (commonly based on the U.S. Prime Rate, or P, as published by the Wall Street Journal).

(3)
The interest rate is the “all-in-rate” including the current index and spread, the fixed rate and the PIK interest rate, as the case may be.

(4)
Percentage of class held reflects management’s good faith estimate based on information made available by the underlying portfolio company. Percentages shown for warrants held represent the percentages of common stock we may own on a fully diluted basis, assuming we exercise our warrants or they are converted to common stock.

(5)
The investment or a portion of the investment does not provide collateral for the Company’s Credit Facility.

(6)
Not a qualifying asset under Section 55(a) of the 1940 Act. Under the 1940 Act, we may not acquire any non-qualifying asset unless, at the time the acquisition is made, qualifying assets represent at least 70% of our total assets. Qualifying assets represent 89% of total assets.

(7)
Investment is a non-controlled/affiliate investment as defined by the 1940 Act.

(8)
The fair value of the investment was determined using observable inputs.

(9)
The investment is on non-accrual status.

(10)
$624 of total commitment of $752 remains undrawn as of December 31, 2018.

(11)
Total commitment of $935 remains undrawn as of December 31, 2018.

There were no portfolio companies in which our investment exceeded five percent of total assets as of December 31, 2018.

MANAGEMENT
Our business and affairs are managed under the direction of our board of directors, or the board. The board currently consists of seven members, four of whom are not “interested persons” of the Company as defined in Section 2(a)(19) of the 1940 Act, and are “independent” as determined by the board, consistent with the rules of the NASDAQ Global Select Market. We refer to these individuals as our independent directors. The board elects our officers, who serve at the discretion of the board.
Board of Directors and its Leadership Structure
Under our certificate of incorporation, our directors are divided into three classes. Each class of directors will hold office for a three-year term. However, the initial members of the three classes have initial terms of one, two and three years, respectively. At each annual meeting of our stockholders, directors are elected for staggered terms of three years, with the term of office of only one of these three classes of directors expiring each year. Each director holds office for the term to which he or she is elected and until his or her successor is duly elected and qualifies.
Oversight of our investment activities extends to oversight of the risk management processes employed by our Investment Adviser as part of its day-to-day management of our investment activities. The board reviews risk management processes at both regular and special board meetings throughout the year, consulting with appropriate representatives of our Investment Adviser as necessary and periodically requesting the production of risk management reports or presentations. The goal of the board’s risk oversight function is to ensure that the risks associated with our investment activities are accurately identified, thoroughly investigated and responsibly addressed. Investors should note, however, that the board’s oversight function cannot eliminate all risks or ensure that particular events do not adversely affect the value of our investments.
The board has established an audit committee, a nominating and corporate governance committee and a compensation committee and may establish additional committees from time to time as necessary. The scope of each committee’s responsibilities is discussed in greater detail below. John Bolduc, Executive Managing Director of H.I.G. Capital, and therefore an interested person of the Company, serves as chairman of the board. The board believes that it is in the best interests of our investors for Mr. Bolduc to lead the board because of his familiarity with our portfolio companies, his broad experience with the day-to-day management and operation of other investment funds and his significant background in credit investing and in the financial services industry, as described below.
The board does not have a lead independent director. However, Rick D. Puckett, the chairman of the audit committee, is an independent director and acts as a liaison between the independent directors and management between meetings of the board. Mr. Puckett is involved in the preparation of agendas for board and committee meetings. The board believes that its leadership structure is appropriate because the structure allocates areas of responsibility among the individual directors and the committees in a manner that enhances effective oversight. The board also believes that its small size creates an efficient governance structure that provides opportunity for direct communication and interaction between our Investment Adviser and the board.

Directors
Information regarding the board of directors as of the date of this prospectus is as follows:
Name, Age and Address(1)	Position(s) Held with the Company	Term of Office and Length of Time Served	Principal Occupation(s) During the Past Five Years	Other Directorships Held by Directoror Nominee for Director During the Past Five Years(2)
Independent Director
Kevin F. Burke (65)	Director, Co-Chairman of the Nominating and Corporate Governance Committee	Class I director since 2017; term expires 2022 (if re-elected)	Mr. Burke serves as a Senior Advisor to THL Credit Advisors LLC, an alternative credit investment manager for both direct lending and broadly syndicated investments through public and private vehicles, and to Churchill Asset Management LLC, a leading provider of senior and unitranche debt financing to middle market companies. Previously, from January 2016 until December 2016, Mr. Burke was a Senior Managing Director responsible for Loan Syndication, Sales and Trading at Antares Capital, a company specializing in acquisition finance for private equity firms. Prior to this position, from April 2003 until December 2015, Mr. Burke was a Senior Managing Director of GE Capital, a leading provider of debt financing to the U.S. sponsor middle market.	None
G. Stacy Smith (51)	Director, Co-Chairman of the Nominating and Corporate Governance Committee	Class I director since 2015; term expires 2022 (if re-elected)	Mr. Smith has served as a partner of each of Trinity Investment Group, an investment firm, and SCW Capital, LP, a hedge fund, since 2013. From 1997 through December 2012, Mr. Smith was a partner at Walker Smith Capital, a hedge fund.	Mr. Smith currently serves on the board of directors of Independent Bank Group, a bank holding company, to which he was elected in February 2013. He also serves on the board of directors of USD Partners LP, an energy-related logistics company, to which he was elected in October 2015.
Independent Directors
Rick P. Frier (57)	Director, Chairman of the Compensation Committee	Class II director since 2016; term expires 2020	Mr. Frier was Chief Financial Officer of Chiquita Brands International, Inc., a producer and distributor of produce, from April 2013 until January 2015. Before his position with Chiquita Brands, from March 2005 until October 2012, Mr. Frier served as the Executive Vice President and Chief Financial Officer of Catalina Marketing Corporation, a personalized digital media marketing firm.	Mr. Frier currently serves on the board of directors of Affinion Group, Inc., a company that provides loyalty program and customer engagement solutions for other businesses, to which he was elected in November 2015. He also serves as the Chairman of the board of directors of Exal Corporation, a producer of aluminum cans, to which he was elected in December 2016.
Rick D. Puckett	Director,	Class III director	Until his retirement in	Mr. Puckett currently serves

Name, Age and Address(1)	Position(s) Held with the Company	Term of Office and Length of Time Served	Principal Occupation(s) During the Past Five Years	Other Directorships Held by Directoror Nominee for Director During the Past Five Years(2)
(65)	Chairman of the Audit Committee	since 2012; term expires 2021	December 2017, Mr. Puckett served as Executive Vice President, Chief Financial Officer and Treasurer of Snyder’s-Lance, Inc., a food manufacturer since December 2010. Prior to holding this position, Mr. Puckett served as Executive Vice President, Chief Financial Officer and Treasurer of Lance, Inc.	on the board of directors of SPX Corporation, an industrial equipment and manufacturing company, to which he was elected in October 2015. Mr. Puckett also serves on the board of Driven Brands, Inc., an automotive aftermarket conglomerate.
Interested Directors
Stuart Aronson (56)(4)	Chief Executive Officer and Director	Class II director since 2017; term expires 2020	Mr. Aronson serves as Group Head of the U.S. direct lending platform of H.I.G. Capital, L.L.C. (“H.I.G. Capital”), a position he has held since February 2016. Prior to joining H.I.G. Capital, from July 1990 through December 2015 Mr. Aronson served as an officer of the General Electric Company and as the President and Chief Executive Officer of the U.S. Sponsor Finance business of GE Capital (“GSF”), a leading provider of debt financing to the U.S. sponsor middle market.	Mr. Aronson currently serves on the board of Kids in Crisis, a non-profit organization located in Greenwich, Connecticut.
John Bolduc (54)(3)	Chairman of the board	Class III director since 2012; term expires 2021	Mr. Bolduc serves as an Executive Managing Director of H.I.G. Capital.	None
Jay Carvell (53)(5)	Director	Class II director since 2012; term expires 2020	Mr. Carvell serves as a Managing Director at an investment adviser affiliated with H.I.G. Capital. Prior to joining H.I.G. Capital, Mr. Carvell was a partner at WhiteHorse Capital Partners, L.P.	None

(1)
The business address of each director is c/o WhiteHorse Finance, Inc., 1450 Brickell Avenue, 31st Floor, Miami, Florida 33131.

(2)
No director otherwise serves as a director of any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the 1940 Act.

(3)
Mr. Bolduc is an interested director due to his position as an Executive Managing Director of H.I.G. Capital.

(4)
Mr. Aronson is an interested director due to his positions as an officer of the Company and as the Group Head of the U.S. direct lending platform of H.I.G. Capital.

(5)
Mr. Carvell is an interested director due to his position as a Managing Director of an investment adviser affiliated with H.I.G. Capital and his previous position as Chief Executive Officer of the Company until May 2016.

Information about the Officers Who Are Not Directors
Set forth below is certain information regarding our officers who are not directors.
Name	Age	Position
Edward J. Giordano	48	Interim Chief Financial Officer
Marco Collazos	43	Chief Compliance Officer
Biographical Information
Below is additional information about each director (supplementing the information provided in the table above) that describes some of the specific experiences, qualifications, attributes and/or skills that each director possesses and which the board believes has prepared each director to be an effective member of the board. The board believes that the significance of each director’s experience, qualifications, attributes and/or skills is an individual matter (meaning that experience or a factor that is important for one director may not have the same value for another) and that these factors are best evaluated at the board level, with no single director, or particular factor, being indicative of board effectiveness. However, the board believes that directors need to have the ability to review, evaluate, question and discuss critical information provided to them and to interact effectively with management, service providers and counsel, in order to exercise effective business judgment in the performance of their duties. The board believes that its members satisfy this standard. Experience relevant to having this ability may be achieved through a director’s professional experience, education and/or other personal experiences. The Company’s counsel has significant experience advising funds and fund board members. The board and its committees have the ability to engage other experts as appropriate. The board evaluates its performance on an annual basis.
The board believes that, collectively, the directors have balanced and diverse experience, qualifications, attributes and skills, which allow the board to operate effectively in governing the Company and protecting the interests of its stockholders. Below is a description of the various experiences, qualifications, attributes and/or skills with respect to each director considered by the board.
Interested Directors
Stuart Aronson:   Mr. Aronson has served as our Chief Executive Officer since May 2016 and has served as a director since May 2017. Mr. Aronson also currently serves as Group Head of the U.S. direct lending platform of H.I.G. Capital, a position he has held since February 2016. In this position, Mr. Aronson is responsible for building the debt solutions offered by H.I.G. Capital to non-sponsor and sponsor borrowers in the U.S. middle market. Prior to joining H.I.G. Capital, from July 1990 through December 2015 Mr. Aronson served as an officer of the General Electric Company and as the President and Chief Executive Officer of GSF. Mr. Aronson also served during this period on the board of directors of Peacock Equity Partners, a mid-to-late stage venture capital fund organized as a joint venture between GE Capital and NBC Universal. Prior to joining GSF, Mr. Aronson led the commercial and industrial platform of GE Structured Finance (Americas), Inc., which provided structured debt and equity solutions to borrowers in the United States, Europe and Asia. Before that, he held several positions with GE Capital Markets Group, Inc., including serving as leader of domestic product execution, including syndications, private placements, securitization and trade finance. Mr. Aronson began his career in the syndications group of Chemical Banking Corporation. He also currently serves on the board of Kids in Crisis in Greenwich, Connecticut. Mr. Aronson graduated cum laude from Tufts University and received an M.B.A. with honors from Columbia Business School.
Mr. Aronson’s expertise in sponsored lending and his experience as our Chief Executive Officer and Group Head of the U.S. direct lending platform of H.I.G. Capital are among the attributes that led to the conclusion that Mr. Aronson should serve on the board.
John Bolduc:   Mr. Bolduc has been Chairman of the board since 2012. Mr. Bolduc is an Executive Managing Director of H.I.G. Capital, having joined the firm in 1993. Mr. Bolduc is responsible for leading H.I.G. Capital’s Credit Platform, which manages approximately $11 billion of AUM across multiple investment funds. He has more than 25 years of experience focused on credit investments, including primary loans and distressed debt, as well as private equity investments. Mr. Bolduc currently serves on the boards of directors of several privately held companies. Prior to joining H.I.G. Capital in 1993, Mr. Bolduc was at the management-consulting firm of Bain & Company, a leading worldwide management-consulting firm, where he directed domestic and international assignments for Fortune 500 clients. Prior to joining Bain & Company, Mr. Bolduc worked for three years as the Assistant to the President of Chemed Corporation (NYSE: CHE), a specialty chemical company. Mr. Bolduc is a graduate of Lehigh University with a B.S. degree in Computer Science and earned his M.B.A. from the University of Virginia’s Darden School of Business.
Mr. Bolduc was selected to serve as Chairman of the board due, in part, to his familiarity with our portfolio companies, his broad experience with the day-to-day management and operation of other investment funds and his significant background investing in debt and working in the financial services industry.
Jay Carvell:   Mr. Carvell has served as a director since 2012. Mr. Carvell also serves as a Managing Director at an H.I.G. Capital-affiliated investment adviser. He is responsible for all aspects of our investment process, including sourcing, structuring and post-closing strategies, as well as portfolio management. Until May 2016, Mr. Carvell served as Chief Executive Officer of the Company. Prior to joining H.I.G. Capital, Mr. Carvell was a founding partner of WhiteHorse Capital Partners, L.P., a leading credit investor and manager of collateralized loan obligations. At WhiteHorse Capital Partners, L.P., Mr. Carvell co-managed portfolios of par and distressed loans across numerous industries and sectors through several market cycles. Mr. Carvell has over 16 years of experience in credit investment and management, including structuring and placement, trading and restructuring and reorganization. This experience branches across lower mid-cap, mid-cap and broadly syndicated investments. Before founding WhiteHorse Capital Partners, L.P. in 2003, Mr. Carvell held various positions with Highland Capital Management, L.P. and PricewaterhouseCoopers LLP. Mr. Carvell earned both a B.A. and an M.B.A. from the University of Texas at Austin and holds the Chartered Financial Analyst designation.
Mr. Carvell was selected to serve as a director on the board due to his experience investing in credit instruments and managing WhiteHorse Capital Partners, L.P. Mr. Carvell’s experience building WhiteHorse Capital Partners, L.P. brings expertise in developing a successful credit investment firm to the board.
Independent Directors
Kevin F. Burke:   Mr. Burke has served as a director since May 2017. He currently serves as a Senior Advisor to THL Credit Advisors LLC, an alternative credit investment manager for both direct lending and broadly syndicated investments through public and private vehicles, and to Churchill Asset Management LLC, a leading provider of senior and unitranche debt financing to middle market companies. From January 2016 until December 2016, Mr. Burke served as Senior Managing Director of the loan syndication sales and trading department of Antares Capital, a company specializing in acquisition finance for private equity firms. Prior to this position, from April 2003 until December 2015, Mr. Burke was a Senior Managing Director of GE Capital, a leading provider of debt financing to the U.S. sponsor middle market. Mr. Burke received a Bachelor of Arts in History from Harvard University in 1976.
Mr. Burke’s experience as a senior managing director and his debt financing expertise is among the attributes that led to the conclusion that Mr. Burke should serve on the board.
Rick P. Frier:   Mr. Frier has served as a director since August 2016. He currently serves on the board of directors of Affinion Group, Inc., where he is the Chairman of the Audit Committee and serves on the Compensation Committee, to which he was elected in November 2015. He is currently the Chairman of the board for Exal Corporation, to which he was elected in December 2016. Mr. Frier also served as a director of Shearer’s Food Inc. from August 2017 until February 2018. Prior to these positions, from April 2013 until January 2015 Mr. Frier was the Executive Vice President and Chief Financial Officer of Chiquita Brands International, Inc. Before his position with Chiquita Brands, from March 2005 until October 2012, Mr. Frier served as the Executive Vice President, Chief Financial Officer and director of Catalina Marketing Corporation. Mr. Frier received a Bachelor of Science in Business Administration from the University of Southern California, and an M.B.A. from the Claremont Graduate University.
Mr. Frier’s experience as a board member and chief financial officer of several companies are among the attributes that led to the conclusion that Mr. Frier should serve on the board.

Rick D. Puckett:   Mr. Puckett has served as a director since 2012. Until his retirement in 2017, Rick D. Puckett was Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Snyder’s-Lance Inc., Charlotte, NC. In these positions, he led all Finance, Information Technology, Investor Relations, Risk Management, Corporate Relations and Treasury functions and supported the company’s achievement of strategic initiatives in supply chain management and sales efficiency improvements. Prior to Snyder’s-Lance, Mr. Puckett was Executive Vice President, Chief Financial Officer and Treasurer for United Natural Foods, Inc. Mr. Puckett is a Certified Public Accountant and received his degree in Accounting and his M.B.A. from the University of Kentucky. He is a director of SPX Corporation (NYSE:SPXC), a public company where he is the Chairman of the Audit Committee and serves on the Compensation and Governance Committees. He is also a director of Driven Brands, Inc., a privately held company. He is a member of the board of advisors for Wake Forest University Charlotte and previously served on the board of the NACD of Charlotte, National Association of Corporate Directors.
Mr. Puckett’s experience as Executive Vice President and Chief Financial Officer at a public company and his training as a Certified Public Accountant are among the attributes that led to the conclusion that Mr. Puckett should serve on the board.
G. Stacy Smith:   Mr. Smith has served as a director since 2015. Mr. Smith currently serves on the board of directors of Independent Bank Group, a bank holding company, to which he was elected in February 2013. He also currently serves on the board of directors of USD Partners LP, an energy-related logistics company, to which he was elected in October 2015. Mr. Smith co-founded in February 2013 and remains a partner of Trinity Investment Group, a firm which invests in private equity transactions, public equity securities and other assets. Since 2013, he has also served as a partner of SCW Capital, LP, a hedge fund. In 1997, Mr. Smith co-founded Walker Smith Capital, a Dallas-based small- and mid-cap equity hedge fund, where he was a partner and served as a portfolio manager until December 2012. Mr. Smith received a Bachelor of Business Administration in Finance and Accounting from the University of Texas at Austin in 1990.
Mr. Smith’s experience as a board member, partner for several investment companies and manager for a hedge fund are among the attributes that led to the conclusion that Mr. Smith should serve on the board.
Officers Who Are Not Directors
Edward J. Giordano:   Mr. Giordano has served as our interim Chief Financial Officer since August 2016. He also serves as Chief Financial Officer of H.I.G. Capital’s $11 billion Credit Platform, where he is responsible for the financial reporting and operations oversight for all of H.I.G.’s credit funds. Mr. Giordano has more than 13 years of experience focused on overseeing the finance functions of credit funds. Prior to joining H.I.G. Capital in 2013, Mr. Giordano was a Managing Director and Chief Accounting Officer of Black Diamond Capital Management, or BDCM, where he was responsible for the firm’s finance and operation groups overseeing all finance, accounting, tax and operational activities for BDCM and its affiliates. Previously, he was a Senior Manager in Ernst & Young’s and Arthur Andersen’s Transaction Advisory Services practices where he led teams providing financial, tax and human capital due diligence services to large private equity and strategic buyers. Prior to this, Mr. Giordano was a Senior Manager in Arthur Andersen’s audit practice where he was responsible for the audit process for regulated investment companies and companies in various other industries. Mr. Giordano earned his B.S. in Accounting from Villanova University.
Marco Collazos:   Mr. Collazos has served as our Chief Compliance Officer since November 2014. Mr. Collazos also currently serves as Director of Compliance for H.I.G. Capital, a position he has held since May 2013. Prior to joining H.I.G. Capital, Mr. Collazos served as Chief Compliance Officer in the Americas for EFG International from March 2011 until April 2013. Mr. Collazos previously worked as a Principal Consultant with ACA Compliance Group (a regulatory and compliance consulting firm), as well as a Compliance Examiner for several years with the SEC and with the Federal Reserve Bank of Atlanta. Mr. Collazos received a B.S. from the University of Central Florida and an M.B.A. from the University of Notre Dame.

Corporate Governance
The board has established an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee. For the fiscal year ended December 31, 2018, the board held five meetings, the Audit Committee held four meetings and the Compensation Committee and the Nominating and Corporate Governance Committee held three joint meetings. All directors attended at least 75% of the aggregate number of meetings of the board and of the respective committees on which they served that were held while they were members of the board. The Company requires each director to make a diligent effort to attend all board and committee meetings and encourages directors to attend the annual meetings of stockholders. With the exception of Mr. Bolduc, each of the then-serving directors attended the 2018 annual meeting of stockholders.
Audit Committee
The members of the Audit Committee are Messrs. Burke, Frier, Puckett and Smith, each of whom is independent for purposes of the 1940 Act and the NASDAQ corporate governance regulations. Mr. Puckett serves as Chairman of the Audit Committee. The Audit Committee is responsible for pre-approving the engagement of the independent accountants to render audit and/or permissible non-audit services, approving the terms of compensation of such independent accountants, reviewing with our independent accountants the plans and results of the audit engagement, reviewing the independence of our independent accountants and reviewing the adequacy of our internal accounting controls. The Audit Committee is also responsible for aiding the board in fair value pricing debt and equity securities that are not publicly-traded or for which current market values are not readily available. The board and Audit Committee use the services of one or more independent valuation firms to help them determine the fair value of these securities. The board has determined that Mr. Puckett is an “audit committee financial expert,” as defined under Item 407(d)(5) of Regulation S-K under the Securities Act. In addition, each member of our Audit Committee meets the current independence and experience requirements of Rule 10A-3 under the Exchange Act. The Audit Committee has adopted a written charter that is available on our website at www.whitehorsefinance.com.
Nominating and Corporate Governance Committee
The members of the Nominating and Corporate Governance Committee are Messrs. Burke, Frier, Puckett and Smith, each of whom is independent for purposes of the 1940 Act and the NASDAQ corporate governance regulations. Messrs. Burke and Smith serve as the Co-Chairmen of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for selecting, researching and nominating directors for election by our Stockholders, selecting nominees to fill vacancies on the board or a committee of the board, developing and recommending to the board a set of corporate governance principles and overseeing the evaluation of the board and our management. The Nominating and Corporate Governance Committee has adopted a written charter that is available on our website at www.whitehorsefinance.com.
The Nominating and Corporate Governance Committee considers stockholders’ recommendations for possible nominees for election as directors when such recommendations are submitted in accordance with our bylaws, the Nominating and Corporate Governance Committee charter and any applicable law, rule or regulation regarding director nomination. Our bylaws provide that a stockholder who wishes to nominate a person for election as a director at a meeting of stockholders must deliver written notice to our Secretary, Richard Siegel, c/o WhiteHorse Finance, Inc., 1450 Brickell Avenue, 31st Floor, Miami, Florida 33131. This notice must contain, as to each nominee, all of the information relating to such person as would be required to be disclosed in a proxy statement meeting the requirements of Regulation 14A under the Exchange Act and certain other information set forth in our bylaws, including the following information for each director nominee: full name, age and address; principal occupation during the past five years; directorships on publicly held companies and investment companies during the past five years; number of shares of our common stock owned, if any; and a written consent of the individual to stand for election if nominated by the board and to serve if elected by the stockholders. In order to be eligible to be a nominee for election as a director by a stockholder, such potential nominee must deliver to our Secretary a written questionnaire providing the requested information about the background and qualifications of such person and a written representation and agreement that such person is not and will not become a party to any voting agreements, any agreement or understanding with any person with respect to any compensation or indemnification in connection with service on the board and would be in compliance with all of our publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.
Criteria considered by the Nominating and Corporate Governance Committee in evaluating the qualifications of individuals for election as members of the board include compliance with the independence and other applicable requirements of the NASDAQ corporate governance requirements, the 1940 Act and the SEC, and all other applicable laws, rules, regulations and listing standards, the criteria, policies and principles set forth in the Nominating and Corporate Governance Committee charter and the ability to contribute to the effective management of the Company, taking into account its needs and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which the Company operates. The Nominating and Corporate Governance Committee has not adopted a formal policy with regard to the consideration of diversity in identifying individuals for election as members of the board, but the Nominating and Corporate Governance Committee will consider such factors as it may deem are in the best interests of the Company and its stockholders. Such factors may include the individual’s professional experience, education, skills and other individual qualities or attributes, including gender, race or national origin.
Compensation Committee
We established a Compensation Committee in May 2014. The members of our Compensation Committee are Messrs. Burke, Frier, Puckett and Smith, each of whom meets the independence standards established by the SEC and the NASDAQ corporate governance regulations. Mr. Frier serves as Chairman of the Compensation Committee. The Compensation Committee is responsible for determining, or recommending to the board for determination, the compensation, if any, of our Independent Directors, our chief executive officer and all of our other executive officers. Currently none of our executive officers is compensated by us and, as a result, the Compensation Committee does not produce and/or review a report on executive compensation practices. The Compensation Committee also has the authority to engage compensation consultants following consideration of certain factors related to such consultants’ independence. The Compensation Committee has adopted a written charter that is available on our website at www.whitehorsefinance.com.
Compensation of Our Directors
The Independent Directors will each receive an annual fee of $57,000 for the fiscal year ending December 31, 2019. They also receive $3,500 for each full Board meeting attended, $1,500 for each meeting of the Audit Committee or the Nominating and Corporate Governance Committee attended, $750 for each meeting attended that is determined by the board to constitute a “special purpose” Board meeting and not a full Board meeting, and reasonable out-of-pocket expenses relating to attendance at in-person meetings. In addition, the Chairman of the Audit Committee receives an annual fee of $10,000 and the chairman of each other committee of the board receives an annual fee of $5,000 for their additional services in these capacities. In addition, we have purchased directors’ and officers’ liability insurance on behalf of our directors and officers.

The following table shows information regarding the compensation earned by our directors (excluding any reimbursed out-of-pocket expenses relating to attendance at in-person meetings) for the fiscal year ended December 31, 2018. No compensation is paid by us to any interested director or executive officer of the Company.
Name	Aggregate Compensation from WhiteHorse Finance	Pension or Retirement Benefits Accrued as Part of Our Expenses(1)	Total Compensation from WhiteHorse Finance
Independent Directors
Kevin F. Burke	$82,750	—	$82,750
Rick P. Frier	85,750	—	85,750
Rick D. Puckett	91,500	—	91,500
G. Stacy Smith	86,500	—	86,500
Interested Directors
Stuart Aronson	—	—	—
John Bolduc	—	—	—
Jay Carvell	—	—	—

(1)
We do not have a profit-sharing or retirement plan, and directors do not receive any pension or retirement benefits.

Compensation of Chief Executive Officer and Other Executive Officers
None of our officers receives direct compensation from us. Our allocable portion of the compensation of our chief financial officer and chief compliance officer and their respective staffs is paid by our Administrator, subject to reimbursement by us of an allocable portion of such compensation for services rendered by them to us. To the extent that our Administrator outsources any of its functions, we pay the fees associated with such functions on a direct basis without profit to the Administrator.

THE ADVISER AND THE ADMINISTRATOR
Our Investment Adviser is registered with the SEC as an investment adviser, and we and our Investment Adviser have entered into the Investment Advisory Agreement.
Our Investment Adviser is a Delaware limited liability company that is registered as an investment adviser under the Advisers Act. The principal executive offices of our Investment Adviser are located at 1450 Brickell Avenue, 31st Floor, Miami, Florida 33131.
Investment Committee
Each of the individuals listed below, in addition to Stuart Aronson, Jay Carvell and John Bolduc, is a member of our investment committee and has primary responsibility for the day-to-day management of our portfolio. The members of our investment committee are also members of our Investment Adviser’s investment committee. All of the portfolio managers are employed by H.I.G. Capital.
The members of our investment committee receive no compensation from us. These members are employees or partners of H.I.G. Capital and receive no direct compensation from our Investment Adviser. The compensation of the members of the investment committee paid by H.I.G. Capital includes an annual base salary and, in certain cases, an annual bonus based on an assessment of short-term and long-term performance. In addition, all of the members of our investment committee have equity interests in H.I.G. Capital or its affiliates, including our Investment Adviser, and may receive distributions of profits in respect of those interests. H.I.G. Capital has employment agreements with the members of the investment committee, and such individuals are subject to certain confidentiality, nonsolicitation and, in most cases, noncompetition provisions to assist H.I.G. Capital in retaining their services.
Members of Our Investment Adviser’s Investment Committee Who Are Not Our Directors or Officers
Sami Mnaymneh:   Mr. Mnaymneh is a co-founding Partner of H.I.G. Capital and has served as a Managing Partner of the firm since 1993. He has directed H.I.G. Capital’s development since its inception and, alongside Mr. Tamer, is responsible for the day-to-day management of H.I.G. Capital. He approves all capital commitments made by H.I.G. Capital and is a board member of several H.I.G. Capital portfolio companies. Prior to co-founding H.I.G. Capital, Mr. Mnaymneh was a Managing Director at The Blackstone Group in New York. Prior to that time, he was a Vice President in the Mergers & Acquisitions department at Morgan Stanley & Co., where he devoted a significant amount of his time to leveraged buyouts, serving as senior advisor to a number of large and prominent private equity firms. Mr. Mnaymneh currently serves on the board of Columbia College and on the Dean’s Council of Harvard Law School. Mr. Mnaymneh received a B.A. degree from Columbia University (Summa Cum Laude), a J.D. degree from Harvard Law School and an M.B.A. from Harvard Business School, respectively, with honors. Mr. Mnaymneh splits his time between H.I.G. Capital’s London and Miami offices.
Anthony Tamer:   Mr. Tamer is a co-founding Partner of H.I.G. Capital and has served as a Managing Partner of the firm since 1993. He has directed H.I.G. Capital’s development since its inception and, alongside Mr. Mnaymneh, is responsible for the day-to-day management of the firm. Prior to founding H.I.G. Capital, Mr. Tamer was a Partner at Bain & Company, a leading management consulting firm. His focus at Bain & Company was on developing business unit strategies, improving clients’ competitive positions, implementing productivity improvement and cycle time reduction programs, and leading acquisition and divestiture activities for Fortune 500 clients. Mr. Tamer has extensive operating experience, having held marketing, engineering and manufacturing positions at Hewlett-Packard and Sprint Corporation. Mr. Tamer holds a B.S. degree from Rutgers University, an M.S. degree in Electrical Engineering from Stanford University and an M.B.A. degree from Harvard Business School.
Mark Bernier:   Mr. Bernier is a Managing Director of an H.I.G. Capital-affiliated investment adviser. Mr. Bernier has over twenty years of leverage finance experience across a broad range of sectors including telecom, software, media, tech enabled, internet and business services. Prior to joining H.I.G. Capital, Mr. Bernier worked at GE Capital for eighteen years where he held various leadership roles in risk and originations within GE Capital’s U.S. and European businesses. Prior to GE Capital, he spent four years at Fleet Bank in its Media and Communications Finance Group where he completed Fleet’s Financial

Management and Credit Training Programs. Mr. Bernier received a Bachelor of Science in Business Administration from Bryant University.
Javier Casillas:   Mr. Casillas is a Managing Director of an H.I.G. Capital-affiliated investment adviser. Since joining H.I.G. Capital in 2006, Mr. Casillas has worked on a wide range of investments, including recapitalizations, debt purchases and original issue loans. Mr. Casillas has been particularly active in sourcing, structuring and monitoring middle market original issue loans across several industries, including healthcare, business services, and specialty finance. Mr. Casillas has over thirteen years of experience in investment banking and principal investing. He began his career with JPMorgan Chase & Co.’s mergers and acquisitions team, and prior to joining H.I.G. Capital worked with ING Groep N.V., developing new financing products for companies in Mexico. At H.I.G. Capital, Mr. Casillas has played a leading role in the firm’s expansion into original issue credit. Mr. Casillas received a B.A. in Government from Harvard University and an M.B.A. from Stanford University’s Graduate School of Business.
Pankaj Gupta:   Mr. Gupta is a Managing Director of an H.I.G. Capital-affiliated investment adviser. Mr. Gupta has over eighteen years of experience in private debt and equity investing across a broad range of industries, including business services, manufacturing, distribution, telecom, healthcare, consumer products and consumer services. Prior to joining H.I.G. Capital, Mr. Gupta served as a Managing Director of American Capital Ltd., a middle-market investment firm, where he co-managed the firm’s debt investment business and sat on the boards of directors of several of the firm’s portfolio companies. Prior to joining American Capital Ltd., Mr. Gupta spent six years at Audax Group LP, a Boston and New York-based private equity and mezzanine firm, where he was responsible for the origination, structuring, execution and monitoring of mezzanine investments. Mr. Gupta also worked in the private equity group of J.H. Whitney & Co., LLC. Mr. Gupta earned a B.A. in Economics from Dartmouth College.
David Indelicato:   Mr. Indelicato is a Managing Director of an H.I.G. Capital-affiliated investment adviser where he focuses on underwriting and structuring direct lending transactions across a range of industries. Prior to joining H.I.G. Capital, Mr. Indelicato was Head of Credit and Restructuring at Medley Capital, a credit-focused asset management firm primarily originating senior secured loans to private middle market companies. Prior to Medley, Mr. Indelicato was a Senior Vice President with GE Antares Capital, where he was a risk team leader responsible for underwriting, structuring, documenting and managing sponsor backed leveraged finance transactions. Prior to GE Antares, Mr. Indelicato was a Managing Director at CDG Group, a boutique restructuring firm. Mr. Indelicato began his career at PricewaterhouseCoopers in business assurance and financial advisory services. Mr. Indelicato received a BBA in Accounting from the University of Notre Dame and is also a Certified Public Accountant.
Brian Schwartz:   Mr. Schwartz joined H.I.G. Capital in 1994 and has served as an Executive Managing Director since 2008. He currently co-heads the firm’s Middle Market Fund where he is responsible for all the day to day activities. Prior to this role, Mr. Schwartz held a number of leadership positions at the firm, as well as having led the acquisition of over 25 platform investments in a variety of industries. Prior to joining H.I.G., Mr. Schwartz worked in PepsiCo’s strategic planning group. His responsibilities included managing strategic acquisitions for PepsiCo and evaluating new business opportunities. Mr. Schwartz began his career with the investment banking firm of Dillon, Read and Co. where he split his time between the corporate finance group and the private equity funds, Saratoga Partners and Yorktown Partners. Mr. Schwartz earned his M.B.A. from Harvard Business School and his B.S. with honors from the University of Pennsylvania.
Portfolio Management
The portfolio managers who are primarily responsible for the day-to-day management of the Company manage a total of 92 registered investment companies, pooled investment vehicles or other accounts with a total amount of approximately $26 billion of capital (based on the regulatory AUM as reported on Form ADV) as of December 31, 2018.

Securities Owned in the Company by Our Directors
The following table sets forth the dollar range of our equity securities beneficially owned by each of our directors as of June 10, 2019:
Name of Director	Dollar Range of Equity Securities in the Company(1)
Independent Directors
Kevin F. Burke	$50,001 – $100,000
Rick P. Frier	—
Rick D. Puckett	Over $100,000
G. Stacy Smith	—
Interested Directors
Stuart Aronson	Over $100,000
John Bolduc	Over $100,000
Jay Carvell	Over $100,000

(1)
Dollar ranges are as follows: None; $1 – $10,000; $10,001 – $50,000; $50,001 – $100,000; and over $100,000.

Securities Owned in the Company by our Portfolio Managers
The table below shows the dollar range of shares of our equity securities by each manager of our Investment Adviser and each of our officers as of June 10, 2019:
Name	Dollar Range of Equity Securities in the Company(1)
Sami Mnaymneh	Over 1,000,000
Anthony Tamer	Over 1,000,000
John Bolduc	Over 1,000,000
Jay Carvell	100,001 – 500,000
Brian Schwartz	100,001 – 500,000
Pankaj Gupta	100,001 – 500,000
Stuart Aronson	100,001 – 500,000
Javier Casillas	50,001 – 100,000
Mark Bernier	None
David Indelicato	None
Edward J. Giordano	None
Marco Collazos	None

(1)
Dollar ranges are as follows: None; $1 – $10,000; $10,001 – $50,000; $50,001 – $100,000; $100,001 – $500,000; $500,001 – $1,000,000; or Over $1,000,000.

RELATED PARTY TRANSACTIONS AND CERTAIN RELATIONSHIPS
We have entered into agreements with our Investment Adviser, in which our senior management and members of our investment committee have ownership and financial interests. Members of our senior management and members of the investment committee also serve as principals of other investment managers affiliated with our Investment Adviser that do and may in the future manage investment funds, accounts or other investment vehicles with investment objectives similar to ours. In addition, our executive officers and directors and the members of our Investment Adviser and members of the investment committee serve or may serve as officers, directors or principals of entities that operate in the same, or related, line of business as we do or of investment funds, accounts or other investment vehicles managed by our affiliates. These investment funds, accounts or other investment vehicles may have investment objectives similar to our investment objective. As a result, we may not be given the opportunity to participate in certain investments made by investment funds, accounts or other investment vehicles managed by our investment or its affiliates or by members of the investment committee. However, in order to fulfill its fiduciary duties to each of its clients, our Investment Adviser intends to allocate investment opportunities in a manner that is fair and equitable over time and is consistent with our Investment Adviser’s allocation policy, investment objective and strategies so that we are not disadvantaged in relation to any other client. Where we are able to co-invest consistent with the requirements of the 1940 Act, if sufficient securities or loan amounts are available to satisfy our and each such account’s proposed demand, the opportunity will be allocated in accordance with our Investment Adviser’s pre-transaction determination. If there is an insufficient amount of an investment opportunity to satisfy our demand and that of other accounts sponsored or managed by our Investment Adviser or its affiliates, the allocation policy further provides that allocations among us and such other accounts will generally be made pro rata based on the amount that each such party would have invested if sufficient securities or loan amounts were available. Where we are unable to co-invest consistent with the requirements of the 1940 Act, our Investment Adviser’s allocation policy provides for investments to be allocated on a rotational basis to assure that all clients have fair and equitable access to such investment opportunities.
Policies and Procedures for Managing Conflicts
Our executive officers and directors and the members of our Investment Adviser and members of our investment committee serve or may serve as officers, directors or principals of entities that operate in the same, or related, lines of business as we do or of investment funds, accounts or other investment vehicles managed by our affiliates. Our Investment Adviser and its affiliates have both subjective and objective procedures and policies in place that are designed to manage the potential conflicts of interest between our Investment Adviser’ fiduciary obligations to us and its similar fiduciary obligations to other clients. For example, such policies and procedures are designed to ensure that investment opportunities are allocated in a fair and equitable manner among us and our Investment Adviser’ other clients. An investment opportunity that is suitable for multiple clients of our Investment Adviser and its affiliates may not be capable of being shared among some or all of such clients and affiliates due to the limited scale of the opportunity or other factors, including regulatory restrictions imposed by the 1940 Act. There can be no assurance that our Investment Adviser’ or its affiliates’ efforts to allocate any particular investment opportunity fairly among all clients for whom such opportunity is appropriate will result in an allocation of all or part of such opportunity to us. Not all conflicts of interest can be expected to be resolved in our favor.
Our Investment Adviser may manage investment vehicles with similar or overlapping investment strategies with us and has put in place a conflict- resolution policy that addresses the co-investment restrictions set forth under the 1940 Act and seeks to ensure the equitable allocation of investment opportunities when we are able to invest alongside other accounts managed by our Investment Adviser and its affiliates. When we invest alongside such other accounts as permitted, such investments are made consistent with the allocation policy of H.I.G. Capital and our Investment Adviser. Under this allocation policy, a fixed calculation, based on the type of investment, will be applied to determine the amount of each opportunity to be allocated to us. This allocation policy will be periodically approved by our Investment Adviser and reviewed by our Independent Directors. We expect that these determinations will be made similarly for other accounts sponsored or managed by our Investment Adviser and its affiliates. Where we are able to co-invest consistent with the requirements of the 1940 Act, if sufficient securities or loan amounts are available to satisfy our and each such account’s proposed demand, we expect that the opportunity will be allocated in accordance with our Investment Adviser’ pre-transaction determination. If there is an insufficient amount of an investment opportunity to satisfy us and other accounts sponsored or managed by Investment Adviser or its affiliates, the allocation policy further provides that allocations among us and such other accounts will generally be made pro rata based on the amount that each such party would have invested if sufficient securities or loan amounts were available. However, we cannot assure you that investment opportunities will be allocated to us fairly or equitably in the short-term or over time. We expect that these determinations will be made similarly for other accounts sponsored or managed by H.I.G. Capital and its affiliates. In situations where co-investment with other accounts managed by Investment Adviser or its affiliates is not permitted or appropriate, H.I.G. Capital and Investment Adviser will need to decide which client will proceed with the investment. Investment Adviser’ allocation policy provides, in such circumstances, for investments to be allocated on a rotational basis to assure that all clients have fair and equitable access to such investment opportunities.
Co-Investment Opportunities
We have in the past and expect in the future to co-invest on a concurrent basis with other affiliates, unless doing so is impermissible under existing regulatory guidance, applicable regulations, the terms of our exemptive relief order or our allocation procedures. On July 8, 2014, we received exemptive relief from the SEC, which permits us to participate in negotiated investments with our affiliates that would otherwise be prohibited by the 1940 Act, subject to certain conditions. The exemptive relief order to co-invest with affiliated funds provides Stockholders with access to a broader range of investment opportunities. Pursuant to the terms of the exemptive relief order, certain types of negotiated co-investments may be made only if the board determines that it would be advantageous for us to co-invest with other accounts managed by our Investment Adviser or its affiliates in a manner consistent with our investment objectives, positions, policies, strategies and restrictions, as well as regulatory requirements and other pertinent factors. We cannot assure you, however, that we will develop opportunities that comply with such limitations.
Material Non-Public Information
Our senior management, members of our investment committee and other investment professionals from our Investment Adviser may serve as directors of, or in a similar capacity with, companies in which we invest or in which we are considering making an investment. Through these and other relationships with a company, these individuals may obtain material non-public information that might restrict our ability to buy or sell the securities of such company under the policies of the company or applicable law.

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS
The following table sets forth, as of June 10, 2019, certain ownership information with respect to our Common Stock for those persons who directly or indirectly own, control or hold with the power to vote, five percent or more of our outstanding Common Stock and all officers and directors, individually and as a group. As of June 10, 2019, there were 20,546,032 shares of Common Stock outstanding.
		Of Common Stock outstanding
Name and Address	Type of Ownership	Shares Owned	Percentage
H.I.G. Bayside Debt & LBO Fund II, L.P.(1)	Beneficial	5,802,061	28.2%
H.I.G. Bayside Loan Opportunity Fund II, L.P.(1)	Beneficial	4,727,939	23.0%
Hamilton Lane Advisors, L.L.C.(2)	Beneficial	1,075,244	5.2%
Stuart Aronson(3)	Beneficial	18,000	*
John Bolduc(3)(4)	Beneficial	191,975	*
Jay Carvell(3)	Beneficial	15,629	*
Sami Mnaymneh(5)(6)	Beneficial	10,816,697	52.6%
Anthony Tamer(5)(7)	Beneficial	10,806,117	52.6%
Kevin F. Burke(3)	Beneficial	4,530	*
Rick P. Frier(3)	Beneficial	—	*
Rick D. Puckett(3)(8)	Beneficial	18,912	*
G. Stacy Smith(3)	Beneficial	—	*
Marco Collazos(3)	Beneficial	—	*
Edward J. Giordano(3)	Beneficial	—	*
All officers and directors as a group (9 persons)	Beneficial	249,046	1.2%

*
Represents less than 1.0%.

(1)
The address of H.I.G. Bayside Debt & LBO Fund II, L.P. and H.I.G. Bayside Loan Opportunity Fund II, L.P., each a Delaware limited partnership, is 1450 Brickell Avenue, 31st Floor, Miami, Florida 33131. The number of shares of Common Stock shown in the above table as being owned by the named entities reflect the fact that they collectively may be viewed as having investment power over 10,530,000 shares of our Common Stock indirectly owned of record by such entities, although voting rights to such securities have been passed through to the respective limited partners. Each of H.I.G. Bayside Debt & LBO Fund II, L.P. and H.I.G. Bayside Loan Opportunity Fund II, L.P. disclaim beneficial ownership of such shares of Common Stock, except to the extent of their respective pecuniary interests therein.

(2)
The address for Hamilton Lane Advisors, L.L.C. is One Presidential Blvd., 4th Floor, Bala Cynwyd, Pennsylvania 19004. The number of shares beneficially owned is based on a Schedule 13G filed by Hamilton Lane Advisors, L.L.C. on February 12, 2019, which Schedule 13G reflects sole voting power over 669,787 shares by Hamilton Lane Advisors, L.L.C. and shared voting power over 405,457 shares by Hamilton Lane Advisors, L.L.C.

(3)
The address for each of our officers and directors is c/o WhiteHorse Finance, Inc., 1450 Brickell Avenue, 31st Floor, Miami, Florida 33131.

(4)
Mr. Bolduc is the sole shareholder of the general partner of Bolduc Family L.P. The number of shares of Common Stock shown in the above table as being owned by Mr. Bolduc reflects the fact that, due to his control of Bolduc Family, L.P., Mr. Bolduc may be viewed as having investment power over 34,829 shares of Common Stock owned by such entity. Mr. Bolduc disclaims beneficial ownership of shares of Common Stock held by Bolduc Family, L.P., except to the extent of his direct pecuniary interest therein.

(5)
Messrs. Mnaymneh and Tamer are control persons of H.I.G.-GP II, Inc., which is the manager of the general partner of each of H.I.G. Bayside Debt & LBO Fund II, L.P. and H.I.G. Bayside Loan Opportunity Fund II, L.P. The number of shares of Common Stock shown in the above table as being owned by each named individual reflects the fact that, due to their control of such entities, each may be viewed as having investment power over 10,530,000 shares of Common Stock indirectly owned by such entities, although voting rights to such securities have been passed through to the respective members and limited partners. Messrs. Mnaymneh and Tamer disclaim beneficial ownership of such shares of Common Stock except to the extent of their respective pecuniary interests therein. The address for each of Messrs. Mnaymneh and Tamer is c/o H.I.G. Capital, L.L.C., 1450 Brickell Avenue, 31st Floor, Miami, Florida 33131.
(6)
Mr. Mnaymneh is the General Partner and Manager of Mnaymneh H.I.G. Management, L.P. The number of shares of Common Stock shown in the above table as being owned by Mr. Mnaymneh reflects the fact that, due to his control of Mnaymneh H.I.G. Management, L.P., Mr. Mnaymneh may be viewed as having investment power over 286,697 shares of Common Stock owned by such entity. Mr. Mnaymneh disclaims beneficial ownership of shares of Common Stock held by Mnaymneh H.I.G. Management, L.P., except to the extent of his direct pecuniary interest therein.

(7)
Mr. Tamer is the President of Tamer H.I.G. Management, L.P. The number of shares of Common Stock shown in the above table as being owned by Mr. Tamer reflects the fact that, due to his control of Tamer H.I.G. Management, L.P., Mr. Tamer may be viewed as having investment power over 270,091 shares of Common Stock owned by such entity. Mr. Tamer disclaims beneficial ownership of shares of Common Stock held by Tamer H.I.G. Management, L.P., except to the extent of his direct pecuniary interest therein.

(8)
Mr. Puckett is a member of the Jen and Rick Puckett Foundation. The number of shares of Common Stock shown in the above table as being owned by Mr. Puckett reflects the fact that, due to his control of the Jen and Rick Puckett Foundation, Mr. Puckett has shared voting and dispositive power over 18,912 shares of Common Stock owned by such entity.

SELLING STOCKHOLDERS
This prospectus also relates to 10,530,000 shares of our common stock that may be offered for resale by the stockholders identified below. These stockholders acquired the shares from us in connection with the our conversion from a Delaware limited liability company to a Delaware corporation elected to be treated as a business development company, as well as subsequent distributions as part of the distribution reinvestment plan. We are registering the shares to permit the stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate. We do not know how long the stockholders will hold the shares before selling them, if at all, or how many shares they will sell, if any, and we currently have no agreements, arrangements or understandings with the stockholders regarding the sale of any of the resale shares. We will pay the printing, legal, filing and other similar expenses of any offering of common stock by the selling stockholders. The selling stockholders will bear all other expenses, including any brokerage fees, underwriting discounts and commissions, of any such offering.
As of the date of this prospectus, the following table sets out certain ownership information with respect to the selling stockholders and our common stock. The shares offered by this prospectus may be offered from time to time by the stockholders listed below.
H.I.G. Capital serves as investment adviser to the selling stockholders. By virtue of its investment power over securities held by each selling stockholder, H.I.G. Capital may be deemed to have beneficial ownership of, and investment power over, the shares of the Company indirectly owned by the selling stockholders although voting rights to such securities have been passed through to the limited partners of the selling stockholders.
	Shares Beneficially Owned Prior to Offering		Number of Shares That May Be Offered	Shares Beneficially Owned After Offering (Assuming All Offered Shares are Sold)
Stockholder	Shares	Percent	Shares	Shares	Percent
H.I.G. Bayside Debt & LBO Fund II, L.P.(1)	5,802,061	28.2%	5,802,061	—	—
H.I.G Bayside Loan Opportunity Fund II, L.P(1)	4,727,939	23.0%	4,727,939	—	—
Total	10,530,000	51.3%	10,530,000	—	—

(1)
Due to their control of the general partner of each of H.I.G. Bayside Debt & LBO Fund II, L.P. and H.I.G. Bayside Loan Opportunity Fund II, L.P., Messrs. Mnaymeneh and Tamer may each be deemed to be beneficial owners of common stock in the Company. Messrs. Mnaymeneh and Tamer each disclaim beneficial ownership of shares of common stock held by H.I.G. Bayside Debt & LBO Fund II, L.P. and H.I.G. Bayside Loan Opportunity Fund II, L.P. (except to the extent of their pecuniary interest therein), and they have not sold any shares of the Company’s common stock personally owned.

DISTRIBUTION REINVESTMENT PLAN
We have adopted a distribution reinvestment plan that provides for reinvestment of our dividends and other distributions on behalf of our stockholders, unless a stockholder elects to receive cash as provided below. As a result, if our board of directors authorizes, and we declare, a cash dividend or other distribution, then our stockholders who have not “opted out” of our distribution reinvestment plan will have their cash distribution automatically reinvested in additional shares of our common stock, rather than receiving the cash distribution.
No action is required on the part of a registered stockholder to have their cash dividend or other distribution reinvested in shares of our common stock. A registered stockholder may elect to receive an entire distribution in cash by notifying American Stock Transfer & Trust Company, LLC, the plan administrator and our transfer agent and registrar, in writing so that such notice is received by the plan administrator no later than the record date for distributions to stockholders.
The plan administrator will set up an account for shares acquired through the plan for each stockholder who has not elected to receive dividends or other distributions in cash and hold such shares in non-certificated form. Upon request by a stockholder participating in the plan, received in writing not less than 10 days prior to the record date, the plan administrator will, instead of crediting shares to the participant’s account, issue a certificate registered in the participant’s name for the number of whole shares of our common stock and a check for any fractional share.
Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends and other distributions in cash by notifying their broker or other financial intermediary of their election.
We may use primarily newly issued shares to implement the plan, whether our shares are trading at a premium or at a discount to NAV. However, we reserve the right to purchase shares in the open market in connection with our implementation of the plan. The number of shares to be issued to a stockholder is determined by dividing the total dollar amount of the distribution payable to such stockholder by the market price per share of our common stock at the close of regular trading on the NASDAQ Global Select Market on the valuation date fixed by our board for such distribution. The market price per share on that date will be the closing price for such shares on the NASDAQ Global Select Market or, if no sale is reported for such day, at the average of their reported bid and asked prices. The number of shares of our common stock to be outstanding after giving effect to payment of the dividend or other distribution cannot be established until the value per share at which additional shares will be issued has been determined and elections of our stockholders have been tabulated. Stockholders who do not elect to receive dividends in shares of common stock may experience accretion to the NAV of their shares if our shares are trading at a premium at the time we issue new shares under the plan and dilution if our shares are trading at a discount. The level of accretion or discount would depend on various factors, including the proportion of our stockholders who participate in the plan, the level of premium or discount at which our shares are trading and the amount of the dividend payable to a stockholder.
There will be no brokerage charges or other charges to stockholders who participate in the plan. The plan administrator’s fees are paid by us. If a participant elects by written notice to the plan administrator prior to termination of his or her account to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a $15.00 transaction fee plus a $0.10 per share brokerage commission from the proceeds.
Stockholders who receive dividends and other distributions in the form of stock are generally subject to the same U.S. federal, state and local tax consequences as are stockholders who elect to receive their distributions in cash; however, since their cash dividends will be reinvested, such stockholders will not receive cash with which to pay any applicable taxes on reinvested dividends. A stockholder’s basis for determining gain or loss upon the sale of stock received in a dividend or other distribution from us generally will be equal to the total dollar value of the distribution paid to the stockholder. Any stock received in a dividend or other distribution will have a new holding period for tax purposes commencing on the day following the day on which the shares are credited to the stockholder’s account. To the extent a stockholder is subject to

U.S. federal withholding tax on a distribution, we will withhold the applicable tax and the balance will be reinvested in our common stock (or paid to such stockholder in cash if the stockholder has “opted out” of our distribution reinvestment plan).
Participants may terminate their accounts under the plan by notifying the plan administrator via its website at www.amstock.com by filling out the transaction request form located at the bottom of the participant’s statement and sending it to the plan administrator at the address below.
The plan may be terminated by us upon notice in writing mailed to each participant at least 30 days prior to any record date for the payment of any dividend or other distribution by us. All correspondence concerning the plan should be directed to the plan administrator by mail at American Stock Transfer & Trust Company, LLC, P.O. Box 922, Wall Street Station, New York, New York 10269, or by the plan administrator’s Interactive Voice Response System at (877) 276-7499.
If you withdraw or the plan is terminated, you will receive the number of whole shares in your account under the plan and a cash payment for any fraction of a share in your account.
If you hold your common stock with a brokerage firm that does not participate in the plan, you will not be able to participate in the plan and any distribution reinvestment may be effected on different terms than those described above. Consult your financial advisor for more information.

DESCRIPTION OF OUR CAPITAL STOCK
The following description is based on relevant portions of the DGCL and on our certificate of incorporation and bylaws. This summary is not necessarily complete, and we refer you to the DGCL and our certificate of incorporation and bylaws for a more detailed description of the provisions summarized below. We urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to any shares of our capital stock being offered.
Capital Stock
Our authorized stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. Our common stock is traded on the NASDAQ Global Select Market under the ticker symbol “WHF”. There are no outstanding options or warrants to purchase our stock. No stock has been authorized for issuance under any equity compensation plans. Under Delaware law, our stockholders generally are not personally liable for our debts or obligations.
The following are our outstanding classes of securities as of June 10, 2019:
(1) Title of Class	(2) Amount Authorized	(3) Amount Held By us or for Our Account	(4) Amount Outstanding Exclusive of Amounts Shown Under (3)
Common Stock	100,000,000	—	20,546,032
Preferred Stock	1,000,000	—	—
All shares of our common stock have equal rights as to earnings, assets, dividends and other distributions and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of funds legally available therefrom. Shares of our common stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except when their transfer is restricted by U.S. federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares will not be able to elect any directors.
Provisions of the DGCL and Our Certificate of Incorporation and Bylaws
Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses
The indemnification of our officers and directors is governed by Section 145 of the DGCL, and our certificate of incorporation and bylaws. Subsection (a) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if (1) such person acted in good faith, (2) in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and (3) with respect to any criminal action or proceeding, such person had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.
DGCL Section 145 further provides that to the extent that a present or former director or officer is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such action, suit or proceeding. In all cases in which indemnification is permitted under subsections (a) and (b) of Section 145 (unless ordered by a court), it will be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the applicable standard of conduct has been met by the party to be indemnified. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made to repay the advances if it is ultimately determined that he or she was not entitled to indemnification. DGCL Section 145 also provides that indemnification and advancement of expenses permitted under such Section are not to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. DGCL Section 145 also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.
Our certificate of incorporation provides that our directors will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the current DGCL or as the DGCL may hereafter be amended. DGCL Section 102(b)(7) provides that the personal liability of a director to a corporation or its stockholders for breach of fiduciary duty as a director may be eliminated except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock or (4) for any transaction from which the director derives an improper personal benefit.
Our certificate of incorporation and bylaws provide for the indemnification of any person to the full extent permitted, and in the manner provided, by the current DGCL or as the DGCL may hereafter be amended. In addition, we have entered into indemnification agreements with each of our directors and officers in order to effect the foregoing except to the extent that such indemnification would exceed the limitations on indemnification under Section 17(h) of the 1940 Act.

Delaware Anti-Takeover Law
The DGCL and our certificate of incorporation and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. These measures may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of our stockholders. These provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging a third party from seeking to obtain control over us. Such attempts could have the effect of increasing our expenses and disrupting our normal operations. We believe, however, that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because the negotiation of such proposals may improve their terms.
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:
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prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

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on or after the date the business combination is approved by the board of directors and authorized at a meeting of stockholders, by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

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Section 203 defines “business combination” to include the following:

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any merger or consolidation involving the corporation and the interested stockholder;

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any sale, transfer, pledge or other disposition (in one transaction or a series of transactions) of 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation involving the interested stockholder;

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subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation owned by the interested stockholder; or

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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.
The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.
Election of Directors
Our certificate of incorporation and bylaws provide that the affirmative vote of the holders of a majority of the votes cast by stockholders present in person or by proxy at an annual or special meeting of stockholders and entitled to vote thereat will be required to elect a director. Under our certificate of incorporation, our board of directors may amend the bylaws to alter the vote required to elect directors.

Classified Board of Directors
Our board of directors is divided into three classes of directors serving staggered three-year terms, with the term of office of only one of the three classes expiring each year. A classified board of directors may render a change in control of us or removal of our incumbent management more difficult. This provision could delay for up to two years the replacement of a majority of our board of directors. We believe, however, that the longer time required to elect a majority of a classified board of directors helps to ensure the continuity and stability of our management and policies.
Number of Directors; Removal; Vacancies
Our certificate of incorporation provides that the number of directors will be set only by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than four nor more than eight. Under the DGCL, unless the certificate of incorporation provides otherwise (which our certificate of incorporation does not), directors on a classified board of directors such as our board of directors may be removed only for cause by a majority vote of our stockholders. Under our certificate of incorporation and bylaws, any vacancy on the board of directors, including a vacancy resulting from an enlargement of the board of directors, may be filled only by vote of a majority of the directors then in office. The limitations on the ability of our stockholders to remove directors and fill vacancies could make it more difficult for a third-party to acquire, or discourage a third-party from seeking to acquire, control of us.
Action by Stockholders
Under our certificate of incorporation stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting. This may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.
Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals
Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) by or at the direction of the board of directors, (2) pursuant to our notice of meeting or (3) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. Nominations of persons for election to the board of directors at a special meeting may be made only (1) by or at the direction of the board of directors or (2) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.
The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.
Stockholder Meetings
Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting. In addition, in lieu of such a meeting, any such action may be taken by the unanimous written consent of our stockholders. Our certificate of incorporation and bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of the board of directors, the chief executive officer or the board of directors. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.
Calling of Special Meetings of Stockholders
Our certificate of incorporation provides that special meetings of stockholders may be called by our board of directors, the chairman of the board of directors and our chief executive officer.
Conflict with 1940 Act
Our bylaws provide that, if and to the extent that any provision of the DGCL or any provision of our certificate of incorporation or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

DESCRIPTION OF OUR PREFERRED STOCK
In addition to shares of common stock, our certificate of incorporation authorizes the issuance of preferred stock. We may issue preferred stock from time to time in one or more classes or series without stockholder approval. Prior to issuance of shares of each class or series, our board of directors is required by Delaware law and by our certificate of incorporation to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. You should note, however, that any such an issuance must adhere to the requirements of the 1940 Act, Delaware law and any other limitations imposed by law.
The 1940 Act currently requires that (1) immediately after issuance and before any dividend or other distribution is made with respect to our common stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 66 2∕3% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends or other distribution on the preferred stock are in arrears by two years or more. Some matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would vote separately from the holders of common stock on a proposal to cease operations as a business development company. We believe that the availability for issuance of preferred stock will provide us with increased flexibility in structuring future financings and acquisitions.
For any series of preferred stock that we may issue, our board of directors will determine and the certificate of designation and the prospectus supplement relating to such series will describe:
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the designation and number of shares of such series;

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the rate and time at which, and the preferences and conditions under which, any dividends or other distributions will be paid on shares of such series, as well as whether such dividends or other distributions are participating or non-participating;

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any provisions relating to convertibility or exchangeability of the shares of such series, including adjustments to the conversion price of such series;

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the rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;

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the voting powers, if any, of the holders of shares of such series;

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any provisions relating to the redemption of the shares of such series;

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any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

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any conditions or restrictions on our ability to issue additional shares of such series or other securities;

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if applicable, a discussion of certain U.S. federal income tax considerations; and

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any other relative powers, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

All shares of preferred stock that we may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by our board of directors, and all shares of each series of preferred stock will be identical and of equal rank except as to the dates from which dividends or other distributions, if any, thereon will be cumulative.
We urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to any preferred stock being offered, as well as any certificate of designation that contains the terms of the applicable series of preferred stock.

DESCRIPTION OF OUR SUBSCRIPTION RIGHTS
The following is a general description of the terms of the subscription rights we may issue from time to time. Particular terms of any subscription rights we offer will be described in the prospectus supplement relating to such subscription rights. We urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to any subscription rights being offered. We will not offer transferable subscription rights to our stockholders at a price equivalent to less than the then-current NAV per share of common stock, taking into account underwriting commissions, unless we first file a post-effective amendment that is declared effective by the SEC with respect to such issuance and the common stock to be purchased in connection with the rights represents no more than one-third of our outstanding common stock at the time such rights are issued.
We may issue subscription rights to our stockholders to purchase common stock. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting, backstop or other arrangement with one or more persons pursuant to which such persons would purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our stockholders, we would distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering. Our common stockholders will indirectly bear all of the expenses incurred by us in connection with any subscription rights offerings, regardless of whether any common stockholder exercises any subscription rights.
A prospectus supplement will describe the particular terms of any subscription rights we may issue, including the following:
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the period of time the offering would remain open (which shall be open a minimum number of days such that all record holders would be eligible to participate in the offering and shall not be open longer than 120 days);

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the title and aggregate number of such subscription rights;

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the exercise price for such subscription rights (or method of calculation thereof);

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the currency or currencies, including composite currencies, in which the price of such subscription rights may be payable;

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if applicable, the designation and terms of the securities with which the subscription rights are issued and the number of subscription rights issued with each such security or each principal amount of such security;

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the ratio of the offering (which, in the case of transferable rights, will require a minimum of three shares to be held of record before a person is entitled to purchase an additional share);

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the number of such subscription rights issued to each stockholder;

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the extent to which such subscription rights are transferable and the market on which they may be traded if they are transferable;

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the date on which the right to exercise such subscription rights shall commence, and the date on which such right shall expire (subject to any extension);

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if applicable, the minimum or maximum number of subscription rights that may be exercised at one time;

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the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;

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any termination right we may have in connection with such subscription rights offering;

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the terms of any rights to redeem, or call such subscription rights;

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information with respect to book-entry procedures, if any;

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the terms of the securities issuable upon exercise of the subscription rights;

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the material terms of any standby underwriting, backstop or other purchase arrangement that we may enter into in connection with the subscription rights offering;

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if applicable, a discussion of certain U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights; and

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any other terms of such subscription rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such subscription rights.

Each subscription right will entitle the holder of the subscription right to purchase for cash or other consideration such number of shares of common stock at such subscription price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby or in any free writing prospectus that we may authorize to be provided to you in relation to any subscription rights being offered. Subscription rights may be exercised as set forth in the prospectus supplement beginning on the date specified therein and continuing until the close of business on the expiration date for such subscription rights set forth in the prospectus supplement or in any free writing prospectus that we may authorize to be provided to you in relation to any subscription rights being offered. After the close of business on the expiration date, all unexercised subscription rights will become void.
Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement we will forward, as soon as practicable, the shares of common stock purchasable upon such exercise. If less than all of the rights represented by such subscription rights certificate are exercised, a new subscription certificate will be issued for the remaining rights. Prior to exercising their subscription rights, holders of subscription rights will not have any of the rights of holders of the securities purchasable upon such exercise. To the extent permissible under applicable law, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement or in any free writing prospectus that we may authorize to be provided to you in relation to any subscription rights being offered.

DESCRIPTION OF WARRANTS
The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants. We urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to any warrants being offered, as well as any warrant agreement or warrant certificate that contains the terms of the applicable warrant offered to you.
We may issue warrants to purchase shares of our common stock, preferred stock or debt securities. Such warrants may be issued independently or together with shares of common stock, preferred stock or debt securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.
A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:
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the title and aggregate number of such warrants;

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the price or prices at which such warrants will be issued;

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the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

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if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

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in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which this principal amount of debt securities may be purchased upon such exercise;

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in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which these shares may be purchased upon such exercise;

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the date on which the right to exercise such warrants shall commence and the date on which such right will expire (subject to any extension);

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whether such warrants will be issued in registered form or bearer form;

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if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

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if applicable, the date on and after which such warrants and the related securities will be separately transferable;

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the terms of any rights to redeem, or call such warrants;

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information with respect to book-entry procedures, if any;

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the terms of the securities issuable upon exercise of the warrants;

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if applicable, a discussion of certain U.S. federal income tax considerations; and

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any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Each warrant will entitle the holder to purchase for cash such common stock or preferred stock at the exercise price or such principal amount of debt securities as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement or in any free writing prospectus authorized by us relating to the warrants offered thereby. Warrants may be exercised as set forth in the prospectus supplement or applicable free writing prospectus authorized by us beginning on the date specified therein and continuing until the close of business on the expiration date set forth in the prospectus supplement or applicable free writing prospectus authorized by us. After the close of business on the expiration date, unexercised warrants will become void.
Upon receipt of payment and a warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.
Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase common stock or preferred stock, the right to receive dividends or other distributions, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.
Under the 1940 Act, we may generally only offer warrants provided that (1) the warrants expire by their terms within ten years, (2) the exercise or conversion price is not less than (i) the current market value at the date of issuance or (ii) if no such market value exists, the then-current NAV per share of our common stock (unless the requirements of Section 63 of the 1940 Act are met), (3) our stockholders authorize the proposal to issue such warrants, and our board of directors approves such issuance on the basis that the issuance is in the best interests of WhiteHorse Finance and its stockholders and (4) if the warrants are accompanied by other securities, the warrants are not separately transferable unless no class of such warrants and the securities accompanying them has been publicly distributed. The 1940 Act also provides that the amount of our voting securities that would result from the exercise of all outstanding warrants, as well as options and rights, at the time of issuance may not exceed 25% of our outstanding voting securities.

DESCRIPTION OF OUR DEBT SECURITIES
We may issue additional debt securities in one or more series. The specific terms of each series of debt securities will be described in the particular prospectus supplement relating to that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of and any free writing prospectus authorized by us a particular series of debt securities, you should read this prospectus, the prospectus supplement relating to that particular series.
As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an “indenture.” An indenture is a contract between us and American Stock Transfer & Trust Company, LLC, a financial institution acting as trustee on your behalf, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “— Events of Default —  Remedies if an Event of Default Occurs.” Second, the trustee performs certain administrative duties for us.
Because this section is a summary, it does not describe every aspect of the debt securities and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indenture. We have filed the form of the indenture with the SEC. See “Additional Information” for information on how to obtain a copy of the indenture.
A prospectus supplement, which will accompany this prospectus, will describe the particular terms of any series of debt securities being offered, including the following:
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the designation or title of the series of debt securities;

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the total principal amount of the series of debt securities;

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the percentage of the principal amount at which the series of debt securities will be offered;

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the date or dates on which principal will be payable;

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the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

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the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

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the terms for redemption, extension or early repayment, if any;

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the currencies in which the series of debt securities are issued and payable;

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whether the amount of payments of principal, premium or interest, if any, on a series of debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

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the place or places, if any, other than or in addition to the City of New York, of payment, transfer, conversion and/or exchange of the debt securities;

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the denominations in which the offered debt securities will be issued;

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the provision for any sinking fund;

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any restrictive covenants;

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any Events of Default (as defined below);

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whether the series of debt securities are issuable in certificated form;

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any provisions for defeasance or covenant defeasance;

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if applicable, U.S. federal income tax considerations relating to original issue discount;

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whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option);

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any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

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whether the debt securities are subject to subordination and the terms of such subordination;

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the listing, if any, on a securities exchange; and

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any other terms.

The debt securities may be secured or unsecured obligations. Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.
We are permitted, under specified conditions, to issue multiple classes of indebtedness if our asset coverage, as defined in the 1940 Act, after each such issuance is at least equal to 150%, subject to certain disclosure requirements. In addition, while any indebtedness and other senior securities remain outstanding, we must make provisions to prohibit any distribution to our stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage. For a discussion of the risks associated with leverage, see “Risk Factors” in our annual, quarterly and other reports filed with the SEC from time to time.
General
The indenture provides that any debt securities proposed to be sold under this prospectus and the attached prospectus supplement, or offered debt securities, and any debt securities issuable upon the exercise of warrants or upon conversion or exchange of other offered securities, or underlying debt securities, may be issued under the indenture in one or more series.
For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities.
The indenture does not limit the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under the indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the “indenture securities.” The indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “Resignation of Trustee” section below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.
We refer you to the prospectus supplement or any free writing prospectus authorized by us relating to the offering of dept securities for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.
We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.
We expect that we will issue debt securities in book-entry only form represented by global securities.

If any debt securities are convertible into shares of our common stock, the exercise price for such conversion will not be less than the NAV per share at the time of issuance of such debt securities (unless the majority of our board of directors determines that a lower exercise price is in the best interests of us and the stockholders, a majority of our stockholders (including stockholders who are not affiliated persons of us) have approved an issuance of common stock below the then-current NAV per share in the 12 months preceding the issuance and the exercise price closely approximates the market value of our common stock at the time the debt securities are issued).
Conversion and Exchange
If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement or applicable free writing prospectus authorized by us will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement or applicable free writing prospectus authorized by us.
Payment and Paying Agents
We will pay interest to the person listed in the applicable trustee’s records as the owner of the debt security at the close of business on the record date, even if that person no longer owns the debt security on the interest due date. Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”
Payments on Global Securities
We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.
Payments on Certificated Securities
We will make payments on a certificated debt security as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, New York and/or at other offices that may be specified in the prospectus supplement or applicable free writing prospectus authorized by us or in a notice to holders against surrender of the debt security.
Alternatively, if the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment when Offices are Closed
If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date, except as otherwise indicated in the prospectus supplement or any free writing prospectus authorized by us. Such payment will not result in a default under any debt security or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.
Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.
Events of Default
You will have rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.
The term “Event of Default” in respect of the debt securities of your series means any of the following (unless the prospectus supplement or any free writing prospectus authorized by us relating to such debt securities states otherwise):
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we do not pay the principal of, or any premium on, a debt security of the series on its due date, and do not cure this default within five days;

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we do not pay interest on a debt security of the series when due, and such default is not cured within 30 days;

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we do not deposit any sinking fund payment in respect of debt securities of the series on its due date, and do not cure this default within five days;

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we remain in breach of a covenant in respect of debt securities of the series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of debt securities of the series;

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we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 60 days;

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on the last business day of each of 24 consecutive calendar months, we have an asset coverage of less than 100%; and

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any other Event of Default in respect of debt securities of the series described in the applicable prospectus supplement occurs.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal, premium or interest or in the payment of any sinking or purchase fund installment, if it considers the withholding of notice to be in the best interests of the holders.
Remedies if an Event of Default Occurs
If an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the debt securities of the affected series.
The trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.
Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:
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the holder must give your trustee written notice that an Event of Default has occurred and remains uncured;

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the holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

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the trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and

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the holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during that 60 day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.
Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:
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the payment of principal, any premium or interest; or

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in respect of a covenant that cannot be modified or amended without the consent of each holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.
Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default.
Merger or Consolidation
Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We may also be permitted to sell all or substantially all of our assets to another entity. However, unless the prospectus supplement or applicable free writing prospectus authorized by us relating to certain debt securities states otherwise, we may not take any of these actions unless all the following conditions are met:
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where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for our obligations under the debt securities;

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immediately after giving effect to such transaction, no Default or Event of Default shall have happened and be continuing;

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we must deliver certain certificates and documents to the trustee; and

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we must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

Modification or Waiver
There are three types of changes we can make to the indenture and the debt securities issued thereunder.

Changes Requiring Approval
First, there are changes that we cannot make to debt securities without specific approval of all of the holders. The following is a list of those types of changes:
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change the stated maturity of the principal of or interest on a debt security;

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reduce any amounts due on a debt security;

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reduce the amount of principal payable upon acceleration of the maturity of a security following a default;

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adversely affect any right of repayment at the holder’s option;

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change the place (except as otherwise described in the prospectus or prospectus supplement) or currency of payment on a debt security;

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impair your right to sue for payment;

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adversely affect any right to convert or exchange a debt security in accordance with its terms;

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modify the subordination provisions in the indenture in a manner that is adverse to holders of the debt securities;

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reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

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reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

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modify any other aspect of the provisions of the indenture dealing with supplemental indentures, modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and

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change any obligation we have to pay additional amounts.

Changes Not Requiring Approval
The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under the indenture after the change takes effect.
Changes Requiring Majority Approval
Any other change to the indenture and the debt securities would require the following approval:
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if the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series; and

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if the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “— Changes Requiring Approval.”

Further Details Concerning Voting
When taking a vote, we will use the following rules to decide how much principal to attribute to a debt security:
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for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these debt securities were accelerated to that date because of a default;

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for debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement; and

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for debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance — Full Defeasance.”
We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding indenture securities of those series on the record date and must be taken within eleven months following the record date.
Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.
Defeasance
The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.
Covenant Defeasance
Under current U.S. federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If applicable, you also would be released from the subordination provisions as described under the “Indenture Provisions — Subordination” section below. In order to achieve covenant defeasance, we must do the following:
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if the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

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we must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity; and

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we must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. For example, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.
Full Defeasance
If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:
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if the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

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we must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an Internal Revenue Service, or IRS, ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit; and

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we must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If applicable, you would also be released from the subordination provisions described later under “Indenture Provisions — Subordination.”
Form, Exchange and Transfer of Certificated Registered Securities
Holders may exchange their certificated securities, if any, for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.
Holders may exchange or transfer their certificated securities, if any, at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.
Holders will not be required to pay a service charge to transfer or exchange their certificated securities, if any, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.
If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.
If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

Resignation of Trustee
Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.
Indenture Provisions — Subordination
Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on any indenture securities denominated as subordinated debt securities is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all Senior Indebtedness (as defined below), but our obligation to you to make payment of the principal of (and premium, if any) and interest, if any, on such subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on such subordinated debt securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on Senior Indebtedness has been made or duly provided for in money or money’s worth.
In the event that, notwithstanding the foregoing, any payment by us is received by the trustee in respect of subordinated debt securities or by the holders of any of such subordinated debt securities before all Senior Indebtedness is paid in full, the payment or distribution must be paid over to the holders of the Senior Indebtedness or on their behalf for application to the payment of all the Senior Indebtedness remaining unpaid until all the Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon this distribution by us, the holders of such subordinated debt securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of the Senior Indebtedness out of the distributive share of such subordinated debt securities.
By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our senior creditors may recover more, ratably, than holders of any subordinated debt securities. The indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the indenture.
Senior Indebtedness is defined in the indenture as the principal of (and premium, if any) and unpaid interest on:
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our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed (other than indenture securities issued under the indenture and denominated as subordinated debt securities), unless in the instrument creating or evidencing the same or under which the same is outstanding it is provided that this indebtedness is not senior or prior in right of payment to the subordinated debt securities; and

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renewals, extensions, modifications and refinancings of any of this indebtedness.

If this prospectus is being delivered in connection with the offering of a series of indenture securities denominated as subordinated debt securities, the accompanying prospectus supplement will set forth the approximate amount of our Senior Indebtedness outstanding as of a recent date.
The Trustee under the Indenture
American Stock Transfer & Trust Company, LLC will serve as the trustee under the indenture.
Certain Considerations Relating to Foreign Currencies
Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement or free writing prospectus authorized by us.
Book-Entry Debt Securities
The Depository Trust Company, or DTC, will act as securities depository for the debt securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully registered certificate will be issued for the debt securities, in the aggregate principal amount of such issue, and will be deposited with DTC.
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issuers of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants, or Direct Participants, deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC.
DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, or Indirect Participants. DTC has Standard & Poor’s rating: AA+. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.
Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each security, or the Beneficial Owner, is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.
To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.
Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the debt securities unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).
Redemption proceeds, distributions, and dividend payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, but disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.
DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to us or to the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

BROKERAGE ALLOCATION AND OTHER PRACTICES
Since we acquire and dispose of many of our investments in privately negotiated transactions, many of the transactions that we engage in will not require the use of brokers or the payment of brokerage commissions. Subject to policies established by our board of directors, our Investment Adviser is primarily responsible for selecting brokers and dealers to execute transactions with respect to the publicly traded securities portion of our portfolio transactions and the allocation of brokerage commissions. Our Investment Adviser does not expect to execute transactions through any particular broker or dealer but will seek to obtain the best net results for us under the circumstances, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities. Our Investment Adviser generally seeks reasonably competitive trade execution costs but will not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements, our Investment Adviser may select a broker based upon brokerage or research services provided to our Investment Adviser and us and any other clients. In return for such services, we may pay a higher commission than other brokers would charge if our Investment Adviser determines in good faith that such commission is reasonable in relation to the services provided. We also pay brokerage commissions incurred in connection with open-market purchases pursuant to our distribution reinvestment plan.

TAX MATTERS
The following discussion is a general summary of the material U.S. federal income tax considerations applicable to us and to an investment in our shares of common stock. This summary does not purport to be a complete description of the income tax considerations applicable to such an investment. For example, we have not described certain considerations that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax laws, including stockholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, stockholders that are treated as partnerships for U.S. federal income tax purposes, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, pension plans and trusts, financial institutions, a person that holds shares in our common stock as part of a straddle or a hedging or conversion transaction, real estate investment trusts (“REITs”), registered investment companies (“RICs”), U.S. persons with a functional currency is not the U.S. dollar, non-U.S. stockholders (as defined below) engaged in a trade or business in the United States, persons who have ceased to be U.S. citizens or to be taxed as residents of the United States, controlled foreign corporations (“CFCs”), and passive foreign investment companies (“PFICs”). This summary assumes that investors hold our common stock as capital assets (within the meaning of the Code). The discussion is based upon the Code, Treasury regulations, and administrative and judicial interpretations, each as of the date of this prospectus and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought and will not seek any ruling from the IRS regarding any offering of our securities. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax. It does not discuss the special treatment under U.S. federal income tax laws that could result if we invested in tax-exempt securities or certain other investment assets.
A “U.S. stockholder” is a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:
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a citizen or individual resident of the United States;

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a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if either a U.S. court can exercise primary supervision over its administration and one or more United States persons (as defined in the Code) have the authority to control all of its substantial decisions or the trust was in existence on August 20, 1996, was treated as a United States person prior to that date, and has made a valid election to be treated as a United States person.

A “Non-U.S. stockholder” is a beneficial owner of shares of our common stock that is neither a U.S. stockholder nor a partnership (or entity classified as a partnership for U.S. federal income tax purposes).
If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective investor that is a partner in a partnership that will hold shares of our common stock should consult its tax advisors with respect to the purchase, ownership and disposition of shares of our common stock.
Tax matters are very complicated and the tax consequences to an investor of an investment in our shares of common stock will depend on the facts of his, her or its particular situation. We encourage investors to consult their own tax advisors regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws, eligibility for the benefits of any applicable tax treaty, and the effect of any possible changes in the tax laws.
Taxation in Connection with Holding Securities other than our Common Stock
We intend to describe in any prospectus supplement related to the offering of preferred stock, debt securities, warrants or rights offerings to purchase our common stock, the U.S. federal income tax considerations applicable to such securities as will be sold by us pursuant to that prospectus supplement, including, if applicable, the taxation of any debt securities that will be sold at an original issue discount.

Election to Be Taxed as a RIC
As a business development company, we have elected to be treated as a RIC under Subchapter M of the Code, and intend to continue to qualify annually for such treatment. As a RIC, we generally are not subject to corporate-level U.S. federal income taxes on any net ordinary income or capital gains that we timely distribute to as dividends for U.S. federal income tax purposes our stockholders. To qualify as a RIC, we must meet certain source-of-income and asset diversification requirements (as described below) and we must meet the annual distribution requirement under which we must distribute to our stockholders at least 90% of our investment company taxable income (determined without regard to the dividends paid deduction), which is generally our net ordinary income plus the excess of realized net short-term capital gains over realized net long-term capital losses, if any, for each taxable year (the “Annual Distribution Requirement”).
Taxation as a RIC
If we:
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qualify as a RIC; and

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satisfy the Annual Distribution Requirement;

then we will not be subject to U.S. federal income tax on the portion of our investment company taxable income and net capital gain, defined as net long-term capital gains in excess of net short-term capital losses, we distribute as dividends for U.S. federal income tax purposes to our stockholders. We will be subject to U.S. federal income tax at regular corporate rates on any taxable income, including net capital gain, not distributed to our stockholders.
We will be subject to a 4% nondeductible U.S. federal excise tax on our undistributed income unless we distribute in a timely manner dividends of an amount at least equal to the sum of (1) 98% of our ordinary income (taking into account certain deferrals and elections) for each calendar year, (2) 98.2% of our capital gain net income (adjusted for certain ordinary losses) for the one-year period ending October 31 in that calendar year and (3) any ordinary income and capital gain net income for preceding years that were not distributed during such years on which we did not incur any U.S. federal income tax, or the Excise Tax Avoidance Requirement. Any distribution treated as dividends for U.S. federal income tax purposes declared by us during October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following calendar year, will be treated as if it had been paid by us, as well as received by our U.S. stockholders, on December 31 of the calendar year in which the distribution was declared.
While we intend to make sufficient distributions each taxable year to avoid incurring any material U.S. federal excise tax on our earnings, we may not be able to, or may choose not to, distribute amounts sufficient to avoid the imposition of the tax entirely. In that event, we generally will be liable for the excise tax only on the amount by which we do not meet the Excise Tax Avoidance Requirement. Under certain circumstances, however, we may, in our sole discretion, determine that it is in our best interests to retain a portion of our income or capital gains rather than distribute such amount as dividends and accordingly cause us to bear the excise tax burden associated therewith.
In order to qualify as a RIC for U.S. federal income tax purposes, we must:
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qualify to be treated as a business development company under the 1940 Act at all times during each taxable year;

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derive in each taxable year at least 90% of our gross income from dividends, interest, payments with respect to certain securities loans, gains from the sale of stock or other securities, or other income derived with respect to our business of investing in such stock or securities, and net income derived from interests in “qualified publicly traded partnerships” (partnerships that are traded on an established securities market or tradable on a secondary market, other than partnerships that derive 90% of their income from interest, dividends and other permitted RIC income), or the 90% Income Test; and diversify our holdings so that at the end of each quarter of the taxable year:

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at least 50% of the value of our assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of the issuer; and
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no more than 25% of the value of our assets is invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer or of two or more issuers that are controlled, as determined under applicable tax rules, by us and that are engaged in the same or similar or related trades or businesses or in the securities of one or more qualified publicly traded partnerships (together, the Diversification Tests).

We may invest in partnerships, including qualified publicly traded partnerships, which may result in our being subject to state, local or foreign income, franchise or withholding liabilities. For the purpose of determining whether we satisfy the 90% Income Test and the Diversification Tests, the character of our companies that are treated as partnerships for U.S. federal income tax purposes (other than certain publicly traded partnerships), or are otherwise treated as disregarded from us for U.S. federal income tax purposes, generally will be determined as if we realized these tax items directly.
We may be required to recognize taxable income in circumstances in which we do not receive cash. For example, if we hold debt instruments that are treated under applicable tax rules as having original issue discount (such as debt instruments with PIK interest or, in certain cases, with increasing interest rates or issued with warrants), we must include in income each taxable year a portion of the original issue discount that accrues over the life of the instruments, regardless of whether cash representing such income is received by us in the same taxable year. Because any original issue discount accrued will be included in our investment company taxable income for the taxable year of accrual, we may be required to make a distribution to our stockholders in order to satisfy the Annual Distribution Requirement and the Excise Tax Avoidance Requirement, even though we will not have received any corresponding cash amount. In addition, recent tax legislation requires us to recognize income for tax purposes no later than when recognized for financial reporting purposes.
Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (1) treat dividends that would otherwise constitute qualified dividend income as non-qualified dividend income, (2) treat dividends that would otherwise be eligible for the corporate dividends received deduction as ineligible for such treatment, (3) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (4) convert lower-taxed long-term capital gain into higher-taxed short-term capital gain or ordinary income, (5) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (6) cause us to recognize income or gain without a corresponding receipt of cash, (7) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (8) adversely alter the characterization of certain complex financial transactions and (9) produce income that will not be qualifying income for purposes of the 90% Income Test. We intend to monitor our transactions and may make certain tax elections to mitigate the effect of these provisions and prevent our disqualification as a RIC.
Gain or loss realized by us from warrants acquired by us as well as any loss attributable to the lapse of such warrants generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term, depending on how long we held a particular warrant.
Although we do not presently expect to do so, we are authorized to borrow funds and to sell assets in order to satisfy distribution requirements. However, under the 1940 Act, we are not permitted to make distributions to our stockholders while our debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. Moreover, our ability to dispose of assets to meet our distribution requirements may be limited by (1) the illiquid nature of our portfolio and/or (2) other requirements relating to our qualification as a RIC, including the Diversification Tests. If we dispose of assets in order to meet the Annual Distribution Requirement or the Excise Tax Avoidance Requirement, we may make such dispositions at times that, from an investment standpoint, are not advantageous.
We generally invest in securities that have been rated below investment grade by independent rating agencies or that would be rated below investment grade if they were rated. Investments in these types of instruments may present special tax issues for us. U.S. federal income tax rules are not entirely clear about issues such as when we may cease to accrue interest, original issue discount or market discount, when and to what extent deductions may be taken for bad debts or worthless instruments, how payments received on obligations in default should be allocated between principal and income and whether exchanges of debt obligations in a bankruptcy or workout context are taxable. These and other issues will be addressed by us to the extent necessary in order to seek to ensure that we distribute sufficient income in order to avoid the imposition of any material U.S. federal income or excise tax liability.
Under 2017 tax legislation, we and the companies we invest in will be generally subject to certain leverage limitations regarding the deductibility of interest expense. A RIC’s deduction of net business interest expense is limited to 30% of its “adjusted taxable income” plus “floor plan financing interest expense.” It is not expected that any portion of any underwriting or similar fee will be deductible for U.S. federal income tax purposes by us or our stockholders. Due to these limits on the deductibility of expenses, net capital losses and business interest expenses, we may, for U.S. federal income tax purposes, have aggregate taxable income for several years that we are required to distribute and that is taxable to our stockholders even if this income is greater than the aggregate net income actually earned by us during those years.
The IRS has taken the position that if a RIC has two classes of shares, it may report distributions made to each class in any year as consisting of no more than such class’s proportionate share of particular types of income, such as long-term capital gain. A class's proportionate share of a particular type of income is determined according to the percentage of total dividends paid by the RIC during such year that was paid to such class. Because of this rule, we are required to allocate a portion of net capital gain if any, qualified dividend income if any and dividends qualifying for the dividends received deduction if any to holders of our common stock and preferred stock.
If we acquire the equity securities of certain non-U.S. entities classified as corporations for U.S. federal income tax purposes that earn at least 75% of their annual gross income from passive sources (such as interest, dividends, rents, royalties or capital gain) or hold at least 50% of their total assets in investments producing such passive income (“passive foreign investment companies,” or PFICs), we could be subject to federal income tax and additional interest charges on “excess distributions” received from such PFICs or gain from the sale of stock in such PFICs, even if all income or gain actually received by us is timely distributed to our stockholders. We would not be able to pass through to our stockholders any credit or deduction for such a tax. Certain elections may, if available, ameliorate these adverse tax consequences, but any such election could require us to recognize taxable income or gain without the concurrent receipt of cash. We intend to limit and/or manage our holdings in PFICs to minimize our liability for any such taxes and related interest charges.
If we hold greater than 10% of the interests treated as equity (by vote or value) for U.S. federal income tax purposes in a foreign corporation that is treated as a CFC, we may be treated as receiving a deemed distribution (taxable as ordinary income) each taxable year from such foreign corporation in an amount equal to our pro rata share of the corporation’s income for such taxable year (including both ordinary earnings and capital gains), whether or not the corporation makes an actual distribution during such taxable year. We would be required to include the amount of a deemed distribution from a CFC when computing our investment company taxable income as well as in determining whether we satisfy the distribution requirements applicable to RICs, even to the extent the amount of our income deemed recognized from the CFC exceeds the amount of any actual distributions from the CFC and our proceeds from any sales or other dispositions of CFC stock during a taxable year. In general, a foreign corporation will be considered a CFC if greater than 50% of the shares of the corporation, measured by reference to combined voting power or value, is owned (directly, indirectly or by attribution) by U.S. Shareholders. A “U.S. Shareholder,” for this purpose, is any U.S. person that possesses (actually or constructively) 10% or more of the combined voting power of all classes of shares of a foreign corporation.
Under recent Treasury Regulations, certain income derived by us from a CFC or PFIC with respect to which we have made a qualified electing fund, or QEF, election would generally constitute qualifying income for purposes of determining our ability to be subject to tax as a RIC if CFC or the PFIC makes distributions of that income to us or if such income is derived with respect to our business of investing in stocks or securities.
Our functional currency, for U.S. federal income tax purposes, is the U.S. dollar. Under the Code, foreign exchange gains and losses realized by us in connection with certain transactions involving foreign currencies, or payables or receivables denominated in a foreign currency, as well as certain non-U.S. dollar denominated debt securities, certain foreign currency futures contracts, foreign currency option contracts, foreign currency forward contracts, and similar financial instruments are subject to Code provisions that generally treat such gains and losses as ordinary income and losses and may affect the amount, timing and character of distributions to our stockholders. Any such transactions that are not directly related to our investment in securities (possibly including speculative currency positions or currency derivatives not used for hedging purposes) also could, under future Treasury regulations, produce income not among the types of “qualifying income” for purposes of the 90% Income Test.
Some of the income and fees that we may recognize will not satisfy the 90% Income Test. In order to mitigate the risk that such income and fees do not disqualify us as a RIC for a failure to satisfy the 90% Income Test, we may be required to recognize such income and fees indirectly through one or more entities classified as corporations for U.S. federal income tax purposes. Such corporations will be required to incur U.S. corporate income tax on their earnings, which ultimately will reduce our return on such income and fees.
Failure to Qualify as a RIC
If we were unable to qualify for continued treatment as a RIC and are unable to cure the failure, for example, by disposing of certain investments quickly or raising additional capital to prevent the loss of RIC status, we would be subject to tax on all of our taxable income at regular corporate rates. The Code provides certain relief from RIC disqualification due to failures of the 90% Income Test and Diversification Tests, although there may be additional taxes due in such cases. We cannot assure you that we would qualify for any such relief should we fail the 90% Income Test or the Diversification Tests.
Should failure occur not only would all our taxable income be subject to tax at regular corporate rates, we would not be able to deduct distributions to stockholders in computing our taxable income, nor would they be required to be made. Distributions, including distributions of net long-term capital gain, would generally be taxable to our stockholders as ordinary dividend income to the extent of our current and accumulated earnings and profits. Subject to certain limitations under the Code, certain corporate stockholders would be eligible to claim a dividends received deduction with respect to such dividends, and non-corporate stockholders would generally be eligible to treat such dividends as “qualified dividend income,” which is subject to reduced rates of U.S. federal income tax. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of a stockholder’s tax basis in our shares, and any remaining distributions would be treated as a capital gain. If we fail to qualify as a RIC for a period greater than two taxable years, to qualify as a RIC in a subsequent taxable year we may be subject to regular corporate tax on any net built-in gains with respect to certain of our assets (i.e., the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if we had been liquidated) that we elect to recognize on requalification or when recognized over the next five taxable years.
The remainder of this discussion assumes that we qualify as a RIC and have satisfied the Annual Distribution Requirement.
Taxation of U.S. Stockholders
This subsection applies to U.S. stockholders, only. If you are not a U.S. stockholder, this subsection does not apply to you and you should refer to “Taxation of Non-U.S. Stockholders,” below.
Distributions by us generally are taxable to U.S. stockholders as ordinary income or capital gains. Distributions of our “investment company taxable income” (which is, generally, our net ordinary income plus net short-term capital gains in excess of net long-term capital losses) will be taxable as ordinary income to U.S. stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional shares of our common stock. To the extent such distributions paid by us to U.S. non-corporate (including individuals) stockholders are attributable to dividends from U.S. corporations and certain qualified foreign corporations and if certain holding period requirements are met, such distributions generally will be treated as qualified dividend income and generally eligible for a maximum U.S. federal tax rate of either 15% or 20%, in the case of a U.S. non-corporate (including individual)

stockholder depending on whether such U.S. non-corporate stockholder’s income exceeds certain threshold amounts. In this regard, it is anticipated that distributions paid by us will generally not be attributable to dividends and, therefore, generally will not qualify for the preferential maximum U.S. federal tax rate.
Distributions of our net capital gains (which is generally our realized net long-term capital gains in excess of realized net short-term capital losses) properly reported by us as “capital gain dividends” will be taxable to a U.S. stockholder as long-term capital gains (currently generally at a maximum rate of either 15% or 20%, depending on whether the individual shareholder’s income exceeds certain threshold amounts) in the case of individuals, trusts or estates, regardless of the U.S. stockholder’s holding period for his, her or its common stock and regardless of whether paid in cash or reinvested in additional common stock. Distributions in excess of our earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such stockholder’s common stock and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. stockholder. Stockholders receiving dividends or distributions in the form of additional shares of our common stock purchased in the market should be treated for U.S. federal income tax purposes as receiving a distribution in an amount equal to the amount of money that the stockholders receiving cash dividends or distributions will receive, and should have a cost basis in the shares received equal to such amount.
Stockholders receiving dividends in newly issued shares of our common stock will be treated as receiving a distribution equal to the value of the shares received, and should have a cost basis of such amount.
Although we currently intend to distribute any net long-term capital gains at least annually, we may in the future decide to retain some or all of our net long-term capital gains but report the retained amount as a “deemed distribution.” In that case, among other consequences, we will pay tax on the retained amount, each U.S. stockholder will be required to include their share of the deemed distribution in income as if it had been distributed to the U.S. stockholder, and the U.S. stockholder will be entitled to claim a credit equal to their allocable share of the tax paid on the deemed distribution by us. The amount of the deemed distribution net of such tax will be added to the U.S. stockholder’s tax basis for their common stock. Since we expect to pay tax on any retained capital gains at our regular corporate tax rate, and since that rate is in excess of the maximum rate currently payable by individuals on long-term capital gains, the amount of tax that individual stockholders will be treated as having paid and for which they will receive a credit will exceed the tax they owe on the retained net capital gain. Such excess generally may be claimed as a credit against the U.S. stockholder’s other U.S. federal income tax obligations or may be refunded to the extent it exceeds a stockholder’s liability for U.S. federal income tax. A stockholder that is not subject to U.S. federal income tax or otherwise required to file a U.S. federal income tax return would be required to file a U.S. federal income tax return on the appropriate form in order to claim a refund for the taxes we paid. In order to utilize the deemed distribution approach, we must provide written notice to our stockholders prior to the expiration of 60 days after the close of the relevant taxable year. We cannot treat any portion of our investment company taxable income as a “deemed distribution.”
For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any year and (2) the amount of capital gain dividends paid for that year, we may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, the U.S. stockholder will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, any dividend declared by us in October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following calendar year, will be treated as if it had been received by our U.S. stockholders on December 31 of the calendar year in which the dividend was declared.
If a stockholder acquires shares of our common stock shortly before the record date of a distribution, the price of the shares of our common stock will include the value of the distribution and the stockholder will be subject to tax on the distribution even though it represents a return of their investment.
A stockholder generally will recognize taxable gain or loss if the stockholder sells or otherwise disposes of their shares of our common stock. Any gain arising from such sale or disposition generally will be treated as long-term capital gain or loss if the stockholder has held their shares of common stock for more than one year. Otherwise, it would be treated as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of shares of our common stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of our common stock may be disallowed if other shares of our common stock are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition. In such a case, the basis of the common stock acquired will be increased to reflect the disallowed loss.
In general, U.S. non-corporate (including individual) stockholders are subject to a maximum U.S. federal income tax rate of either 15% or 20% (depending on whether such U.S. stockholder’s income exceeds certain threshold amounts) on their net capital gain, i.e., the excess of realized net long-term capital gain over realized net short-term capital loss for a taxable year, including a long-term capital gain derived from an investment in our shares of common stock. Such rate is lower than the maximum federal income tax rate on ordinary income currently payable by individuals. An additional 3.8% Medicare tax will be imposed on certain net investment income (including ordinary dividends and capital gain distributions received from us and net gains from redemptions or other taxable dispositions of our shares) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceed certain threshold amounts. Corporate U.S. stockholders currently are subject to U.S. federal income tax on net capital gain at the maximum 21% rate also applied to ordinary income. U.S. non-corporate stockholders with net capital losses for a taxable year (i.e., net capital losses in excess of net capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each taxable year; any net capital losses of a U.S. non-corporate stockholder in excess of $3,000 generally may be carried forward and used in subsequent taxable years as provided in the Code. U.S. corporate stockholders generally may not deduct any net capital losses for a taxable year, but may carryback such losses for three taxable years or carry forward such losses for five taxable years.
We (or if a U.S. stockholder holds shares through an intermediary, such intermediary) will provide each of our U.S. stockholders, as promptly as possible after the end of each calendar year, a notice detailing, on a per share and per distribution basis, the amounts includible in such U.S. stockholder’s taxable income for such year as ordinary income and as long-term capital gain. In addition, the U.S. federal tax status of each calendar year’s distributions generally will be reported to the IRS. Such distributions may also be subject to additional state, local and foreign taxes depending on a U.S. stockholder’s particular situation. Such distributions generally will not be eligible for the dividends-received deduction otherwise available to certain U.S. corporations or the lower U.S. federal income tax rates applicable to certain qualified dividends.
The Code requires reporting of adjusted cost basis information for covered securities, which generally include shares of a RIC acquired after January 1, 2012, to the IRS and to taxpayers. Stockholders should contact their financial intermediaries with respect to reporting of cost basis and available elections for their accounts.
We will treat preferred stock as our equity for U.S. federal income tax purposes. Stockholders should be aware that the IRS could assert a contrary position — meaning that the IRS could attempt to classify preferred stock as debt. If the IRS prevailed on such a position, dividends paid by us on preferred stock (including dividends already paid) would be treated as interest payments.
If a U.S. stockholder recognizes a loss with respect to shares of our common stock of $2.0 million or more for a non-corporate stockholder or $10.0 million or more for a corporate stockholder, the stockholder must file with the IRS a disclosure statement on Form 8886. Direct stockholders of portfolio securities are in many cases exempted from this reporting requirement, but under current guidance, stockholders of a RIC are not exempted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. U.S. stockholders should consult their tax advisors to determine the applicability of these regulations in light of their specific circumstances.
We may be required to withhold U.S. federal income tax, or backup withholding, currently at a rate of 24%, from all distributions to any U.S non-corporate stockholder (1) who fails to furnish us with a correct taxpayer identification number or a certificate that such stockholder is exempt from backup withholding or (2) with respect to whom the IRS notifies us that such stockholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Any amount withheld under backup withholding is allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability, provided that proper information is provided to the IRS.
Taxation of Non-U.S. Stockholders
This subsection applies to Non-U.S. stockholders only. If you are not a Non-U.S. stockholder, this subsection does not apply to you and you should refer to “Taxation of U.S. Stockholders,” above.
Whether an investment in the shares of our common stock is appropriate for a Non-U.S. stockholder will depend upon that person’s particular circumstances. An investment in the shares of our common stock by a Non-U.S. stockholder may have adverse tax consequences. Non-U.S. stockholders should consult their tax advisors before investing in our common stock.
Subject to the discussion in “Foreign Account Tax Compliance Act,” below, distributions of our “investment company taxable income” to Non-U.S. stockholders (including interest income, net short-term capital gain or foreign-source dividend and interest income, which generally would be free of withholding if paid to Non-U.S. stockholders directly) will be subject to withholding of U.S. federal tax at a 30% rate (or lower rate provided by an applicable treaty) to the extent of our current and accumulated earnings and profits unless the distributions are effectively connected with a U.S. trade or business of the Non-U.S. stockholder, in which case the distributions will generally be subject to U.S. federal income tax at the rates applicable to United States persons. In that case, we will not be required to withhold U.S. federal tax if the Non-U.S. stockholder complies with applicable certification and disclosure requirements. Special certification requirements apply to a Non-U.S. stockholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisors.
Subject to the discussion in “Foreign Account Tax Compliance Act,” below, properly reported dividends received by a Non-U.S. stockholder generally are exempt from U.S. federal withholding tax when they (1) are paid in respect of our “qualified net interest income” (generally, our U.S. source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which we are at least a 10% stockholder, reduced by expenses that are allocable to such income), or (2) were paid in connection with our “qualified short-term capital gains” (generally, the excess of our net short-term capital gain over our long-term capital loss for such taxable year). There can be no assurance that we will report all, some or none of our potentially eligible dividends as such qualified net interest income or as qualified short-term capital gains, or treat such dividends, in whole or in part, as ineligible for this exemption from withholding. In order to qualify for this exemption from withholding, a Non-U.S. stockholder must comply with applicable certification requirements relating to its non-U.S. status (including, in general, furnishing an IRS Form W-8BEN, or other U.S. nonresident withholding tax certification form (as discussed below), or an acceptable substitute or successor form). In the case of shares held through an intermediary, the intermediary could withhold even if we report the payment as qualified net interest income or qualified short-term capital gain. Non-U.S. stockholders should contact their intermediaries with respect to the application of these rules to their accounts.
Actual or deemed distributions of our net capital gains to a Non-U.S. stockholder, and gains realized by a Non-U.S. stockholder upon the sale of our common stock, will not be subject to U.S. federal withholding tax and generally will not be subject to U.S. federal income tax unless the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the Non-U.S. stockholder and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. stockholder in the United States or, in the case of an individual Non-U.S. stockholder, the stockholder is present in the United States for 183 days or more during the year of the sale or capital gain dividend and certain other conditions are met.
If we distribute our net capital gains in the form of deemed rather than actual distributions (which we may do in the future), a Non-U.S. stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the stockholder’s allocable share of the tax we pay on the capital gains deemed to have been distributed. In order to obtain the refund, the Non-U.S. stockholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the Non-U.S. stockholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return. For a corporate Non-U.S. stockholder, distributions (both actual and deemed), and gains realized upon the sale of our common stock that are effectively connected with a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable treaty).
A Non-U.S. stockholder who is a non-resident alien individual, and who is otherwise subject to withholding of U.S. federal income tax, may be subject to information reporting and backup withholding of U.S. federal income tax on dividends unless the Non-U.S. stockholder provides us or the dividend paying agent with a U.S. nonresident withholding tax certification form (e.g., an IRS Form W-8BEN or an acceptable substitute form) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. stockholder or otherwise establishes an exemption from backup withholding.
An investment in shares by a non-United States person may also be subject to U.S. federal estate tax. Non-United States persons should consult their own tax advisors with respect to the U.S. federal income tax, U.S. federal estate tax, withholding tax, and state, local and foreign tax consequences of acquiring, owning or disposing of our common stock.
Foreign Account Tax Compliance Act
We are required to withhold U.S. tax (at a 30% rate) on payments of taxable dividends made to certain non-U.S. entities that fail to comply (or be deemed compliant) with extensive reporting and withholding requirements designed to inform the U.S. Department of the Treasury of U.S.-owned foreign investment accounts. The information required to be reported includes the identity and taxpayer identification number of each account holder and transaction activity within the holder’s account. Stockholders may be requested to provide additional information to us to enable us to determine whether such withholding is required.
State and Local Taxes
We may be subject to state or local taxes in jurisdictions in which we are deemed to be doing business. In those states or localities, our entity-level tax treatment and the treatment of distributions made to stockholders under those jurisdictions’ tax laws may differ from the treatment under the Code. Accordingly, an investment in our shares of common stock may have tax consequences for stockholders that are different from those of a direct investment in our portfolio investments. Stockholders are urged to consult their own tax advisers concerning state and local tax matters.

PLAN OF DISTRIBUTION
We may offer, from time to time, in one or more offerings or series, up to $389,266,000 of our common stock, preferred stock, debt securities, subscription rights to purchase shares of our common stock or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities in one or more underwritten public offerings, at-the-market offerings, negotiated transactions, block trades, best efforts or a combination of these methods. In addition, this prospectus relates to 10,530,000 shares of our common stock that may be sold by the selling stockholders identified under “Selling Stockholders.” We or the selling stockholders may sell the securities through underwriters or dealers, directly to one or more purchasers, including existing stockholders in a rights offering, through agents or through a combination of any such methods of sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. A prospectus supplement or supplements will also describe the terms of the offering of the securities, including: the purchase price of the securities and the proceeds, if any, we will receive from the sale; any over-allotment options under which underwriters may purchase additional securities from us; any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation; the public offering price; any discounts or concessions allowed or re-allowed or paid to dealers; and any securities exchange or market on which the securities may be listed. Only underwriters named in the prospectus supplement will be underwriters of the securities offered by such prospectus supplement.
The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, or at negotiated prices; provided, however, that the offering price per share of our common stock, less any underwriting commissions or discounts, must equal or exceed the NAV per share of our common stock at the time of the offering except (1) in connection with a rights offering to our existing stockholders, (2) offerings completed within one year of the receipt of consent of the majority of our common stockholders or (3) under such circumstances as the SEC may permit. The price at which securities may be distributed may represent a discount from prevailing market prices.
In connection with the sale of the securities, underwriters or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Our common stockholders will indirectly bear such fees and expenses as well as any other fees and expenses incurred by us in connection with any sale of securities. In some cases, the Investment Adviser may pay all or a portion of such fees and expenses, in which case such fees and expenses will not be borne by our common stockholders. Underwriters may sell the securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions they receive from us and any profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified and any such compensation received from us will be described in the applicable prospectus supplement. The maximum aggregate commission or discount to be received by any member of the Financial Industry Regulatory Authority or independent broker-dealer will not be greater than 8% of the gross proceeds of the sale of securities offered pursuant to this prospectus and any applicable prospectus supplement. We may also reimburse the underwriter or agent for certain fees and legal expenses incurred by it.
Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on the NASDAQ Global Select Market may engage in passive market making transactions in our common stock on the NASDAQ Global Select Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of our common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.
We or the selling stockholders may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.
Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no trading market, other than our common stock, which is traded on the NASDAQ Global Select Market. We may elect to list any other class or series of securities on any exchanges, but we are not obligated to do so. We cannot guarantee the liquidity of the trading markets for any securities.
Under agreements that we may enter, underwriters, dealers and agents who participate in the distribution of shares of our securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.
If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase our securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of our securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.
We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.
In order to comply with the securities laws of certain states, if applicable, our securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers.

CUSTODIAN, TRANSFER AND DISTRIBUTION PAYING AGENT AND REGISTRAR
Our securities are held under a custody agreement with The Bank of New York Mellon. The principal address of the custodian is One Wall Street, New York, New York 10286. American Stock Transfer & Trust Company, LLC acts as our transfer agent, distribution paying agent and registrar. The principal business address of American Stock Transfer & Trust Company, LLC is 6201 15th Avenue, Brooklyn, New York 11219.
LEGAL MATTERS
Certain legal matters regarding the securities offered by this prospectus will be passed upon for WhiteHorse Finance by Dechert LLP, Boston, Massachusetts. Dechert LLP also represents the Adviser. Certain legal matters in connection with a particular offering will be passed upon for the underwriters, if any, by the counsel named in the applicable prospectus supplement.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Crowe LLP, located at 488 Madison Avenue, Floor 3, New York, New York 10022, an independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018, appearing in our Annual Report on Form 10-K for the year ended December 31, 2018. We have incorporated by reference our consolidated financial statements in reliance on Crowe LLP’s report, given on their authority of said firm as experts in accounting and auditing. The senior securities table of the Company included in this prospectus and elsewhere in the registration statement has been included in reliance upon the report of Crowe LLP, an independent registered public accounting firm, as stated in their report appearing herein.
INCORPORATION BY REFERENCE
This prospectus is part of a registration statement that we have filed with the SEC. Pursuant to the Small Business Credit Availability Act, we are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.
We incorporate by reference the documents listed below and any future filings (including those made after the date of the filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement) we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the termination of the offering of the securities covered by this prospectus. However, information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference:
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our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 14, 2019;

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our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019, filed with the SEC on May 10, 2019;

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our Current Reports on Form 8-K (other than information furnished rather than filed in accordance with SEC rules) filed with the SEC on January 18, 2019, February 8, 2019 and April 16, 2019; and

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The description of our Common Stock referenced in our Registration Statement on Form 8-A (No. 001-35752), as filed with the SEC on December 4, 2012, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of the common stock registered hereby.

To obtain copies of these filings, see “Additional Information.”

ADDITIONAL INFORMATION
This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or other document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.
We file with or submit to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. We maintain a website at www.whitehorsefinance.com and make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through our website. Information contained on our website is not incorporated into this prospectus or any prospectus supplement, and you should not consider information on our website to be part of this prospectus. You may also obtain such information by contacting us, in writing at: 1450 Brickell Avenue, 31st Floor, Miami, Florida 33131, Attention: Investor Relations, or by telephone at (305) 381-6999. The SEC maintains a website that contains reports, proxy and information statements and other information we file with the SEC at www.sec.gov.

1,900,000 Shares
WHITEHORSE FINANCE, INC.
Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers
Raymond James	Deutsche Bank Securities	Keefe, Bruyette & Woods
A Stifel Company
Co-Managers
B. Riley SecuritiesLadenburg ThalmannOppenheimer & Co.Hovde Group, LLC
The date of this prospectus supplement is October 21, 2021